UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a–101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DynCorp International Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DynCorp International Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

(571) 722–0210

May 17, 2010

Dear Stockholder:

On behalf of the Board of Directors, which we refer to as the Board, of DynCorp International Inc., which we refer to as the Company, I would like to invite you to attend a special meeting of stockholders of the Company, which we refer to as the Special Meeting, which will be held on June 29, 2010, at 11 a.m., Eastern Time, at the Millennium Broadway Hotel New York, 145 West 44th Street, New York, NY, 10036.

On April 11, 2010, the Company entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with Delta Tucker Holdings, Inc., which we refer to as Parent, and Delta Tucker Sub, Inc., which we refer to as Merger Sub, pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, but as a wholly-owned subsidiary of Parent, which we refer to as the Merger. Parent and Merger Sub are entities created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management, L.P., a private investment firm. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement as such agreement may be amended from time to time. We are also asking that you grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement. The proxy statement accompanying this letter is furnished in connection with the solicitation of proxies by the Board to be used at the Special Meeting.

If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $17.55 in cash, without interest and less any applicable withholding taxes, for each share of our Class A common stock, par value $0.01 per share, which we refer to as the Common Stock, owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 49% to the closing price of our Common Stock of $11.75 on April 9, 2010, the last trading day prior to public announcement of the execution of the Merger Agreement.

The Board has determined that the Merger Agreement and the terms and conditions of the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Special Meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or telephone or attend the Special Meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement. Only stockholders who owned shares of Common Stock at the close of business on May 24, 2010, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. To vote your shares, you may return your proxy card, submit a proxy via the Internet or telephone or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares via the Internet or telephone or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock “FOR” the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

Stockholders of the Company who do not wish to vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of Common Stock, please call Georgeson Inc., the Company’s proxy solicitor, toll-free at (866) 482–4931 (banks, brokerage firms or other nominees please call (212) 440–9800).

Thank you for your support of the Company.

Sincerely,

William L. Ballhaus

President and Chief Executive Officer

This proxy statement is dated May 17, 2010, and is first being mailed to our stockholders on or about May 17, 2010.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia 22042

(571) 722–0210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time/Date:	June 29, 2010, at 11 a.m., Eastern Time

Place:	The Millennium Broadway Hotel New York, 145 West 44th Street, New York, NY, 10036

Items of Business:

1.      To consider and vote upon the adoption of the Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated as of April 11, 2010, as it may be amended from time to time, by and among DynCorp International Inc., which we refer to as the Company, Delta Tucker Holdings, Inc., a Delaware corporation, which we refer to as Parent, and Delta Tucker Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. Parent and Merger Sub are entities created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management, L.P., a private investment firm. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote upon the adjournment of the special meeting of stockholders, which we refer to as the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

3.      To transact any other business that may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, by or at the direction of the Board of Directors of the Company, which we refer to as the Board.

Record Date:	Only stockholders of record at the close of business on May 24, 2010, are entitled to notice of, and to vote at, the Special Meeting or at any adjournment or postponement of the Special Meeting. All stockholders of record are cordially invited to attend the Special Meeting in person.

Proxy Voting:	Your vote is very important, regardless of the number of shares of Class A common stock of the Company, par value $0.01 per share, which we refer to as our Common Stock, you own. To vote your shares, you may return your proxy card, submit a proxy via the Internet or telephone or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares via the Internet or telephone or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope. If you fail to return your proxy card, fail to submit your proxy by phone or over the Internet or fail to vote in person, your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Vote Required to Approve each Item of Business:	1. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

2.      The adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the adoption of the Merger Agreement, requires, in the absence of a quorum, the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal, either in person or by proxy.

Recommendation of the Board of Directors:	The Board has determined that the Merger Agreement and the merger of Merger Sub with and into the Company, which we refer to as the Merger, contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Attendance at the Special Meeting:	Only stockholders of record or their duly authorized proxies have the right to attend the Special Meeting. To gain admittance, you must present valid identification containing a photograph, such as a driver’s license or passport. If you are a beneficial owner but not the record owner of the Common Stock (your shares are held through a bank, brokerage firm or other nominee), please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and similar electronic devices will not be permitted at the Special Meeting.

Mailing Date:	These proxy materials are first being mailed to our stockholders on or about May 17, 2010.

Appraisal:	Stockholders of the Company who do not wish to vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Gregory S. Nixon

Senior Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Dated May 17, 2010

Falls Church, Virginia

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Limited Guarantee
Annex D	Voting Agreement
Annex E	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

Below is a summary of (i) the terms of the proposed merger between DynCorp International Inc., which we refer to as the Company, we or us, and Delta Tucker Sub, Inc., a Delaware corporation, which we refer to as Merger Sub, a wholly-owned subsidiary of Delta Tucker Holdings, Inc., a Delaware corporation, which we refer to as Parent, pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into the Company, which we refer to as the Merger, and (ii) the other transactions contemplated by the Agreement and Plan of Merger, dated as of April 11, 2010, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, which we refer to as the Merger Agreement. This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Merger or the terms described below, you should read this entire proxy statement and its annexes carefully, as well as those additional documents to which we refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement by following the instructions set forth in the section entitled “Where You Can Find More Information” in this proxy statement.

Parties to the Merger (Page 24)

DynCorp International Inc.

We are a Delaware corporation that is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. We operate major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. Through our predecessor companies, we have provided essential services to numerous U.S. government departments and agencies since 1951.

Delta Tucker Holdings, Inc.

Parent was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Parent is a Delaware corporation controlled by funds and accounts affiliated with Cerberus Capital Management, L.P., which we refer to as Cerberus. Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Upon completion of the proposed Merger, the Company will be a direct wholly-owned subsidiary of Parent.

Delta Tucker Sub, Inc.

Merger Sub is a Delaware corporation that is a wholly-owned subsidiary of Parent, and was formed on behalf of funds and accounts affiliated with Cerberus solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon completion of the proposed Merger, Merger Sub will cease to exist.

The Merger (Page 24)

The Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into the Company and the Company will cease to be an independent publicly-traded company and will instead be a wholly-owned subsidiary of Parent. We currently expect to complete the Merger during the third or fourth calendar quarter of 2010, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived, although it is possible that the Merger may be completed as early as the end of June 2010. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The Merger Consideration (Page 24)

In the Merger, each share of Class A common stock of the Company, par value $0.01 per share, which we refer to as our Common Stock, (except for certain shares owned by Parent, the Company and certain of their respective subsidiaries, and shares owned by stockholders who have properly demanded appraisal rights) outstanding immediately prior to the Effective Time will be converted into the right to receive $17.55 in cash, which we refer to as the Per Share Merger Consideration, without interest, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of The Board (Page 34)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board,” the Board of Directors of the Company, which we refer to as the Board, (i) determined that the Merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved that the Merger Agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that our stockholders vote to adopt the Merger Agreement.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger.”

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting of Stockholders, which we refer to as the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Opinion of Goldman, Sachs & Co. (Page 39)

Goldman Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Company’s Board that, as of April 11, 2010, and based upon and subject to the factors and assumptions set forth therein, the $17.55 per share of Common Stock to be paid in cash to the holders (other than Parent and its affiliates) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 11, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $13.2 million, all of which is payable upon consummation of the Merger.

Financing of the Merger (Page 48)

We anticipate that the total funds needed to complete the Merger, including the funds needed to:

•	pay our stockholders (and holders of our restricted stock units, which we refer to as RSUs) the amounts due to them under the Merger Agreement;

•	repay or refinance certain existing indebtedness of the Company;

•

pay related fees and expenses (including original issue discount and costs related to the retirement of certain existing indebtedness) in connection with the transactions contemplated by the Merger Agreement; and

•	pay accrued interest,

will be approximately $1.7 billion. We expect this amount to be funded through a combination of:

•	equity financing of approximately $591.6 million to be provided by Cerberus Series Four, LLC, which we refer to as Cerberus Guarantor;

•	$565 million in senior secured credit facilities;

•	the issuance of $455 million in principal amount of senior unsecured notes (supplemented, if some or all of those notes cannot be sold at closing, by a senior unsecured term loan facility); and

•	approximately $69 million of cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Parent has substantially less net proceeds from the equity and debt financings than we currently expect. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay a fee of $100 million or, if the Company establishes in accordance with the Merger Agreement that Parent or Merger Sub has committed a willful breach of the Merger Agreement, liquidated damages of $300 million to the Company, in each case, as described under “The Merger Agreement—Termination Fees.” That obligation is guaranteed by Cerberus Guarantor.

Equity Financing (Page 49)

Parent has entered into a letter agreement, dated April 11, 2010, with Cerberus Guarantor, which we refer to as the Equity Commitment Letter, pursuant to which Cerberus Guarantor has committed to make or secure capital contributions to purchase or cause to be purchased shares of capital stock of Parent for an aggregate amount of $591.6 million.

The funding of financing contemplated by the Equity Commitment Letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement and the substantially contemporaneous funding of the debt financing pursuant to its terms and conditions or any alternative financing that Parent and Merger Sub are required to accept pursuant to the Merger Agreement. The Company is a third party beneficiary of the Equity Commitment Letter to the extent that the Company seeks specific performance of Parent’s obligation to cause Cerberus Guarantor to fund its equity commitment in certain limited circumstances in accordance with the terms of the Merger Agreement.

Debt Financing (Page 49)

In connection with the entry into the Merger Agreement, Parent and Merger Sub received the Debt Commitment Letter, dated April 11, 2010, which we refer to as the Debt Commitment Letter, from Bank of

America, N.A., Banc of America Bridge, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., which we refer to collectively as the Lenders, providing for (a) up to $715 million in senior secured credit facilities (comprised of a term loan facility of up to $565 million and a revolving credit facility of up to $150 million) and (b) up to $455 million in senior unsecured bridge loans (which would be utilized by Merger Sub in the event it could not sell the full amount of $455 million in senior unsecured notes on or prior to the closing of the Merger). The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions, including the adoption of the Merger Agreement by the Company’s stockholders, which are further described under the section entitled “The Merger—Financing of the Merger.” The final termination date for the Debt Commitment Letter is the same as under the Merger Agreement.

Limited Guarantee (Page 52)

Concurrently with the execution of the Merger Agreement, Cerberus Guarantor delivered a guarantee in favor of the Company, dated April 11, 2010, which we refer to as the Limited Guarantee, guaranteeing, subject to the terms and conditions contained therein, the payment of certain payment obligations that may be owed by Parent pursuant to the Merger Agreement, including the obligation to pay a reverse termination fee of $100 million to the Company and the obligation to pay liquidated damages of $300 million to the Company if the Company establishes in accordance with the Merger Agreement that Parent or Merger Sub has committed a willful breach of the Merger Agreement, as and when due. See the section entitled “The Merger Agreement—Termination Fees.” A copy of the Limited Guarantee is attached to this proxy statement as Annex C and incorporated by reference herein.

Interests of Certain Persons in the Merger (Page 53)

When considering the recommendation by the Board, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out at the Effective Time of all RSUs held by our directors and executive officers immediately prior to the Effective Time;

•

pursuant to employment agreements with our executive officers, the payment of severance payments (including, if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance payments) and pro-rated 2011 annual bonuses in connection with any termination of employment that may occur in connection with the Merger;

•	the payment to two of our executive officers of retention bonuses in an aggregate amount of $800,000 in connection with the consummation of the Merger;

•	the receipt by the independent directors on the M&A Committee of certain fees for their respective services with the M&A Committee; and

•

the assumption by Parent and the surviving corporation of all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of our directors and executive officers occurring at or prior to the Effective Time, as well as certain obligations with respect to director and officer liability insurance.

For a discussion of these interests, see the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Regulatory Approvals to be Obtained in Connection with the Merger (Page 57)

Mergers and acquisitions that may have an impact on competition in the United States are subject to review by the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the U.S. Federal Trade Commission, which we refer to as the FTC, to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, by the FTC, which we refer to as the HSR Act, the Merger may not be completed until notification and report forms have been filed with the DOJ and the FTC, and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed notification report forms with the DOJ and the FTC on April 30, 2010. Early termination of the waiting period under the HSR Act was not requested.

Material U.S. Federal Tax Consequences of the Merger (Page 58)

The exchange of shares of our Common Stock for cash pursuant to the Merger will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) and who receive the $17.55 Per Share Merger Consideration in exchange for their shares of Common Stock will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and their adjusted tax basis in their shares of Common Stock.

You should read “The Merger—Material U.S. Federal Tax Consequences of the Merger” for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the $17.55 Per Share Merger Consideration in exchange for shares of our Common Stock pursuant to the Merger.

Appraisal Rights of Existing Stockholders (Page 59)

Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, stockholders are entitled to appraisal rights in connection with the Merger, provided that such stockholders must not vote or submit a proxy in favor of the adoption of the Merger Agreement, must submit a written demand for appraisal prior to the stockholder vote on the adoption of the Merger Agreement and must meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of Common Stock determined by the Delaware Court of Chancery, which we refer to as the Delaware Court, and to receive payment based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand of appraisal to the Company before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See the section entitled “The Merger—Appraisal Rights” and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex E to this proxy statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Litigation Relating to the Merger (Page 64)

On April 16, 2010, a putative class action complaint was commenced against us, our directors, Cerberus, Parent and Merger Sub in the Delaware Court. In this action, captioned Shawn K. Naito v. DynCorp

International Inc. et al., C.A. No. 5419–VCS, the plaintiff purports to bring the action on behalf of the public stockholders of the Company, and seeks, among other things, equitable relief, to enjoin the consummation of the Merger, and fees and costs. Plaintiff alleges in the complaint that our directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration is unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders. The complaint further alleges that Cerberus, Parent and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On May 7, 2010, we filed an answer that denied the material substantive allegations of the complaint. On May 10, 2010, Cerberus, Parent and Merger Sub filed an answer that denied the material substantive allegations of the complaint. On May 14, 2010, plaintiff filed a motion to amend its complaint to assert certain alleged failures of disclosure in the Company’s preliminary proxy statement previously filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC. The proposed amended complaint continues to challenge the Board’s discharge of its fiduciary duties in connection with the negotiation of the Merger.

On April 30, 2010, we, our directors, Parent and Merger Sub were named as defendants in a putative class action complaint, captioned Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, filed in the U.S. District Court in the Eastern District of Virginia. In the complaint, the plaintiff purports to represent a class of stockholders and seeks, among other things, equitable relief, including to enjoin us, Parent and Merger Sub from consummating the Merger, in addition to fees and costs. Plaintiff alleges in the complaint that our directors breached their fiduciary duties by, among other things, failing to engage in an honest and fair sale process. The complaint further alleges that the Company, Parent and Merger Sub aided and abetted the directors’ purported breaches.

The Company believes that the claims asserted in the Naito and Meehan actions are without merit.

The Merger Agreement (Page 65)

Treatment of Common Stock and Restricted Stock Units (Page 66)

•

Common Stock. At the Effective Time, each share of Common Stock outstanding immediately prior thereto (except for certain shares held by Parent, the Company and certain of their subsidiaries, and shares held by stockholders who have properly demanded appraisal rights) will convert into the right to receive the Per Share Merger Consideration of $17.55 in cash, without interest, less any applicable withholding taxes.

•

Restricted Stock Units. At the Effective Time, each RSU outstanding immediately prior thereto will fully vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Per Share Merger Consideration without interest, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page 74)

The Merger Agreement provides that until 12:01 a.m., New York time, on May 9, 2010, we were permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. After 12:01 a.m., New York time, on May 9, 2010, and until the Effective Time, we are not permitted to initiate, solicit or encourage any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal, and we are required to immediately cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 12:01 a.m., New York time, on May 9, 2010, and before the time our stockholders adopt the Merger Agreement, respond to an unsolicited bona fide acquisition proposal made or renewed after that time or engage in discussions or negotiations with the person making such unsolicited acquisition proposal. At any time before the Merger Agreement is adopted by our stockholders, if the Board determines that an acquisition proposal constitutes a superior proposal, we may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement relating to such superior proposal, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a $30 million termination fee to Parent. See the section entitled “The Merger Agreement—Termination Fees.”

Conditions to the Merger (Page 79)

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of required antitrust approvals (or termination or expiration of applicable waiting periods), the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. See the section entitled “The Merger Agreement—Conditions to the Merger.”

Termination (Page 80)

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

•	by either Parent or the Company, if:

•

the Merger shall not have been consummated by October 11, 2010 (provided that if the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been earlier terminated by such date, but all other conditions to closing shall have been satisfied by such date, Parent may extend such date by up to three months if Parent provides written notice to the Company, so long as the failure of the Merger to have been consummated by October 11, 2010, was not primarily due to Parent’s failure to perform any of its obligations under the Merger Agreement ) (October 11, 2010, as such date may be extended in accordance with the parenthetical above, is referred to herein as the termination date), so long as the failure of the Merger to be consummated was not principally caused by the terminating party;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the Merger Agreement at such meeting or any adjournment or postponement of such meeting; or

•

a law or an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger has become final and non-appealable (but this right to terminate will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily due to the failure of such party to perform its obligations under the Merger Agreement).

•	by the Company:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, if (i) the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the Merger Agreement we enter into an alternative acquisition agreement with respect to a superior proposal, and (iii) we pay Parent the $30 million termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right to terminate the Merger Agreement will not be available to us unless we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the Merger Agreement, prior to terminating the Merger Agreement we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement as would permit us, consistent with our fiduciary obligations under applicable law, not to terminate the Merger Agreement and enter into such alternative acquisition agreement with respect to such superior proposal, and the Board considers in good faith any changes to the Merger Agreement, the commitment letters and the Limited Guarantee offered in writing by Cerberus Guarantor in a manner that would form a contract if accepted by the Company and the Board determines, after consultation with its outside financial advisor and outside legal counsel, that (i) failure to withdraw its recommendation of the Merger would likely be inconsistent with its fiduciary duties under applicable law and (ii) the proposal contemplated by the alternative acquisition agreement would still constitute a superior proposal if such changes were given effect); but we will not have this termination right with respect to any superior proposal unless we have complied in all respects (other than an immaterial and unintentional breach) with our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals”;

•

at any time prior to the Effective Time, if there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, which breach would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub under the Merger Agreement (other than any failure that would not be reasonably likely to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the Merger) or compliance in all material respects by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of our representations and warranties under the Merger Agreement or compliance in all material respects with our obligations under the Merger Agreement not being satisfied); or

•

only on or after the first business day immediately preceding the termination date, if (x) Parent’s and Merger Sub’s closing conditions and all mutual closing conditions in the Merger Agreement discussed under “The Merger Agreement—Conditions to the Merger” are satisfied (other than those that have not been satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) and (y) we have complied in all material respects with our obligations under the Merger Agreement discussed under “The Merger Agreement—Financing Covenant; Company Cooperation” (provided that we will not have this right to terminate if we are then in breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in Parent’s and Merger Sub’s closing conditions not being satisfied; and provided, further, that if, prior to the first business day immediately preceding the termination date, Parent or Merger Sub shall have materially breached a representation, warranty or covenant or other agreement set forth in the Merger Agreement and the Company shall have delivered written notice to Parent in respect of such breach and such breach cannot be cured by Parent or Merger Sub within 30 calendar days following the receipt of such written notice or, if capable of being cured, has not been cured within 30 calendar days following the receipt of such written notice, then we may exercise this termination right at any time prior to the Effective Time).

•	by Parent, if:

•	at any time prior to the adoption of the Merger Agreement by our stockholders:

•	the Board withholds, withdraws, qualifies or modifies (or publicly proposes to do so) its recommendation to our stockholders to approve the proposal to adopt the Merger Agreement;

•	the Board approves or recommends or otherwise declares advisable to our stockholders another acquisition proposal;

•

the Board fails to include its recommendation of the Merger in this proxy statement or fails to have recommended against any publicly announced acquisition proposal and to have reaffirmed its recommendation of the adoption of the Merger Agreement within ten business days following the public announcement of such acquisition proposal (and in any event at least two business days prior to the stockholders meeting to vote on the Merger);

•	the Company enters into an alternative acquisition agreement; or

•	the Company or the Board publicly announces its intention to do any of the foregoing;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement, which breach would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company under the Merger Agreement or compliance in all material respects by the Company with its obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of the representations and warranties of Parent and Merger Sub under the Merger Agreement or compliance in all material respects with their obligations under the Merger Agreement not being satisfied); or

•

at any time prior to the adoption of the Merger Agreement by our stockholders, we have materially breached or failed to perform in any material respect our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals,” which breach or failure to perform cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of the representations and warranties of Parent and Merger Sub under the Merger Agreement or compliance in all material respects with their obligations under the Merger Agreement not being satisfied).

Termination Fees (Page 83)

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees”:

•

the Company may be obligated to reimburse Parent and Merger Sub for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to an aggregate of $12 million;

•	Parent may be obligated to reimburse the Company for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to an aggregate of $12 million;

•	the Company may be obligated to pay Parent a termination fee of $30 million;

•	Parent may be obligated to pay the Company a termination fee of $100 million, which obligation Cerberus Guarantor has agreed to guarantee pursuant to the Limited Guarantee; or

•

Parent or the Company may be obligated to pay the other liquidated damages of $300 million upon termination of the Merger Agreement if the party seeking to terminate the Merger Agreement establishes that the other party or parties, as the case may be, has committed a willful breach of the Merger Agreement, as defined therein. Should Parent be required to pay us such liquidated damages, Parent’s obligation to do so has been guaranteed by Cerberus Guarantor under the Limited Guarantee.

Remedies (Page 85)

Our receipt of a termination fee in the amount of $100 million or liquidated damages in the amount of $300 million and certain reimbursement and indemnification payments from Parent and the guarantee thereof by Cerberus Guarantor, will, subject to certain specific performance rights described below, be our sole and exclusive remedy for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated against the equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Cerberus Guarantor, Parent, Merger Sub or any of their respective stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, affiliates, agents or assignees. Subject to the specific performance rights described below, the maximum liability of Parent, Merger Sub, Cerberus Guarantor and any of their respective related parties for monetary damages to the Company under or in respect of the Merger Agreement or the transactions contemplated thereby (including, without limitation, under the Limited Guarantee) is $300 million under any theory, including in the event we establish in accordance with the Merger Agreement that Parent or Merger Sub has committed a willful breach of the Merger Agreement.

Our payment of a termination fee in the amount of $30 million or liquidated damages in the amount of $300 million (if Parent establishes in accordance with the Merger Agreement that we have committed a willful breach of the Merger Agreement) will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub, Cerberus Guarantor and their respective affiliates against the Company, our subsidiaries and any of our respective stockholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the Merger to be consummated.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. Under certain conditions described under “The Merger Agreement—Remedies,” the Merger Agreement explicitly allows us (i) to seek specific performance of Parent’s obligation to cause the equity financing for the Merger to be funded and (ii) to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter, including by demanding Parent and/or Merger Sub to file one or more lawsuits against the sources of the debt financing.

The Voting Agreement (Page 87)

Concurrently with the execution of the Merger Agreement, DIV Holding LLC, which we refer to as DIV Holding, the largest stockholder of our Common Stock, and certain of its affiliates, entered into a Voting Agreement, dated as of April 11, 2010, with Parent and Merger Sub, which we refer to as the Voting Agreement. Veritas Capital Management L.L.C., which we refer to as Veritas Capital, through The Veritas Capital Fund II, L.P., which we refer to as Veritas Fund II, manages DIV Holding. Robert B. McKeon, Chairman of the Board, is the managing member of Veritas Capital.

Pursuant to, and subject to the terms of, the Voting Agreement, DIV Holding and certain of its affiliates committed, among other things, to vote shares representing in the aggregate 34.9% of the outstanding shares of the Common Stock held by them for the adoption of the Merger Agreement. The Voting Agreement terminates automatically upon the termination of the Merger Agreement. A copy of the Voting Agreement is attached to this proxy statement as Annex D and incorporated by reference herein.

The Rights Agreement Amendment (Page 88)

Immediately prior to the execution of the Merger Agreement, the Board approved, and the Company entered into, Amendment No. 1, which we refer to as the Rights Agreement Amendment, to the Rights Agreement, which we refer to as the Rights Agreement, dated as of May 3, 2006, by and between the Company and The Bank of New York, as rights agent, which we refer to as BONY. The Rights Agreement Amendment, among other things, permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the Rights Agreement, and provides for the termination of the Rights Agreement upon the consummation of the Merger.

Market Price of Our Common Stock (Page 90)

The closing price of our Common Stock on the New York Stock Exchange LLC, which we refer to as the NYSE, on April 9, 2010, the last trading day prior to public announcement of the execution of the Merger Agreement, was $11.75 per share. On May 14, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our Common Stock on the NYSE was $16.67 per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of the Common Stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting, Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, each of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q:	What is the proposed transaction and what effects will it have on the Company?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, our Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of the Common Stock and you will no longer have any interest in our future earnings or growth.

Q:	What will I be entitled to receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $17.55 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,755.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the surviving corporation.

Q:	What will holders of RSUs be entitled to receive in the Merger?

A:	At the Effective Time, each of the Company’s outstanding RSUs will fully vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Per Share Merger Consideration, without interest, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the market price of the Common Stock prior to the announcement of the Merger?

A:	The Per Share Merger Consideration represents a premium of approximately 49%, based on the closing trading price of our Common Stock of $11.75 on April 9, 2010, the last trading day prior to the announcement of the Merger Agreement.

Q:	When can I expect to receive the cash Per Share Merger Consideration for my shares?

After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates for the Per Share Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the exchange agent a payment of the Per Share Merger Consideration for your shares. If your shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificates with your proxy.

Q:	Will the Merger be a taxable transaction to me?

A:	Yes. The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock pursuant to the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state, local and/or foreign taxes.

Q:	How does the Board recommend that I vote?

A:	At a meeting held on April 11, 2010, the Board approved the Merger Agreement and determined that the Merger Agreement and the terms and conditions of the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Q:	What factors did the Board consider in making its recommendation?

A:	In making its recommendation, the Board took into account, among other things, the Per Share Merger Consideration to be received by holders of our Common Stock pursuant to the Merger Agreement, not only in relation to the market price as of signing and historical market prices of our Common Stock, but also in relation to the Board’s assessment of the business, competitive position and prospects of the Company, and the terms and conditions of the Merger Agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive an alternative proposal, and terminate the Merger Agreement to accept an acquisition proposal that the Board determines to be a superior offer.

Q:	Have any stockholders already agreed to vote in favor of the adoption of the Merger Agreement?

A:	Concurrently with the execution of the Merger Agreement, DIV Holding, our largest stockholder, and certain of its affiliates, entered into a Voting Agreement with Parent and Merger Sub. Pursuant to, and subject to the terms of, the Voting Agreement, DIV Holding and certain of its affiliates agreed to vote in the aggregate 19,643,000 shares of Common Stock beneficially owned by them, which represented in the aggregate 34.9% of the outstanding Common Stock of the Company as of April 11, 2010, in favor of the adoption of the Merger Agreement.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger during the third or fourth calendar quarter of 2010, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived, although it is possible that the Merger may be completed as early as the end of June 2010. If our stockholders vote to approve the proposal to adopt the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger. See the section entitled “The Merger Agreement—Conditions to The Merger.”

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted, or if the Merger is not completed for any other reason, Merger Sub will not be merged with and into the Company and our stockholders will not be entitled to receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay, or to receive from Parent, a fee with respect to the termination of the Merger Agreement and/or reimburse Parent for its expenses, as applicable, as described under the section entitled “The Merger Agreement—Termination Fees.”

Q:	Do any of our directors or executive officers have interests in the Merger that may differ from those of the stockholders generally?

A:	Certain of our executive officers currently have retention agreements with us that provides them with additional compensation in connection with the Merger. All of the Company’s then outstanding RSUs will accelerate in full in connection with the Merger. Additionally, certain executive officers’ employment agreements provide severance benefits if their employment is terminated. The Board was aware of, and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” for a description of these agreements as well as a description of other rights of our directors and executive officers that come into effect in connection with the Merger.

Q:	What regulatory approvals and filings are needed to complete the Merger?

A:	Under the HSR Act, the Merger may not be completed until notification and report forms describing the proposed Merger and other matters have been filed with the DOJ and the FTC, and the applicable waiting period has expired or been terminated. See the section entitled “The Merger—Regulatory Approvals to be Obtained in Connection with the Merger.”

Q:	Why am I receiving these proxy materials?

A:	You are receiving this proxy statement because you owned shares of our Common Stock at the close of business on May 24, 2010, which we refer to as the Record Date, and that entitles you to vote on the proposals to be considered at the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Common Stock with respect to such matters.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1.	Adoption of the Merger Agreement.

2.	Approval of any adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Q: What will constitute a quorum at the Special Meeting?

A:	Shares representing a majority of the votes entitled to be cast on a matter by all classes or series that are entitled to vote thereon and be counted together collectively, represented in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Q:	What stockholder vote is necessary to adopt the Merger Agreement?

A:	Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Common Stock, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What stockholder vote is necessary to approve the adjournment of the Special Meeting?

A:	Approval of the adjournment the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement, requires, in the absence of a quorum, the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal, either in person or by proxy.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only those stockholders who will have owned Common Stock at the close of business on May 24, 2010, the Record Date, are entitled to cast a vote on the proposals presented in this proxy statement. At the close of business on May 14, 2010, we had 56,286,196 shares of Common Stock outstanding. Each outstanding share of our Common Stock entitles its holder to one vote. The names of stockholders of record entitled to vote at the Special Meeting will be available at the Special Meeting, and for ten days prior to the Special Meeting, between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at our principal executive offices at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, by contacting the Corporate Secretary.

Q:	May I vote in person?

A:	Yes. If your shares are registered in your name, you may attend the Special Meeting and vote your shares in person, rather than signing and returning your proxy card or submitting a proxy via the Internet or telephone. If your shares are held in “street name,” you must obtain a proxy from your bank, brokerage firm or other nominee in order to attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting in person, we urge you to complete, sign, date and return the enclosed proxy or submit a proxy via the Internet or telephone to ensure that your shares will be represented at the Special Meeting.

Q:	May I submit a proxy via the Internet or telephone?

A:	If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or by voting in person at the Special Meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.proxyvote.com or telephonically by calling (800) 690–6903 up until 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

Q:	What happens if I do not return my proxy card, submit a proxy via the Internet or telephone or attend the Special Meeting and vote in person?

A:	Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Special Meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or telephone, or attend the Special Meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies. Approval of the proposal to adjourn the Special Meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement requires, in the absence of a quorum, the affirmative vote of a majority of the votes cast on the matter by holders of our Common Stock present, in person or represented by proxy, at the Special Meeting. Therefore, if you do not vote in person or by proxy and a quorum is not present, your failure to vote will have no effect on the outcome of the adjournment proposal.

Q:	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A:

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Common Stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Common Stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have an effect on the approval of the proposal to adjourn the Special Meeting.

Q:	May I revoke or change my vote?

Yes. You may revoke or change your vote at any time before your proxy card is voted at the Special Meeting. If you have sent a proxy directly to the Company, you may revoke or change your proxy by:

•	delivering written notice of such change or revocation to our Corporate Secretary on or before the business day prior to the Special Meeting;

•	delivering a new, later-dated proxy by telephone or via the Internet up until 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting;

•	delivering a written revocation or a later dated, signed proxy card to the Company at the Special Meeting prior to the taking of the vote on the matters to be considered at the Special Meeting; or

•	attending the Special Meeting and voting in person.

If you hold your shares in “street name” and have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke or change a previous vote only by following the procedures established by the bank, brokerage firm or other nominee.

Revocation of the proxy will not affect any vote previously taken. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy; you must vote in person at the Special Meeting to revoke a previously delivered proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or submit via the Internet or telephone) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares before the Special Meeting?

A:	If you transfer your shares after the Record Date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will have transferred the right to receive the Per Share Merger Consideration to be received by our stockholders pursuant to the Merger. In order to receive the Per Share Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing written instructions for exchanging your shares of our Common Stock for the Per Share Merger Consideration of $17.55 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock that you hold.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Merger Consideration for my shares of Common Stock?

A.	Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “The Merger—Appraisal Rights.”

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Georgeson Inc.

Banks, Brokerage Firms or Other Nominees Please Call: (212) 440–9800

Stockholders Please Call Toll-Free: (866) 482–4931

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this proxy statement that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs and intentions. All forward-looking statements included in this proxy statement are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10–Q and 10–K, factors and matters contained or incorporated by reference in this proxy statement, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the failure to obtain the necessary equity and debt financing pursuant to the applicable commitment letters received in connection with the Merger or the failure of such financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10–Q and 10–K (see the section entitled “Where You Can Find More Information”). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about May 17, 2010.

Date, Time and Place of the Special Meeting

The Special Meeting will be held on June 29, 2010, at 11 a.m., Eastern Time, at the Millennium Broadway Hotel New York, 145 West 44th Street, New York, NY, 10036. The date, time and place of any adjournment or postponement of the Special Meeting, if any, will be established in accordance with our governing documents and applicable law. Directions to the Special Meeting will be posted on the Investor Relations section of the Company’s website, http://www.dyn-intl.com, and may also be obtained by contacting our Corporate Secretary, in writing, at DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 or by phone at (571) 722–0210. Information on our website is not incorporated into this proxy statement.

Purpose of the Special Meeting

The purpose of the Special Meeting is for stockholders to consider and vote upon the following proposals:

1.	Adoption of the Merger Agreement.

2.	Adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon. Abstentions will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the proposal. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting, if necessary, requires, in the absence of a quorum, the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal, either in person or by proxy. Abstentions will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the proposal. If you abstain, in the absence of a quorum, it will have no effect on the outcome of the vote on the approval of the adjournment of the Special Meeting.

Voting by DIV Holding

Pursuant to, and subject to the terms and conditions of, the Voting Agreement, DIV Holding and certain of its affiliates have agreed to vote shares representing 34.9% of the outstanding shares of Common Stock held by them in favor of adoption of the Merger Agreement and against any proposal made in opposition to or in competition with the Merger and against any other proposal or action submitted for the approval of the Company’s stockholders that is or intended, or that would reasonably be expected to impede, prevent or delay the consummation of the Merger.

Recommendation of the Board

The Board has approved the Merger Agreement and determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

Record Date; Stockholders Entitled to Vote

Only those stockholders who will have owned Common Stock at the close of business on the Record Date, which is May 24, 2010, are entitled to vote at the Special Meeting. At the close of business on May 14, 2010, we had 56,286,196 shares of Common Stock outstanding entitled to cast a vote on the proposals presented in this proxy statement. Each outstanding share of our Common Stock entitles its holder to one vote.

Quorum

Shares representing a majority of the votes entitled to be cast on a matter by all classes or series that are entitled to vote thereon and be counted together collectively, represented in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Your shares will be counted for purposes of determining a quorum if you attend the Special Meeting and vote in person, or if you submit a proxy by telephone, over the internet or by submitting a properly executed proxy card by mail. Abstentions, but not broker non-votes, will be counted for determining whether a quorum is present for the Special Meeting.

How to Vote

Stockholders can vote in person at the Special Meeting or by proxy. There are three ways to submit a proxy:

•	By Telephone—call (800) 690–6903 to transmit your voting instructions;

•	By Internet—visit www.proxyvote.com and follow the on-screen instructions; or

•	By Mail—mark, sign, date and return the enclosed proxy card in the accompanying pre-paid reply envelope.

Telephone and Internet proxy submission for stockholders of record will close at 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting.

If you properly complete, sign, date and return a proxy card, your shares will be voted as you specify. However, if you sign, date and return a proxy card but do not specify a vote with respect to each proposal, your shares will be voted as the Board recommends with respect to each proposal and in the proxy’s discretion with respect to any other matter that may be properly considered at the Special Meeting.

If you are a beneficial owner (that is, your shares are held in “street name” by a bank, brokerage firm or other nominee), you will receive voting instructions or a voting information form from the holder of record. You must follow the instruction of the holder of record in order for your shares to be voted.

If you plan to attend the Special Meeting, you must present identification containing a photograph, such as a driver’s license or passport. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the Record Date prior to your being admitted to the Special Meeting. If you are not a stockholder of record, but hold shares in “street name” through a bank, brokerage firm or other nominee, you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior thereto, a copy of the voting instruction card provided to you by your bank, brokerage firm or other nominee, or other similar evidence of ownership. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder.

Broker Voting and Broker Non-Votes

Other than with respect to certain “routine” matters, banks, brokerage firms or other nominees holding shares of our Common Stock for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners, unless the banks, brokerage firms or other nominees have been given discretionary voting power by the beneficial owners. In certain circumstances, banks, brokerage firms or other nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, a bank, brokerage firm or other nominee may not vote on a proposal, which is known as a “broker non-vote.” These broker non-votes will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Proposal No. 1, adoption of the Merger Agreement, and Proposal No. 2, approval of an adjournment of the Special Meeting, are not “routine” matters. Accordingly, if voting instructions are not provided to the bank, brokerage firm or other nominee with respect to Proposal Nos. 1 and 2, the bank, brokerage firm or other nominee may not exercise discretion and is prohibited from voting the stockholder’s shares with respect to such proposal. A broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. A broker non-vote will have no effect on the proposal to approve any adjournment of the Special Meeting.

Stockholders should follow the directions provided by their banks, brokerage firms or other nominees regarding how to instruct the bank, brokerage firm or other nominee to vote their shares. Stockholders may later change or revoke the instructions given to a bank, brokerage firm or other nominee by taking the steps described in the information received from the bank, brokerage firm or other nominee.

Revocation of Proxies

Any proxy you give pursuant to this solicitation may be revoked or changed by you at any time before it is voted. Proxies may be revoked or changed as follows:

If you have sent a proxy directly to the Company, you may revoke it by:

•

delivering a written revocation of the proxy or a later dated, signed proxy card to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, on or before the business day prior to the Special Meeting;

•	delivering a new, later dated proxy by telephone or via the Internet up until 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting;

•	delivering a written revocation or a later dated, signed proxy card to the Company at the Special Meeting prior to the taking of the vote on the matters to be considered at the Special Meeting; or

•	attending the Special Meeting and voting in person.

If you hold your shares in “street name” and have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke or change a previous vote only by following the procedures established by the bank, brokerage firm or other nominee.

Revocation of the proxy will not affect any vote previously taken. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy; you must vote in person at the Special Meeting to revoke a previously delivered proxy.

Appointment of Proxy Holders; Tabulation of Proxy Votes

The Board asks each stockholder to appoint Robert B. McKeon, William L. Ballhaus and Gregory S. Nixon as proxy holders to vote their shares at the Special Meeting.

Each stockholder makes this appointment by completing and returning the enclosed proxy card or otherwise using one of the voting methods described above. If appointed, the proxy holders will vote shares as directed on the matters described in this proxy statement. In the absence of stockholder direction, the proxies will vote the shares as recommended by the Board. Unless otherwise indicated on the proxy card, a stockholder authorizes the proxy holders to vote its shares on any matters not known by the Board at the time this proxy statement was printed and which, under the Company’s Bylaws, may be properly presented for action at the Special Meeting.

A representative of Broadridge Financial Solutions, Inc., which we refer to as Broadridge, will receive and tabulate the proxies. A representative of Broadridge will act as the independent inspector of election and will certify the voting results.

Access to Proxy Materials

A copy of this proxy statement, proxy card and Notice of Special Meeting of Stockholders, which we refer to as the Notice, will be mailed to each stockholder of the Company entitled to vote at the Special Meeting. In addition, this proxy statement is available online at http://ir.dyn-intl.com/financials.cfm. The Notice contains instructions on how to access this proxy statement and our other proxy materials online and how to vote your shares.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies, to any other time and place. You should note that the Special Meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. Subject to the voting instructions given by a stockholder, the persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

Solicitation of Proxies

The Company will pay the cost of soliciting proxies, including the expenses related to the printing and mailing of this proxy statement. In addition to solicitation by mail, proxies may be solicited personally, or by telephone or other electronic means, by our directors, executive officers or other employees without additional compensation for such services. We will pay approximately $21,000, plus $5.00 per each call made to or received from stockholders of the Company, to Georgeson Inc., which we refer to as Georgeson, to assist with the solicitation of proxies. Georgeson may solicit proxies by telephone or other electronic means or in person. The Company will also reimburse Georgeson for routine out-of-pocket expenses in connection with this proxy solicitation. In addition, the Company will indemnify Georgeson against any losses arising out of the firm’s proxy soliciting services on our behalf. The Company will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the value of your shares of Common Stock determined by the Delaware Court and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement, you must not vote in favor of the proposal to adopt the Merger Agreement and you must comply with all the other requirements of the DGCL for the exercise of appraisal rights.

Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “The Merger—Appraisal Rights” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of the Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Stockholder List

A list of our stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder at the Special Meeting. For ten days prior to the Special Meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the Special Meeting between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

Questions and Additional Information

If you have questions about the matters described in this proxy statement or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson, our proxy solicitor, toll-free at (866) 482–4931 (banks, brokerage firms or other nominees call (212) 440–9800).

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

DynCorp International Inc.

We are a Delaware corporation that is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy and international development. We operate major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability and the rule of law. Through our predecessor companies, we have provided essential services to numerous U.S. government departments and agencies since 1951. We maintain our principal executive offices at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042. Our telephone number is (571) 722–0210.

Delta Tucker Holdings, Inc.

Parent was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Parent is a Delaware corporation controlled by funds and accounts affiliated with Cerberus. Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus holds controlling or significant minority interests in companies around the world. Cerberus is headquartered in New York City with affiliate and/or advisory offices in the United States, Europe, the Middle East and Asia. Upon completion of the Merger, the Company will be a direct wholly-owned subsidiary of Parent. The principal executive offices of Parent are located at 299 Park Avenue, New York, NY 10171. Parent’s telephone number is (212) 891–2100.

Delta Tucker Sub, Inc.

Merger Sub is a Delaware corporation that is a wholly-owned subsidiary of Parent, and was formed on behalf of affiliated funds and/or managed accounts of Cerberus solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at 299 Park Avenue, New York, NY 10171. Merger Sub’s telephone number is (212)  891–2100.

The Merger

If the Merger Agreement is adopted by our stockholders, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue to do business as a wholly-owned subsidiary of Parent. The Company will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

The Merger Consideration

In the Merger, each share of Common Stock (other than shares of Common Stock held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and in each case not held on behalf of third parties, shares of Common Stock held by stockholders who have properly demanded appraisal rights under the

DGCL with respect to such shares, if any, and Common Stock owned by the Company or any of its direct or indirect wholly-owned subsidiaries, which we refer to collectively as the excluded shares) outstanding immediately prior to the Effective Time will be converted into the right to receive $17.55 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

The Board and management periodically review and assess the various business trends and competitive factors of our business, including our resources, cost structure, services portfolio and overall market conditions. Additionally, the Board has from time to time discussed a variety of alternatives, including, among other things, strategies to grow our business, potential strategic transactions, as well as a potential sale of our Company. From time to time over the last few years, several parties, including Cerberus, have approached the Board and other members of our management expressing potential interest about possible strategic transactions involving the Company. Until the discussions described below, none of those approaches proceeded past preliminary conversations or involved the sharing of any non-public information.

On December 15, 2009, representatives of Goldman Sachs met with Robert B. McKeon, Chairman of the Board, and Ramzi M. Musallam, a member of the Board, to discuss potential strategic alternatives concerning the Company. Prior to the meeting, Mr. McKeon reached out to representatives of Goldman Sachs to schedule this meeting to focus on a 2009 year-end review of the Company and discuss its strategic alternatives for 2010. At this meeting, representatives of Goldman Sachs notified Messrs. McKeon and Musallam that Cerberus had recently contacted Goldman Sachs to indicate Cerberus’ potential interest in acquiring the Company.

On January 18, 2010, Mr. McKeon, William L. Ballhaus, our President and Chief Executive Officer and a member of the Board, and Mr. Musallam met with representatives of Goldman Sachs to further discuss potential strategic alternatives concerning the Company.

On January 21, 2010, a representative from Cerberus contacted Mr. McKeon and expressed Cerberus’ interest in engaging in a potential strategic transaction with the Company. Later that day, Mr. McKeon received a non-binding indication of interest from Cerberus, which we refer to as the Cerberus Indication of Interest, that contemplated an entity to be formed by Cerberus acquiring all of the outstanding capital stock of the Company for $20.00 per share by way of Merger. The Cerberus Indication of Interest was based solely on public information about the Company. Cerberus indicated that its proposal was subject to a number of customary conditions, including, among other things, satisfactory completion of a due diligence review and receipt of third-party financing to fund a portion of the Merger consideration. The Cerberus Indication of Interest stated that Cerberus contemplated effecting the transaction on a stand-alone basis or as a combination with IAP Worldwide Services, Inc., which we refer to as IAP, a portfolio company of Cerberus that is an international contractor providing global mission support for commercial industries, The Department of Defense and other U.S. government agencies. After receipt of the Cerberus Indication of Interest, Gregory S. Nixon, Senior Vice President and General Counsel of the Company, contacted Schulte Roth & Zabel LLP, our outside legal counsel, which we refer to as SRZ, to discuss various legal issues in connection with the potential exploration of strategic alternatives. Mr. McKeon scheduled a special meeting of the Corporate Governance and Nominating Committee of the Board, which we refer to as the Corporate Governance Committee, for January 22, 2010, to discuss strategic alternatives, including the Cerberus Indication of Interest.

On January 22, 2010, the Corporate Governance Committee convened a telephonic meeting to discuss the Cerberus Indication of Interest, with Mr. Musallam, Mr. Nixon, and representatives of Goldman Sachs and SRZ in attendance. Mr. McKeon described his prior discussions with Goldman Sachs. During the meeting, representatives of Goldman Sachs disclosed that Goldman Sachs has provided certain investment banking and other financial services to Cerberus and its affiliates and portfolio companies from time to time, for which Goldman Sachs’ investment banking division has received, and may receive, compensation, and that Goldman Sachs, in accordance with its internal policies, had confirmed that such services and compensation did not present a conflict of interest that would preclude Goldman Sachs from representing the Board in connection with the exploration of potential strategic alternatives, including a potential transaction with Cerberus. Mr. Nixon advised the Corporate Governance Committee of its fiduciary duties in connection with a review of strategic alternatives, including the review of the Cerberus Indication of Interest and any response thereto, and recommended that the Board engage special Delaware outside counsel to assist the Board with its exploration of strategic alternatives.

On January 23, 2010, Richards, Layton & Finger, P.A., which we refer to as RLF, was engaged to act as special Delaware outside counsel to the Board in connection with the Company’s exploration of potential strategic alternatives, including the review of the Cerberus Indication of Interest and any response thereto.

On January 25, 2010, a telephonic meeting of the Board was held, with Mr. Nixon, and representatives of SRZ and RLF in attendance. Mr. McKeon and Mr. Nixon provided an overview of the Cerberus Indication of Interest and subsequent discussions. A representative of SRZ gave a presentation on the fiduciary duties of the Board in connection with the potential exploration of strategic alternatives, including the review of the Cerberus Indication of Interest and any response thereto. The Board then discussed the exploration of potential strategic alternatives, including the possibility of reaching out to other potentially interested parties. The Board determined that for a number of reasons, including concerns regarding leaks and the possibility of greater distraction to senior management, not to actively solicit interest from other third parties at such time, but to further consider taking such action throughout the Company’s exploration of potential strategic alternatives.

On January 29, 2010, a telephonic meeting of the Board was convened, at which Mr. Nixon, Michael J. Thorne, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, and representatives of Goldman Sachs, SRZ and RLF participated. Representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the Company and certain strategic alternatives potentially available to the Company. Representatives of Goldman Sachs again disclosed that Goldman Sachs has provided certain investment banking and other financial services to Cerberus and its affiliates and portfolio companies from time to time, for which Goldman Sachs’ investment banking division has received, and may receive, compensation, and that Goldman Sachs, in accordance with its internal policies, had confirmed that such services and compensation did not present a conflict of interest that would preclude Goldman Sachs from representing the Board in connection with the exploration of potential strategic alternatives, including a potential transaction with Cerberus. Also during the meeting, the Board determined to form the M&A Committee. Mr. McKeon was appointed to serve as chairman of the M&A Committee, and Admiral Joseph W. Prueher, Charles S. Ream and Mark H. Ronald, each of whom qualify as “independent directors” under NYSE Rule 303A.02, were appointed to serve as members. The Board authorized the M&A Committee to, among other things, (i) review, evaluate and respond to, on behalf of the Board, the Cerberus Indication of Interest, (ii) review and evaluate other potential strategic alternatives and, to the extent approved by the Board, pursue one or more strategic alternatives, (iii) review and evaluate whether the Company should remain a stand-alone corporation, and (iv) recommend to the Board whether or not to pursue the Cerberus Indication of Interest and/or one or more other strategic alternatives or to remain a stand-alone corporation. At the meeting, the Board also approved the engagement of Goldman Sachs and CSP Associates, Inc., a provider of strategic advisory services with expertise in the defense sector, which we refer to as CSP, as outside financial advisors to the Board.

Later that day, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Nixon, and representatives of Goldman Sachs, SRZ and RLF participating. During the meeting, the M&A Committee authorized SRZ to send a draft confidentiality and standstill agreement, which we refer to as an NDA, to Cerberus and IAP. An NDA was executed between the Company, Cerberus and IAP on February 7, 2010. Among other things, the NDA included a standstill provision and restrictions on Cerberus’ ability for a specified period of time to contact, solicit, employ or enter into employment or consulting arrangements with any officers or employees of the Company without the Board’s prior consent, subject to certain mutually agreed upon exceptions.

Commencing January 30, 2010, and continuing through April 11, 2010, the Company, with assistance from representatives of Goldman Sachs and SRZ, populated an electronic data room to provide due diligence information to Cerberus, IAP and their representatives.

On February 5, 2010, a telephonic meeting of the Compensation Committee of the Board, which we refer to as the Compensation Committee, was convened, with Mr. Ballhaus, Mr. Nixon, and representatives of SRZ, RLF and Frederic W. Cook & Co., an outside compensation consultant, participating. During the meeting, to address any ambiguity concerning the treatment of performance units under the DynCorp International 2007 Omnibus Incentive Plan, which we refer to as the 2007 Incentive Plan, the Compensation Committee passed resolutions clarifying that all performance units issued under the Company’s 2007 Incentive Plan are a type of RSU and accordingly should be treated as such under the 2007 Incentive Plan, including in the event of a change of control transaction involving the Company.

From February 8 to February 9, 2010, representatives from each of Cerberus and IAP attended management due diligence presentations, with representatives of Goldman Sachs in attendance, at a hotel in proximity to the Company’s Virginia headquarters.

On February 15, 2010, a representative of Goldman Sachs had a discussion with Cerberus during which Cerberus indicated its intention to reduce its proposed share price from $20 per share of Common Stock (as stated in the Cerberus Indication of Interest) to $18 per share. Later that day, a telephonic meeting of the Board was convened, with Mr. Nixon and representatives of Goldman Sachs, SRZ and RLF participating. A representative of SRZ circulated in advance a draft of the Merger Agreement and a summary thereof, and then reviewed at the meeting the key terms of the draft Merger Agreement with the Board. During the meeting, representatives of Goldman Sachs informed the Board that Cerberus had indicated its intention to reduce its proposed share price from $20 per share of Common Stock to $18 per share. After discussion among the M&A Committee, the other members of the Board and representatives of Goldman Sachs, the Board instructed Goldman Sachs to (i) inform Cerberus of the Board’s view that there was inadequate justification for Cerberus to lower the $20 per share cash merger consideration referenced in the Cerberus Indication of Interest and (ii) seek confirmation from Cerberus that Cerberus was still committed to the $20 per share cash merger consideration referenced in the Cerberus Indication of Interest, subject to satisfaction of the conditions set forth in the Cerberus Indication of Interest. The Board then authorized the M&A Committee, if Cerberus responded with a price of between $18 and $20 per share in cash, to send a draft Merger Agreement to Cerberus and to request a written list of key business issues on the draft Merger Agreement if the M&A Committee determined that such actions were in the best interests of the Company and its stockholders.

On February 17, 2010, Cerberus informed a representative of Goldman Sachs that Cerberus was willing to increase the per share cash merger consideration from $18.00 to $18.50.

Later that day, a telephonic meeting of the M&A Committee was convened, with General Peter J. Schoomaker, a member of the Board, Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of Goldman Sachs, SRZ and RLF participating. During the meeting, representatives of Goldman Sachs indicated that Cerberus had revised its proposal by (i) increasing the per share cash merger consideration from $18.00 to $18.50, (ii) requesting a 35-day period for Cerberus to complete its due diligence and negotiate and enter into a definitive Merger Agreement, (iii) proposing a 21-day “go shop” period and (iv) proposing that the Company be required to pay a two percent termination fee in connection with accepting any superior proposal plus reimbursement of any expenses incurred by Cerberus in connection with the transaction. After discussion and deliberation, the M&A Committee authorized Goldman Sachs to communicate to Cerberus that Cerberus should agree to pay the $20 per share price referenced in the Cerberus Indication of Interest or state its best price, at which point the M&A Committee would reconvene to discuss next steps with Cerberus.

On February 18, 2010, a representative of Goldman Sachs spoke with a representative of Cerberus in an effort to increase Cerberus’ proposed per share merger consideration to a price in excess of $18.50. During the call, the representative of Cerberus indicated that Cerberus might be willing to pay $19.00 per share, but the Cerberus’ representative would need to discuss any such increase internally with Cerberus senior management.

On February 19, 2010, Cerberus indicated to Goldman Sachs that Cerberus was willing to proceed with a possible transaction based on $19.00 per share cash merger consideration and expected to be in a position to sign a definitive Merger Agreement within 28 days after the commencement of the next phase of its due diligence process.

Later that day, a telephonic meeting of the M&A Committee was convened, with General Schoomaker, Mr. Musallam, Mr. Ballhaus, Mr. Nixon, and representatives of Goldman Sachs, SRZ and RLF participating. Representatives of Goldman Sachs informed the M&A Committee that earlier in the day Cerberus had indicated that it was willing to proceed with a possible transaction based on $19.00 per share cash merger consideration and expected to be in a position to sign a definitive Merger Agreement within 28 days after the commencement of the next phase of its due diligence process. The M&A Committee authorized SRZ to (i) send the draft Merger Agreement to Cerberus, (ii) request from Cerberus a written list of key business issues on the draft Merger Agreement, and (iii) advise Cerberus that no further due diligence would be provided to it unless and until the M&A Committee was comfortable on Cerberus’ positions on price and the key issues in the draft Merger Agreement. Later that day, SRZ sent the draft Merger Agreement to Cerberus.

On February 22, 2010, Cerberus sent to the Company an initial issues list based on its review of the draft Merger Agreement. Later that day, representatives of Goldman Sachs, SRZ, Cerberus and its outside legal counsel discussed Cerberus’ issues list via telephonic meeting. During the meeting, Cerberus indicated that, among other things, (i) it would not agree to any specific performance remedy, (ii) it would require a financing condition, (iii) it was not willing to commit to draw down the debt financing if the closing conditions of the Cerberus entities in the Merger Agreement were satisfied and the debt financing was available (instead Cerberus proposed to only be liable for a reverse termination fee), and (iv) if the closing conditions of the Cerberus entities in the Merger Agreement were satisfied and its debt financing was not available, Cerberus would not be subject to any reverse termination fee or other liability under the Merger Agreement. Representatives of SRZ indicated that such terms would be unacceptable to the Company.

That same day, a telephonic meeting of the M&A Committee was convened, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon and representatives of Goldman Sachs, SRZ and RLF participating. Cerberus’ issues list was circulated prior to the call, and representatives of SRZ briefed the M&A Committee on the items discussed during the call with Cerberus and its counsel. During the meeting, representatives of Goldman Sachs indicated that a representative of Cerberus noted that there may have been a misunderstanding regarding Cerberus’ positions on certain of the key issues. The M&A Committee asked that Goldman Sachs seek clarification of Cerberus’ positions on the key issues so that the M&A Committee could properly evaluate such positions. Later that day, Cerberus sent a revised issues list to the Company.

On February 24, 2010, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon and representatives of Goldman Sachs, SRZ and RLF participating. Representatives of Goldman Sachs updated the M&A Committee on Cerberus’ position regarding the key issues being discussed. The M&A Committee indicated its support in continuing to move forward with Cerberus if Cerberus agreed with the Company’s positions on (i) the availability of a specific performance remedy (a) against Cerberus if all of the closing conditions of the Cerberus entities in the Merger Agreement are satisfied and the debt financing is ready to be funded and (b) through Cerberus against Cerberus’ financing sources if all of the closing conditions of the Cerberus entities in the Merger Agreement are satisfied and all of the closing conditions to Cerberus’ Debt Commitment Letter are satisfied, but the debt financing sources nonetheless refuse to fund, (ii) the Company’s right to elect to receive a $100 million reverse termination fee in lieu of seeking specific performance under clause (b) above, (iii) a 28-day “go shop” period (rather than 21 days as proposed by Cerberus) and (iv) a three percent “all-in” termination fee in the event the Company were to terminate the Merger Agreement to accept a “superior proposal” (rather than a two percent termination fee plus reimbursement of expenses that, in the aggregate, could exceed the amount equal to a three percent termination fee). The M&A Committee then discussed exploring a potential transaction with one or more other potential buyers, including one or more strategic buyers, and determined to schedule a meeting of the full Board to further discuss reaching out to other potential buyers. Later that day, Cerberus sent a revised issues list to the Company.

On February 25, 2010, Goldman Sachs sent a communication to Cerberus that set forth the Company’s positions on the issues referenced in the February 24, 2010 meeting of the M&A Committee. Later that day, Cerberus informed Goldman Sachs that Cerberus was in agreement with the Company’s positions on such issues, other than the proposed 28-day “go shop” period with respect to which Cerberus proposed a 25-day period. Goldman Sachs informed Cerberus that the 28-day period was not negotiable.

On February 26, 2010, the Company granted access to its online due diligence data room to Cerberus, IAP and their representatives and outside advisors and Cerberus, IAP and their representatives and outside advisors began reviewing such material. That same day, Goldman Sachs spoke to Cerberus regarding next steps on the due diligence process.

On March 1, 2010, a telephonic meeting of the Board was convened, with Mr. Nixon, and representatives of Goldman Sachs, RLF and SRZ participating. The Board was briefed on the meetings of the M&A Committee over the past two weeks and discussed potential next steps with Cerberus as well as reaching out to other potential parties. During such discussion, the Board and representatives of Goldman Sachs discussed the identities of several potential bidders. The Board delegated to the M&A Committee the power and authority, among other things, to (i) participate or engage in discussions or negotiations (including with respect to a definitive Merger Agreement and any ancillary agreements) with Cerberus and/or any of its affiliates concerning a potential strategic alternative and (ii) reach out (with the assistance of Goldman Sachs) to other potential bidders and send to such bidders an NDA and once such NDA was executed, to provide diligence materials and a draft of the Merger Agreement. The Board, including the members of the M&A Committee participating in the meeting, expressed support for the M&A Committee, with the assistance of Goldman Sachs, to reach out to such other potential bidders.

Between March 2, 2010 and March 30, 2010, at the direction of the M&A Committee, Goldman Sachs solicited indications of interest from a total of 15 potential bidders (consisting of ten strategic parties and five private equity firms). The Company, with the assistance of SRZ, negotiated and entered into NDAs with five of these potential bidders. Other than Company A, a strategic party, and Company B, a private equity firm, none of such potential bidders submitted an indication of interest concerning a potential strategic transaction with the Company. The non-binding indications of interest received from Company A and Company B are discussed below.

On March 2, 2010, representatives from Goldman Sachs met with Company B to discuss a potential strategic transaction with the Company.

On March 8, 2010, SRZ sent initial drafts of the voting agreement and guarantee to Cerberus. Between March 8, 2010, and April 11, 2010, SRZ and Akin Gump Strauss Hauer & Feld LLP, counsel to Cerberus and Cerberus Guarantor, which we refer to as Akin Gump, exchanged drafts of the Merger Agreement, voting agreement, guarantee and related equity commitment letter, and negotiated their terms.

On March 11, 2010, representatives from Goldman Sachs met with Company A to discuss a potential strategic transaction with the Company.

On March 19, 2010, Company A submitted a non-binding indication of interest to the Company and Goldman Sachs regarding the potential acquisition of the Company for between $16.00 and $17.00 per share in an all cash transaction. Company A’s indication of interest was subject to a number of conditions, including, without limitation, receipt of financing on market terms and satisfactory completion of due diligence. Company

A’s indication of interest contemplated (i) the parties entering into a letter of intent after completion of Company A’s preliminary due diligence and meetings with Company management and (ii) the parties entering into a definitive transaction agreement within 45 days of the signing of the letter of intent.

That same day, Mr. Ballhaus participated in a meeting with Stephen A. Feinberg, the co-founder of Cerberus, and another representative of Cerberus during which Cerberus expressed interest in meeting additional members of the Company management team.

On March 21, 2010, Goldman Sachs communicated to Cerberus the Company’s proposed timetable for the execution of a definitive agreement between Cerberus and the Company.

On March 23, 2010, a telephonic meeting of the M&A Committee was convened, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of SRZ, RLF and Goldman Sachs participating. Goldman Sachs briefed the M&A Committee on recent discussions with Cerberus. During the meeting, concern was raised whether the Company should continue to provide further diligence material to Cerberus without first receiving Cerberus’ confirmation that it intended to work to execute a definitive agreement with the Company consistent with the Company’s timetable. The M&A Committee directed Goldman Sachs to inform Cerberus of this requirement. SRZ then briefed the M&A Committee on recent discussions between SRZ and Akin Gump. SRZ noted that Cerberus had proposed additional terms and conditions be added to the Merger Agreement (including certain terms related to Cerberus’ financing which were not acceptable to the Company). The M&A Committee discussed the nature of these additional conditions and the ways in which this structure could affect the certainty of closing from the Company’s perspective. Next, representatives of Goldman Sachs reviewed for the M&A Committee Goldman Sachs’ efforts to solicit indications of interest from the 15 potential bidders that Goldman Sachs had contacted at the direction of the M&A Committee. Representatives of Goldman Sachs indicated that, as of the date of such meeting, other than Company A, none of the 15 potential bidders had submitted an indication of interest concerning a potential strategic transaction with the Company. The M&A Committee then discussed next steps to be taken with Cerberus in the transaction process, and representatives of Goldman Sachs noted that Cerberus would be focusing on obtaining debt commitments from its financing sources in the coming week.

Also on March 23, 2010, Akin Gump circulated a revised draft of the Merger Agreement and voting agreement to SRZ.

On March 25, 2010, SRZ circulated to Akin Gump a list summarizing the critical issues concerning Akin Gump’s March 23, 2010 draft of the Merger Agreement. Later that day, SRZ sent revised drafts of the Merger Agreement and voting agreement and an initial draft of the Company’s disclosure schedules to Akin Gump.

Between March 26, 2010, and March 30, 2010, representatives of the Company, Goldman Sachs, SRZ, Cerberus and Akin Gump participated on conference calls concerning due diligence matters raised by Cerberus and its advisors.

On March 29, 2010, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon and representatives of SRZ, RLF and Goldman Sachs participating. Mr. McKeon informed the M&A Committee that several calls had taken place recently among representatives of the Company, Cerberus and their respective advisors concerning Cerberus’ due diligence review. The M&A Committee then discussed the substance of the calls with the participants in the meeting. During such discussion, Mr. McKeon informed the M&A Committee that Cerberus appeared to be seeking a reduction in the per share cash merger consideration. At the end of the meeting, representatives of Goldman Sachs gave an update on potential third party interest, and noted that a management due diligence presentation had been scheduled with Company A.

Later that day, the Company received a communication from Cerberus that outlined the reduction in the per share cash merger consideration likely to be sought by Cerberus. That evening, SRZ delivered a revised draft of the Merger Agreement to Akin Gump.

On March 30, 2010, SRZ circulated a revised draft of the voting agreement and additional changes to the draft Merger Agreement to Akin Gump.

Later that day, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of SRZ, RLF and Goldman Sachs participating. Mr. McKeon updated the M&A Committee on recent developments with Cerberus. Representatives of Goldman Sachs then informed the M&A Committee that, based on completion of Cerberus’ due diligence review to date, Cerberus indicated that it was seeking a reduction in the per share cash merger consideration from $19.00 to $16.50. Representatives of Goldman Sachs then indicated that it would recommend to the M&A Committee to terminate discussions with Cerberus. After further discussion, the M&A Committee determined that it would recommend to the Board that the Company terminate discussions with Cerberus. The M&A Committee proceeded to discuss the next day’s meeting between members of the Company’s management team and Company A.

On March 31, 2010, members of the Company’s management team delivered management presentations to Company A at a hotel near the Company’s headquarters. That afternoon, Company B submitted a non-binding indication of interest to make a potential control investment in the Company for per share consideration of approximately $17.00 in cash. Company B’s indication of interest was subject to the receipt of third-party financing, completion of due diligence and other customary conditions. Later that day, a telephonic meeting of the Board was convened, with Mr. Nixon, and representatives of SRZ, RLF and Goldman Sachs participating. Representatives of Goldman Sachs provided an update to the Board on recent developments with Cerberus, and in particular, that, based on completion of Cerberus’ due diligence review to date, Cerberus indicated that it was seeking a reduction in the per share cash merger consideration from $19.00 to $16.50. Mr. McKeon then told the Board that the M&A Committee had met the previous day to discuss the situation and to determine the M&A Committee’s recommendation to the Board and that, after such discussion, including after consultation with representatives of Goldman Sachs, Mr. McKeon informed the Board that the M&A Committee recommended that the Board terminate discussions with Cerberus. Representatives of Goldman Sachs then reviewed for the Board Goldman Sachs’ efforts to solicit indications of interest from the 15 potential bidders that Goldman Sachs had contacted at the direction of the M&A Committee. Representatives of Goldman Sachs noted that ten of the 15 bidders had expressed no interest in a potential transaction with the Company, that Goldman Sachs had met with the remaining five potential bidders, and that only two of them had submitted an indication of interest: (i) Company A’s proposal to acquire all of the outstanding Common Stock at a price range between $16.00 and $17.00 per share in cash and (ii) Company B’s proposal to make a control investment in the Company at a price of approximately $17.00 per share in cash. The Board and the other participants on the call then discussed the two indications of interest, as well as the current price of our Common Stock. The Board directed Goldman Sachs to contact Company A to request that Company A submit a higher per share offer. The Board indicated that the Company should not engage with Company A if the Company A was unwilling to submit a higher per share offer. Upon further discussion, the Board decided that it should terminate its discussions with Cerberus and send Cerberus a request to return or destroy all confidential information it had received during the due diligence phase in accordance with the NDA with Cerberus and IAP.

On April 1, 2010, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of SRZ, RLF and Goldman Sachs participating. Mr. McKeon confirmed that the Company had sent Cerberus a letter directing Cerberus to return or destroy any diligence materials, and Goldman Sachs confirmed that it had communicated to Cerberus the Board’s decision to terminate its discussions with Cerberus. Mr. McKeon stated that, in response, Cerberus had contacted Goldman Sachs to request that the Board not terminate the process with Cerberus. The M&A Committee then discussed how to respond to Cerberus. The M&A Committee directed representatives of Goldman Sachs to notify Cerberus that the Board would re-open discussions with Cerberus provided that Cerberus was willing to agree to per share cash merger consideration of $18.00 per share and to sign a definitive Merger Agreement on a timely basis. The M&A Committee then discussed tactics concerning Cerberus. After further discussion with representatives of SRZ and RLF, the M&A Committee also directed Goldman Sachs and SRZ to send a critical issues list and a revised draft

Merger Agreement to Cerberus’ outside counsel and to notify Cerberus that it would need to communicate its current position on price, the critical issues and the draft Merger Agreement, on a prompt basis.

Later that day, after discussions with members of the Company’s senior management team, SRZ sent a revised draft of the Merger Agreement to Akin Gump, as well as a key issues list setting forth the Company’s responses to certain key open issues in connection with the revised draft of the Merger Agreement. SRZ informed Akin Gump that Cerberus would need to respond on price, the critical issues and the draft Merger Agreement on a prompt basis in order for the Company to be willing to further explore a potential transaction with Cerberus. That evening, Akin Gump sent to SRZ a draft of the equity commitment letter contemplated to be entered into by Cerberus Guarantor and Parent. SRZ sent comments to a draft of the debt commitment letter from Cerberus’ lenders received earlier that day.

On April 2, 2010, a representative from Company A informed Goldman Sachs that Company A was no longer interested in pursuing a potential strategic transaction with the Company. That same day, Akin Gump sent a revised draft of the limited guarantee to SRZ.

On April 4, 2010, Akin Gump sent a further revised draft of the Merger Agreement to the Company, SRZ and Goldman Sachs. Later that day, SRZ sent revised drafts of the limited guarantee and equity commitment letter to Akin Gump. SRZ and Akin Gump discussed the issues in the Merger Agreement throughout the day and into the evening and were not able to resolve all of the key open issues.

On April 5, 2010, a telephonic meeting of the M&A Committee was held, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of SRZ, RLF and Goldman Sachs participating. Mr. McKeon provided an update to the M&A Committee on recent developments with Cerberus in connection with the proposed Merger, as well as on Goldman Sachs’ efforts to solicit other potential bidders, including Company A. Representatives from SRZ then provided a summary of the current status of certain key issues in the draft Merger Agreement. The M&A Committee discussed the likelihood of reaching mutually acceptable terms with Cerberus in a timely manner and concerns regarding Cerberus’ positions on certain key issues related to the draft Merger Agreement. During such discussion, members of the M&A Committee discussed the possibility of terminating negotiations with Cerberus if Cerberus was not willing to agree to mutually acceptable terms in a timely manner.

On April 6, 2010, Mr. Feinberg met with Mr. McKeon to further discuss the terms of the proposed transaction.

On April 7, 2010, Cerberus sent a proposal to Mr. McKeon, reflecting, among other things, (i) Cerberus’ willingness to enter into a definitive Merger Agreement with the Company for a per share cash merger consideration of $17.50 (increased from their reduced price of $16.50), (ii) Cerberus’ willingness to agree to the specific performance remedies sought by the Company, (iii) Cerberus’ willingness to agree to the three-percent “all-in” termination fee structure sought by the Company in the event the Company terminated the Merger Agreement to accept a superior proposal and (iv) Cerberus’ proposed modifications to the remedy for willful breach set forth in the Company’s most recent draft of the Merger Agreement (which modifications included the addition of a causation requirement that would necessitate the Company showing that Parent’s willful breach resulted in the failure of the Merger to occur).

Later that day, Mr. McKeon responded to Cerberus’ proposal with a revised version of such proposal that, among other things, (i) removed the causation requirement from the willful breach remedy and (ii) informed Cerberus that the Company had not agreed to $17.50 per share. Also later that day, SRZ sent a revised draft of the Merger Agreement to Akin Gump reflecting Mr. McKeon’s response.

From April 7, 2010, through April 11, 2010, SRZ and Akin Gump negotiated and exchanged drafts of the Merger Agreement, Company disclosure schedules, Voting Agreement, equity commitment letter and limited guarantee. SRZ also provided comments to drafts of the debt commitment letter. On April 8, 2010, Mr. Feinberg informed Mr. McKeon that Cerberus was willing to increase the proposed per share cash merger consideration from $17.50 to $17.55 and that such price was the highest price Cerberus was willing to offer. On April 10, 2010, Mr. Feinberg again contacted Mr. McKeon to discuss certain open business issues in the draft Merger Agreement.

On April 11, 2010, a telephonic meeting of the M&A Committee was convened, with Mr. Ballhaus, Mr. Musallam, Mr. Nixon, and representatives of Goldman Sachs, SRZ and RLF participating. Mr. McKeon informed the M&A Committee on the current status of negotiations with Cerberus, noting that the parties had nearly reached final agreement with respect to the terms of a definitive Merger Agreement. In addition, Mr. McKeon noted that after several discussions between Mr. McKeon and Mr. Feinberg, Cerberus had informed Mr. McKeon that it was willing to increase the proposed per share cash merger consideration from $17.50 to $17.55 and that such price was the highest price Cerberus was willing to offer. SRZ discussed the revised material terms of the draft Merger Agreement and related documents with the M&A Committee and answered questions related thereto. During the meeting, representatives of Goldman Sachs reviewed their financial analyses of the proposed $17.55 per share cash merger consideration. Mr. McKeon then discussed certain terms of the proposed Merger Agreement with the M&A Committee. Later that day, Mr. Feinberg informed Mr. McKeon that Cerberus was ready to sign the draft Merger Agreement and related agreements at a price per share of $17.55, which was the highest price Cerberus was willing to offer.

By the evening of April 11, 2010, the parties reached agreement on all of the material open issues in the draft Merger Agreement, Company disclosure schedules, voting agreement, Equity Commitment Letter and Limited Guarantee, and the Board convened a meeting with Mr. Nixon, and representatives of Goldman Sachs, SRZ and RLF in attendance. SRZ reviewed the terms of the revised Merger Agreement (including the proposed per share cash merger consideration of $17.55), Voting Agreement, Limited Guarantee and Equity Commitment Letter with the Board, copies of which, together with the revised versions of the Company disclosure schedules and Debt Commitment Letter, were provided to the Board in advance of the meeting, together with a summary of the Merger Agreement, Voting Agreement, Limited Guarantee and Equity Commitment Letter. At the request of the Board, Goldman Sachs then rendered to the Board its oral opinion, subsequently confirmed in writing, that, as of April 11, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the $17.55 per share of Common Stock to be paid in cash to the holders of shares (other than Parent and its affiliates) of our Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the opinion of Goldman Sachs, dated April 11, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Goldman Sachs in connection with such opinion, is attached hereto as Annex B. RLF reviewed the Board’s fiduciary duties and discussed related topics. SRZ then discussed with the Board, among other things, the interests of certain directors and executive officers in connection with the Merger, and certain terms of the Debt Commitment Letter, in particular the closing conditions to the debt financing contemplated thereby. Following such presentations, and after further review and discussion, the Board voted to approve the Merger Agreement and related matters and resolved to recommend that our stockholders adopt the Merger Agreement, which is attached hereto as Annex A. Later that evening, the Merger Agreement and related agreements were executed and delivered. The execution of the Merger Agreement was publicly announced on April 12, 2010, prior to the opening of trading of our Common Stock on the NYSE.

The Merger Agreement provides that, until 12:01 a.m., New York City time, on May 9, 2010, which we refer to as the “go-shop” period, the Company was allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the Board and in coordination with the M&A Committee, Goldman Sachs conducted this “go-shop” process on behalf of the Company. During the “go-shop” period, at the direction of the Board, and in coordination with the M&A Committee, representatives of Goldman Sachs in person or by telephone solicited interest from over 39 potential bidders (consisting of (i) the same 15 potential bidders solicited by Goldman Sachs prior to the execution of the Merger Agreement at the direction of the M&A Committee and (ii) 24 additional potential bidders), including strategic and financial buyers. In addition, during the “go-shop” period, at the direction of the Board, and in coordination with the M&A Committee, representatives of Goldman Sachs communicated in writing with an additional 56 other potential bidders to determine whether such potential bidders have any interest in exploring a transaction with the Company; however, during the “go-shop” period none of such 56 other potential bidders sought to have discussions with Goldman Sachs concerning a potential transaction involving the Company. As of May 14, 2010, none of such 95 potential bidders has submitted an indication of interest concerning a potential transaction with the Company, except for Company A and Company B, each of which (as discussed above) submitted non-binding indications of interest prior to the execution of the Merger Agreement and neither of which submitted a revised indication of interest after the announcement of the execution of the Merger Agreement.

During the “go-shop” period, the M&A Committee met telephonically two times and the Board met telephonically two times, each time with representatives of SRZ, RLF and Goldman Sachs participating, to discuss, among other things, the status of Goldman Sachs’ solicitation of interest from potential buyers during the “go-shop” period. During the meeting of the Board on April 20, 2010, representatives of Goldman Sachs advised the Board that (i) they had learned on April 14, 2010 that funds managed by affiliates of Goldman Sachs owned limited partnership units representing approximately 2% of the equity ownership in Cerberus Guarantor; (ii) approximately 7% of the equity interests of such funds were held by affiliates of Goldman Sachs and employees of Goldman Sachs and its affiliates, resulting in such affiliates of Goldman Sachs and employees of Goldman Sachs and its affiliates indirectly having approximately a 0.14% ownership interest in Cerberus Guarantor; (iii) none of the Goldman Sachs investment bankers that advised the Board in connection with the Merger owned any of such interest or were aware of such interest prior to April 14, 2010; and (iv) Goldman Sachs did not believe such interest impaired their ability to act as financial advisor to the Board in connection with the Merger, including in connection with the “go-shop” process. The Board discussed such interest with the representatives of Goldman Sachs and then, after the representatives of Goldman Sachs left the meeting, determined, with the advice of the Board’s outside counsel, that it was comfortable continuing to have Goldman Sachs act as financial advisor to the Board in connection with the Merger, including in connection with the “go-shop” process.

Reasons for the Merger; Recommendation of The Board

At a special meeting of the Board on April 11, 2010, the Board determined that the Merger Agreement and the terms and conditions of the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. All of the Board members present at the special meeting approved the Merger Agreement and the member not present approved the ratification of such approval in a subsequent meeting of the Board. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

In the course of reaching its decision to approve the Merger Agreement and to recommend that the Company’s stockholders vote to adopt the Merger Agreement, the Board consulted with our senior management and Goldman Sachs. The Board also consulted with SRZ and RLF regarding its fiduciary duties and the terms of the Merger Agreement and related agreements. The following discussion includes the material reasons and factors considered by the Board in making its recommendation, but is not, and is not intended to be, exhaustive (and is not in any relative order of importance):

Merger Consideration. The Board considered the following with respect to the Per Share Merger Consideration to be received by the Company’s stockholders:

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the fact that the value of the $17.55 Per Share Merger Consideration represents a 51% and 50% premium, respectively, over the average closing price of our Common Stock on the NYSE over the 30 and 90 trading day periods ending on April 9, 2010 (the last trading day prior to the Board’s approval of the Merger Agreement) and a 49% premium over the closing price of our Common Stock on the

NYSE on April 9, 2010 (the last trading day prior to the Board’s approval of the Merger Agreement), and the levels of those premia as compared to the premia in other comparable merger transactions;

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the Board’s belief that the Per Share Merger Consideration represents the highest consideration that Parent was willing to pay and the highest per share value reasonably obtainable, in each case, as of the date of the Merger Agreement;

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the Per Share Merger Consideration will be paid in cash upon the closing of the Merger, providing liquidity and certainty of value as compared to the uncertain future long-term value to stockholders that might be realized if we remained independent;

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the then-current financial market conditions and the recent and historical market prices of our Common Stock, and the recent and historical market prices of our Common Stock relative to those of other industry participants and general market prices; and

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the Board’s belief that our stock price was not likely to trade at or above the $17.55 Per Share Merger Consideration offered in the Merger for any extended period of time in the foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of our Company and our industry, Financial Forecasts prepared by our management described in the section entitled “Company Financial Forecasts,” our business plan and research analyst target prices.

Prospects in Remaining Independent and Market Conditions. The Board considered the possibility of continuing to operate the Company as an independent public company, including the perceived risks and uncertainties of remaining an independent public company. In considering the alternative of pursuing growth as an independent company, the Board considered management’s and the Board’s understanding of the business, operations, financial condition, competitive position, business strategy, succession planning, earnings and prospects of the Company, including the prospects of the Company as an independent entity and the related Financial Forecasts prepared by the Company’s management as more fully described in the section entitled “Company Financial Forecasts.”

Opinion of Goldman, Sachs & Co. The Board considered the financial analysis presented by representatives of Goldman Sachs, as well as the opinion of Goldman Sachs to the Board that, as of April 11, 2010, and based upon and subject to the factors and assumptions set forth therein, the $17.55 per share of Common Stock to be paid in cash to the holders (other than Parent and its affiliates) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in the section entitled “The Merger—Opinion of Goldman Sachs.”

Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement and the course of negotiations thereof, including:

•

Parent’s obligation to pay a reverse termination fee of $100 million in certain circumstances more fully discussed in “The Merger Agreement—Termination Fees,” which amount is guaranteed by Cerberus Guarantor;

•

the fact that, if Parent or Merger Sub willfully breaches the Merger Agreement under certain situations, the Company will be able to seek $300 million in liquidated damages, which amount is guaranteed by Cerberus Guarantor;

•

the Company’s ability, under the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m., New York time, on May 9, 2010 to initiate, solicit and encourage alternative acquisition proposals from third parties and negotiate with third parties with respect to such proposals and to terminate the Merger Agreement to accept a superior proposal, subject to paying Parent a termination fee of $30 million;

•	the Board’s ability, under the Merger Agreement, under certain circumstances, during the period from 12:01 a.m., New York time, on May 9, 2010 to the time the Company’s stockholders adopt the Merger

Agreement, to consider and respond to an unsolicited bona fide acquisition proposal or engage in discussions or negotiations with the person making such a proposal if the Board, prior to taking any such actions, determines in good faith after consultation with its outside financial advisor and outside legal counsel that failure to take such actions would likely be inconsistent with the Board’s fiduciary duties under applicable law, and if, after consultation with its outside financial advisor and outside legal advisor, the Board determines in good faith that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, and to, or propose to, adopt, approve or recommend such acquisition proposal if the Board complies with its obligations relating to such action and determines in good faith after consultation with its outside financial advisor and outside legal counsel that such acquisition proposal is a superior proposal and to terminate the Merger Agreement to accept such a superior proposal, subject to paying Parent a termination fee of $30 million;

•

the Board’s determination, after consultation with its legal counsel, that our obligation to pay the $30 million termination fee (and the circumstances when such fee is payable) is reasonable in light of the benefits of the Merger, the circumstances and the demands of Parent;

•

the Board’s ability, under certain circumstances, to change its recommendation that our stockholders adopt the Merger Agreement if the Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that failure to do so would likely be inconsistent with its fiduciary duties under applicable law and, if such action or failure to act is related to an acquisition proposal, that such acquisition proposal constitutes a superior proposal;

•

the Company’s ability, under the Merger Agreement, under certain circumstances, to seek specific performance to enforce specifically the terms of the Merger Agreement, including, under certain circumstances, (i) to seek specific performance of Parent’s obligation to cause the equity financing for the Merger to be funded and (ii) to cause Parent and Merger Sub to seek specific performance to enforce specifically the obligations of the Lenders under the Debt Commitment Letter;

•	the likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed;

•	that, although there can be no assurances, the Board concluded, after consulting with legal counsel, that antitrust and other regulatory approvals for the Merger are reasonably likely to be obtained;

•	the fact that the termination date under the Merger Agreement allows for a reasonable period of time to complete the Merger;

•	the fact that adoption of the Merger Agreement will be subject to the approval of our stockholders; and

•

the fact that the Per Share Merger Consideration and the other terms of the Merger Agreement resulted from extensive negotiations between the Board and the M&A Committee and their outside financial and legal advisors, on the one hand, and Cerberus and its outside legal and financial advisors, on the other hand, after soliciting interest from a total of 15 potential bidders (consisting of ten strategic buyers and five private equity firms) prior to the date of execution of the Merger Agreement.

Financing. The Board considered the following factors with respect to the financing commitments obtained by Parent and Merger Sub and the Limited Guarantee provided by Cerberus Guarantor:

•

the receipt of an executed Debt Commitment Letter from the Lenders to provide a $565 million senior secured term loan facility, a $150 million senior secured revolving credit facility and up to $455 million in senior unsecured notes, and the terms of the commitment of the Lenders, which, in the judgment of the Board, increases the likelihood of such financing being completed;

•

the Company’s ability, under the Merger Agreement, under certain circumstances, to cause Parent and Merger Sub to seek specific performance to enforce specifically the obligations of the Lenders under the Debt Commitment Letter;

•

the receipt of an executed Equity Commitment Letter from Cerberus Guarantor to make or secure capital contributions to purchase or cause to be purchased shares of capital stock of Parent for an aggregate amount of $591.6 million;

•

the Company’s ability, under the Equity Commitment Letter and the Merger Agreement, under certain circumstances, to cause Parent and Merger Sub to seek specific performance to enforce specifically the obligations of Cerberus Guarantor under the Equity Commitment Letter; and

•

the fact that Cerberus Guarantor has provided the Company with a guarantee of certain payment obligations that may be owed by Parent and Merger Sub under the Merger Agreement, including the $100 million reverse termination fee and the $300 million liquidated damages amount that may become payable by Parent in the event that the Company establishes that Parent or Merger Sub has committed a willful breach of the Merger Agreement.

Strategic Alternatives. The Board considered the following factors with respect to strategic alternatives:

•	the Board’s considerations of alternative offers and possible alternative transactions, and its belief that the Merger was more favorable to the Company’s stockholders than such alternatives;

•

the Board’s discussions with representatives of Goldman Sachs regarding the Board’s review of strategic alternatives, key events that occurred over that period and the Company’s relative stock performance during the period;

•

the fact that Goldman Sachs, on behalf of the Company, had solicited interest from ten potential strategic buyers and five private equity firms prior to the execution of the Merger Agreement and none of them had submitted an indication of interest in a potential strategic transaction with the Company at a per share price in excess of $17.00; and

•

the Company’s ability, under the Merger Agreement, and subject to certain requirements, to initiate, solicit and encourage alternative acquisition proposals from third parties and negotiate with third parties with respect to such proposals and to terminate the Merger Agreement to accept a superior proposal, subject to paying Parent a termination fee of $30 million.

Voting Agreement. The Board considered the fact that concurrently with the execution and delivery of the Merger Agreement, DIV Holding, the Company’s largest stockholder, and certain of its affiliates, entered into the Voting Agreement whereby DIV Holding and certain of its affiliates committed, among other things, to vote shares of our Common Stock representing in the aggregate 34.9% of the outstanding shares of our Common Stock for the adoption of the Merger Agreement, subject to the terms and conditions of the Voting Agreement, and that such commitment terminates automatically upon termination of the Merger Agreement and therefore does not impede the ability of the Company’s stockholders to vote in favor of a superior proposal.

Appraisal Rights. The Board also considered the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court.

The Board also considered a variety of risks and other potentially negative factors relating to the Merger Agreement and the Merger in its deliberations, including the following material factors (not in any relative order of importance):

Risks of Announcement and Closing. The Board considered:

•

the significant costs involved in connection with entering into and completing the Merger, the substantial time and effort of our management required to complete the Merger and related disruptions to our operations;

•

the risks and costs to us if the Merger is not consummated, including the diversion of management, possible employee attrition, the potential effect on the Company’s business and disruptions to our operations; and

•

the announcement and pendency of the Merger, or failure to complete the Merger, may cause substantial harm to relationships with the Company’s customers, suppliers, vendors and partners, as well as other third parties.

Limitations on the Company’s Business. The Board considered the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger.

Effect of the Merger on Our Stockholders. The Board considered the fact that the Per Share Merger Consideration is cash and, as a result, our stockholders will cease to participate in our future earnings or growth, and that income realized as a result of the Merger generally will be taxable to our stockholders.

Terms of the Merger Agreement. The Board considered the following factors with respect to the Merger Agreement:

•	the conditions to Parent’s and Merger Sub’s obligation to complete the Merger, and the right of Parent to terminate the Merger Agreement under certain circumstances;

•

the restrictions the Merger Agreement imposes on soliciting competing bids and the fact that we will be required to pay Parent the termination fee if the Merger Agreement is terminated under certain circumstances;

•

the possible deterrent effect that our liability for the termination fee could have on other parties that might otherwise be interested in offering to acquire the Company at a higher price, even though under certain circumstances the Merger Agreement would allow us to accept such an offer;

•

that, unless the Merger Agreement is earlier terminated by the Company as a result of a receipt of a superior offer, the Merger Agreement obligates the Company to submit the Merger Agreement for adoption by the Company’s stockholders even if the Board withdraws its recommendation to adopt the Merger Agreement;

•

that DIV Holding and certain of its affiliates would be entering into a voting agreement to vote in the aggregate 34.9% of the outstanding Common Stock in favor of adoption of the Merger Agreement and that even if the Board withdraws its recommendation to adopt the Merger Agreement under circumstances in which the Company is not entitled to terminate the Merger Agreement, DIV Holding and certain of its affiliates would still be required to vote in the aggregate 34.9% of the outstanding Common Stock in favor of adoption of the Merger Agreement;

•

the fact that Parent and Merger Sub are newly-formed corporations with essentially no other assets other than the equity commitment of Cerberus Guarantor and that our remedy in the event of breach of the Merger Agreement by Parent or Merger Sub under certain circumstances may be limited to receipt of the $100 million reverse termination fee, which is guaranteed by Cerberus Guarantor;

•	the risks of a delay in receiving, or a failure to receive, the necessary antitrust approvals and clearances to complete the Merger;

•	the fact that, while the Company expects the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied; and

•	the risk that the financing contemplated by the Debt Commitment Letter for the consummation of the Merger might not be obtained.

Interests of Directors and Officers. The Board considered the fact that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, our stockholders (See the section entitled “The Merger—Interests of Certain Persons in the Merger”).

In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement and accordingly unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Company’s Board that, as of April 11, 2010 and based upon and subject to the factors and assumptions set forth therein, the $17.55 per share of Common Stock to be paid in cash to the holders (other than Parent and its affiliates) of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 11, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company’s Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s Common Stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10–K of the Company for the four fiscal years ended March 31, 2009;

•	the Company’s Registration Statement on Form S–1, including the prospectus contained therein, dated September 28, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10–Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which we refer to as the Financial Forecasts and discuss in “The Merger—Company Financial Forecasts.”

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the defense industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman

Sachs, and Goldman Sachs does not assume any responsibility for any such information. In that regard, Goldman Sachs has assumed with the Company’s consent that the Financial Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $17.55 per share of Common Stock to be paid in cash to the holders (other than Parent and its affiliates) of Common Stock pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $17.55 per share of Common Stock to be paid to the holders (other than Parent and its affiliates) of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 9, 2010 and is not necessarily indicative of current market conditions.

Premia Paid Analysis. Goldman Sachs analyzed the $17.55 per share of Common Stock to be paid to the holders of Common Stock pursuant to the Merger Agreement in relation to the closing market price of the Common Stock on April 9, 2010, the average market prices of Common Stock during the one-month, three-month, six-month and 12-month periods ended April 9, 2010, the high price of the Common Stock for the 52-week period ended April 9, 2010 and the all-time high market price of the Common Stock.

This analysis indicated that the $17.55 per share of Common Stock to be paid in cash to the holders pursuant to the Merger Agreement represented:

•	a premium of 49% based on the closing market price of $11.75 per share on April 9, 2010, the last trading day prior to the execution of the Merger Agreement;

•	a premium of 51% based on the one-month average market price of $11.59 per share as of the close of trading on April 9, 2010;

•	a premium of 50% based on the three-month average market price of $11.70 per share as of the close of trading on April 9, 2010;

•	a premium of 27% based on the six-month average market price of $13.78 per share as of the close of trading on April 9, 2010;

•	a premium of 15% based on the 12-month average market price of $15.22 per share as of the close of trading on April 9, 2010;

•	a discount of 18% based on the 52-week high market price of $21.49 per share as of the close of trading on April 9, 2010; and

•	a discount of 35% based on the all-time high market price of $27.01 per share on December 26, 2007, as of the close of trading on April 9, 2010.

Analysis of Multiples at Offer Price. Goldman Sachs calculated and compared various financial multiples and ratios for the Company based on the Financial Forecasts provided by the Company and market data from publicly available sources:

•

Ratios of the enterprise value, which we refer to as EV, which is the market value of common equity plus the book value of debt, less cash, of the Company on April 9, 2010 to the Company’s Adjusted EBITDA (as discussed in “The Merger—Company Financial Forecasts”) for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years;

•	Ratios of the one-year average EV of the Company to the Company’s Adjusted EBITDA for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years;

•	Ratios of the implied EV paid for the Company in the Merger to the Company’s Adjusted EBITDA for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years;

•

Ratios of the closing price per share on April 9, 2010 to the Company’s EPS (as discussed in “The Merger—Company Financial Forecasts”) for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years;

•	Ratios of the one-year average closing price per share to the Company’s EPS for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years; and

•

Ratios of the $17.55 per share of Common Stock to be paid in cash to the holders of Common Stock pursuant to the Merger Agreement to the Company’s EPS for the 2010 calendar year and the 2010, 2011 and 2012 fiscal years.

The following table presents the results of this analysis:

	April 9, 2010	One-Year Average	Implied Transaction Value
EV / Adjusted EBITDA
FY2010E LTM	4.8x	5.7x	6.2x
CY2010E	4.4x	5.2x	5.7x
FY2011E	4.3x	5.1x	5.6x
FY2012E	3.7x	4.3x	4.8x

Price / EPS
FY2010E LTM	8.4x	10.9x	12.6x
CY2010E	6.8x	8.8x	10.2x
FY2011E	6.4x	8.3x	9.6x
FY2012E	4.5x	5.8x	6.7x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the defense industry:

Peer Group

•	the Company

•	KBR, Inc.

•	Fluor Corporation

Defense Primes

•	BAE Systems plc

•	General Dynamics Corporation

•	Lockheed Martin Corporation

•	Northrop Grumman Corporation

•	Raytheon Company

Mid-Cap Defense

•	AeroVironment, Inc.

•	Alliant Techsystems Inc.

•	CACI International Inc.

•	Ceradyne, Inc.

•	Cubic Corporation

•	FLIR Systems, Inc.

•	Harris Corporation

•	Jacobs Engineering Group Inc.

•	L–3 Communications Corporation

•	ManTech International Corporation

•	Orbital Sciences Corporation

•	SAIC Inc.

•	Teledyne Technologies Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of April 9, 2010, information obtained from publicly available financial statements, IBES median estimates and other Wall Street research. The multiples and ratios of the Company were based on financial data as of April 9, 2010 and IBES median estimates. With respect to the selected companies and the Company, Goldman Sachs calculated:

•	EV as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for the calendar years 2010 and 2011;

•	EV as a multiple of estimated earnings before interest and taxes, which we refer to as EBIT, for the calendar years 2010 and 2011; and

•	Price as a multiple of estimated earnings per share, which we refer to as EPS, for the calendar years 2010 and 2011.

The following table presents the results of this analysis:

Company	EV / EBITDA Multiples		EV / EBIT Multiples		P / E Multiples
	2010	2011	2010	2011	2010	2011
DynCorp International Inc.	4.9x	4.6x	5.8x	N/A	7.7x	7.0x

Peer Group
High	6.7x	6.5x	8.2x	7.8x	16.9x	15.6x
Mean	5.5x	5.3x	6.5x	6.4x	12.8x	11.6x
Median	5.0x	4.7x	5.8x	6.4x	13.9x	12.1x
Low	4.9x	4.6x	5.7x	5.0x	7.7x	7.0x

Defense Primes
High	7.4x	7.1x	8.5x	8.2x	11.8x	11.1x
Mean	6.3x	6.1x	7.4x	7.2x	10.9x	10.2x
Median	6.2x	6.1x	7.6x	7.3x	11.3x	10.7x
Low	4.9x	4.9x	5.9x	5.9x	8.6x	8.4x

Mid-Cap Defense
High	10.7x	9.5x	14.1x	11.1x	29.4x	19.6x
Mean	7.9x	7.2x	9.8x	8.6x	16.8x	13.7x
Median	7.4x	6.8x	8.8x	8.1x	14.2x	12.4x
Low	5.9x	5.3x	7.1x	7.0x	9.1	8.9x

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings. For this analysis, Goldman Sachs used the Financial Forecasts. Goldman Sachs first multiplied the Company’s Adjusted EBITDA for fiscal years 2010, 2011, 2012 and 2013 by illustrative EV/ Adjusted EBITDA multiples ranging from 4.0x to 5.5x. Goldman Sachs then calculated the present values of the implied per share future values for the Common Stock by discounting the implied per share future values to present value, using a discount rate of 16.99%, reflecting an estimate of the Company’s cost of equity.

The following table presents the results of this analysis:

	Implied Present Values Per Share
	Low	High
FY 2010	$8.67	$14.97
FY 2011	$10.21	$16.24
FY 2012	$12.49	$18.49
FY 2013	$12.51	$17.72

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Financial Forecasts. Goldman Sachs calculated indications of net present value of estimated unlevered free cash flows for the Company for the fiscal years 2011 through 2013 using discount rates ranging from 10.5% to 14.5%. Goldman Sachs then calculated illustrative terminal values in the year 2013 based on 2013 Adjusted EBITDA multiplied by illustrative 2013 Adjusted EBITDA multiples ranging from 4.0x to 6.0x. These illustrative terminal values were then discounted to calculate indications of net present values using discount rates ranging from 10.5% to 14.5%. This analysis resulted in a range of illustrative indications of net present value per share of $11.84 to $22.10.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis for the Company based on the Financial Forecasts and publicly available information. In performing this analysis, Goldman Sachs assumed a range of purchase prices per share of Common Stock of $15.55 to $19.55, an illustrative total acquisition debt to FY 2010 Adjusted EBITDA of 4.0x and a range of illustrative EV to 2013 Adjusted EBITDA multiples of 5.5x to 7.5x for the assumed exit at the end of fiscal year 2013. The analysis resulted in illustrative equity returns ranging from 14.2% to 51.3% per year.

Multiples Compression Analysis. Goldman Sachs analyzed certain information relating to the acquisition of the Company by Veritas Capital announced on December 14, 2004. Goldman Sachs calculated and compared EV (based on the transaction value) as a multiple of the Company’s last 12 months, which we refer to as LTM, revenue and EV (based on the transaction value) as a multiple of the Company’s LTM EBITDA, based on historical financials as of the date of transaction announcement. This resulted in an EV to LTM revenue multiple of 0.6x and an EV to LTM EBITDA multiple of 8.5x.

Goldman Sachs also reviewed and compared EV as a multiple of LTM EBITDA as of December 14, 2004, the announcement date of Veritas Capital’s acquisition of the Company, to EV as a multiple of LTM EBITDA as of April 9, 2010, for the following publicly traded corporations in the defense industry:

Peer Group

•	Fluor Corporation

Defense Primes

•	BAE Systems plc

•	General Dynamics Corporation

•	Lockheed Martin Corporation

•	Northrop Grumman Corporation

•	Raytheon Company

Mid-Cap Defense

•	Alliant Techsystems Inc.

•	CACI International Inc.

•	Ceradyne, Inc.

•	Cubic Corporation

•	FLIR Systems, Inc.

•	Harris Corporation

•	Jacobs Engineering Group Inc.

•	L–3 Communications Corporation

•	ManTech International Corporation

•	Orbital Sciences Corporation

•	Teledyne Technologies Inc.

This analysis indicated that the average EV to LTM EBITDA multiple was 11.8x on December 14, 2004 and 5.0x on April 9, 2010 for the Peer Group (representing a 58% decline), 11.0x on December 14, 2004 and 6.2x on April 9, 2010 for Defense Primes (representing a 43% decline) and 12.7x on December 14, 2004 and 7.4x on April 9, 2010 for Mid-Cap Defense (representing a 42% decline). This analysis yielded an average valuation decline of 48% since the announcement of Veritas Capital’s acquisition of the Company on December 14, 2004, implying a cyclical sector adjusted EV to LTM EBITDA multiple of 4.4x from 8.5x.

Precedent Acquisition Premia. Goldman Sachs reviewed and analyzed the average acquisition premia calculated relative to target share price one day prior to announcement for transactions involving U.S. public company targets valued over $250 million from 2004 to 2009, based on information obtained by Thomson Financial Securities Data, as of December 31, 2009.

The following table presents the results of this analysis:

	2004	2005	2006	2007	2008	2009
Average Acquisition Premia	23%	24%	24%	27%	31%	43%
Number in Sample	124	166	220	255	114	77	(1)

(1)	Excludes Advanced Medical Optics, which had a premium in excess of 300% relative to the share price four weeks prior to the date of announcement of its acquisition.

Goldman Sachs also reviewed and analyzed the acquisition premia calculated relative to target share price one day prior to announcement for leveraged buyout transactions involving U.S. public company targets valued between $750 million and $5 billion since June 2009, based on information obtained by Thomson Financial Securities Data, which included the following transactions:

•	Investor Group’s acquisition of IMS Health Inc. announced on November 5, 2009;

•	Thomas H Lee Partners LP’s acquisition of CKE Restaurants Inc. announced on February 26, 2010;

•	ABRY Partners LLC’s acquisition of RCN Corp. announced on March 5, 2010; and

•	Madison Dearborn Partners LLC’s acquisition of Bway Holding Co. announced on March 29, 2010.

This analysis resulted in a median acquisition premia for the four leveraged buyout transactions of 23%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders of Common Stock (other than Parent and its affiliates) of the $17.55 per share of Common Stock to be paid in cash to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Per Share Merger Consideration was determined through arms’-length negotiations between the Company and Parent and was approved by the Board. Goldman Sachs did not recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company and its affiliates, and Cerberus, an affiliate of Parent, and Veritas Capital, an affiliate of an entity that held approximately 38% of the Common Stock as of April 11, 2010 and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to the Company and its affiliates from time to time for which Goldman Sachs’ investment banking division has received, and may receive, compensation, including having acted as joint-bookrunner in connection with the private placement of the Company’s 9.50% Senior Subordinated Notes due 2013 (aggregate principal amount $125,000,000) in July 2008 and as lead bookrunner in connection with the public offering of 10,000,000 Common Stock in August 2009. Goldman Sachs also has provided certain investment banking and other financial services to Veritas Capital and its affiliates and portfolio companies from time to time for which Goldman Sachs’ investment banking division has received, and may receive, compensation, including, but not limited to, having acted as joint-bookrunner in connection with the public offering by Aeroflex Inc., a portfolio company of Veritas Capital, of its 11.75% Senior Notes due 2015 (aggregate principal amount $225,000,000) in August 2008. Goldman Sachs also has provided certain investment banking and other financial services to Cerberus and its affiliates and portfolio companies from time to time for which Goldman Sachs’ investment banking division has received, and may receive, compensation, including, but not limited to, having acted as financial advisor to GMAC LLC, an affiliate of Cerberus, in connection with its purchase of an interest in IB Finance Holding Company, LLC in January 2009; joint-bookrunner in connection with the initial public offering of 45,000,000 shares of common stock of Talecris Biotherapeutics Holdings Corp., a portfolio company of Cerberus, which we refer to as Biotherapeutics, in September 2009; joint-bookrunner in connection with the public offering by NewPage Corporation, a portfolio company of Cerberus, of its 11.375% Senior Secured Notes due 2014 (aggregate principal amount $500,000,000) in September 2009; and joint-bookrunner in connection with the public offering by Biotherapeutics of its 7.75% Senior Notes due 2016

(aggregate principal amount $600,000,000) in October 2009. Goldman Sachs also may provide investment banking and other financial services to the Company and its affiliates and Veritas Capital and Cerberus and their respective affiliates and portfolio companies in the future for which Goldman Sachs’ investment banking division may receive compensation. Affiliates of Goldman Sachs may co-invest with Veritas and its affiliates and Cerberus and its affiliates, may invest in limited partnership units of affiliates of Veritas and Cerberus in the future and are invested in limited partnership units of affiliates of Cerberus. As of April 11, 2010, funds managed by affiliates of Goldman Sachs owned limited partnership units representing approximately 2% of the equity ownership in Cerberus Guarantor. Approximately 7% of the equity interests of such funds were held by affiliates of Goldman Sachs and employees of Goldman Sachs and its affiliates, resulting in such affiliates of Goldman Sachs and employees of Goldman Sachs and its affiliates indirectly having approximately a 0.14% ownership interest in Cerberus Guarantor.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated February 12, 2010, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $13.2 million, all of which is payable upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Company Financial Forecasts

Our management shared the Financial Forecasts with Goldman Sachs for purposes of the opinion described above and with the Board for purposes of evaluating the Merger. The Financial Forecasts showed (i) revenues of $3,492.6 million, $4,188.6 million, $4,910.1 million and $5,216.1 million, (ii) GAAP net income, adjusted for interest, taxes, depreciation and amortization and a portion of other expense related to interest rate swap losses (including any net gain/loss from early extinguishment of debt), and after adjustment for estimated public company expenses (estimated at $2 million per year), certain projected losses related to our Afghanistan construction contracts (estimated at $10.4 million for fiscal year 2010) and certain acquisition/severance costs (estimated at $2.4 million for fiscal year 2010), which we refer to as Adjusted EBITDA, of $239.8 million, $268.6 million, $313.8 million and $318.0 million, and (iii) fully diluted earnings per share based on GAAP net income, which we refer to as EPS, of $1.39, $1.83, $2.60 and $2.94, in each case for fiscal years 2010, 2011, 2012 and 2013, respectively.

The Company provided to Cerberus the same Financial Forecasts set forth above for the period from 2010 to 2013.

Adjusted EBITDA is a non-GAAP measure. We believe this non-GAAP financial measure is useful in evaluating operating performance and is regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

The Financial Forecasts are included in this proxy statement to provide our stockholders access to certain nonpublic information considered by the Board during its evaluation of the Merger and provided to Goldman Sachs in connection with its opinion to the Board that, as of April 11, 2010 and based upon and subject to the factors and assumptions set forth therein, the $17.55 Per Share Merger Consideration to be paid to the holders of shares (other than Parent and its affiliates) of our Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The inclusion of this information should not be regarded as an indication to any stockholder that the Board or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such. The Financial

Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. Since the Financial Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2010 and beyond are likely to be achieved. As a result, the Financial Forecasts are not necessarily indicative of future results. In addition, the Company prepared the Financial Forecasts prior to the Board’s approval of the Merger Agreement and, accordingly, the Financial Forecasts do not reflect the effects of the Merger or the Merger Agreement, which may cause results to differ materially. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the Financial Forecasts.

The Financial Forecasts were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Forecasts included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these Financial Forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Financial Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such Financial Forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the Financial Forecasts. Furthermore, the Financial Forecasts do not take into account any circumstances or events occurring after the date the Financial Forecasts were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the quarter ended January 1, 2010. Our stockholders should review our Quarterly Report on Form 10–Q for the quarter ended January 1, 2010 to obtain this information. See the section entitled “Where You Can Find More Information.”

None of the Company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger, including the funds needed to:

•	pay our stockholders (and holders of our RSUs) the amounts due to them under the Merger Agreement;

•	repay or refinance certain existing indebtedness of the Company;

•

pay related fees and expenses (including original issue discount and costs related to the retirement of certain existing indebtedness) in connection with the transactions contemplated by the Merger Agreement; and

•	pay accrued interest

will be approximately $1.7 billion. We expect this amount to be funded through a combination of:

•	equity financing of approximately $591.6 million to be provided by Cerberus Guarantor;

•	$565 million in senior secured credit facilities;

•	the issuance of $455 million in principal amount of senior unsecured notes (supplemented, if some or all of those notes cannot be sold at closing, by a senior unsecured term loan facility); and

•	approximately $69 million of cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or substantially less net proceeds from the equity and debt financings than we currently expect. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the Merger to be completed. In that case, depending on the circumstances, Parent may be obligated to pay the Company a reverse termination fee of $100 million or, if the Company establishes in accordance with the Merger Agreement that Parent or Merger Sub has committed a willful breach of the Merger Agreement, liquidated damages of $300 million, as described under “The Merger Agreement—Termination Fees.” That obligation is guaranteed by Cerberus Guarantor referred to below.

Equity Financing

Parent has entered into the Equity Commitment Letter with Cerberus Guarantor, dated April 11, 2010, pursuant to which Cerberus Guarantor has committed to purchase or cause to be purchased shares of capital stock of Parent for an aggregate amount of $591.6 million. These proceeds will be used, together with the debt financing to be provided as discussed below, to pay the aggregate Per Share Merger Consideration pursuant to the Merger Agreement, to refinance certain indebtedness of the Company and to pay transaction fees and expenses related thereto.

The funding of financing contemplated by the Equity Commitment Letter is subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations contained in the Merger Agreement and to Parent’s receipt of the debt financing or any alternative financing that Parent and Merger Sub are required to accept pursuant to the Merger Agreement. The Company is a third party beneficiary of the Equity Commitment Letter solely to seek to enforce the obligations of Cerberus Guarantor under the Equity Commitment Letter in the circumstances where the Company is entitled to seek specific performance of Parent’s obligation to cause the equity commitment to be funded in certain limited circumstances in accordance with the terms of the Merger Agreement.

The obligation of Cerberus Guarantor to fund the equity commitment will expire upon the later of the funding of the equity financing or the Effective Time, except in the event that the Merger Agreement is terminated in accordance with its terms, in which case the equity commitment will automatically expire.

Debt Financing

In connection with the entry into the Merger Agreement, Parent and Merger Sub received the Debt Commitment Letter, dated April 11, 2010, from the Lenders providing for (a) up to $715 million in senior secured credit facilities (comprised of a term loan facility of up to $565 million and a revolving credit facility of up to $150 million) and (b) up to $455 million in senior unsecured bridge loans (which would be utilized by

Merger Sub in the event it could not sell the full amount of $455 million in senior unsecured notes on or prior to the closing of the Merger).

The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions, including, without limitation:

•

the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or waived and no consent shall have been given in either case in a manner which would be materially adverse to the Lenders (it being understood that any change in the purchase price shall be a materially adverse change), without the prior written consent of the lead arrangers of the debt financing;

•

the Merger shall have been, or shall concurrently with the funding of the debt financing be, consummated in accordance with the Merger Agreement and in compliance with applicable law and regulatory approvals;

•

after giving effect to the Merger and other transactions contemplated by the Merger Agreement, including consummation of the debt financing, Parent, the Merger Sub and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the debt financing, (b) other indebtedness in limited amounts to be mutually agreed upon and (c) preferred stock of Parent which must be treated as equity for rating agency and GAAP purposes and otherwise on terms reasonably satisfactory to the lead arrangers of the debt financing;

•

the senior administrative agent and the bridge administrative agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the date of initial funding of the debt financing and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the definitive agreements to be entered into by Parent, Merger Sub, and Lenders with respect to the debt financing;

•

since April 3, 2009, there has not occurred any Company Material Adverse Effect (as defined in the Debt Commitment Letter in a manner substantially the same as the definition of such term in the Merger Agreement) or any changes, events, circumstances, occurrences, effects or developments that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

•

subject to the terms and conditions described in the Debt Commitment Letter that permit certain actions to be completed after the closing of the debt financing (a) the senior administrative agent with respect to the debt financing (on behalf of the senior Lenders) shall have a valid and perfected first priority (subject to certain exceptions) lien and security interest in the capital stock of the Merger Sub and in the other collateral, (b) all filings, recordations and searches necessary or desirable in connection with the liens and security interests in the collateral shall have been duly made and (c) all filing and recording fees and taxes shall have been duly paid and any surveys and title insurance, reasonably requested by the senior administrative agent with respect to real property interests of the Merger Sub and its subsidiaries shall have been obtained;

•	all accrued fees and expenses of the administrative agents and lead arrangers and the fees owed to the Lenders pursuant to fee letter, as is referred to in the Debt Commitment Letter, have been paid;

•

the adoption of the Merger Agreement by a majority of the Company’s stockholders, the expiration of the applicable waiting period under the HSR Act (as well as approval under any foreign antitrust law) and the absence of laws or orders restraining, enjoining or preventing the consummation of the Merger or otherwise making the consummation of the Merger illegal;

•

receipt by the lead arrangers and the Lenders of (a) audited financials of the Company for the last three fiscal years (including such information with respect to the fiscal year ended April 1, 2010), (b) unaudited quarterly financial statements for each completed fiscal quarter commencing on or after April 2, 2010 (as soon as available), (c) any additional audited and unaudited financial statements for our recent, probable or pending acquisitions that we would be required to file in a Form 8–K, and (d) pro forma balance sheet and related statement of operations of Parent and its subsidiaries for the fiscal year ended April 1, 2010, and for the latest four-quarter period ending with the latest fiscal quarter covered by our quarterly financial statements, in each case, after giving effect to the Merger and other transactions contemplated by the Merger Agreement, including consummation of the debt financing (to which we refer as pro forma financial statements), promptly after the historical financial statements for such periods are available;

•

receipt by the Lenders of (a) month by month forecasts for the surviving corporation and its subsidiaries for the first 12 months following the closing date of the Merger, which we refer to as the Closing Date, (b) yearly forecasts for the surviving corporation for the term of the debt facilities, (c) evidence satisfactory to the lead arrangers of the debt financing that the ratio of (x) consolidated debt for borrowed money of the Merger Sub and its subsidiaries on the Closing Date after giving effect to the Merger and other transactions contemplated by the Merger Agreement, including consummation of the debt financing, to (y) consolidated EBITDA as set forth in the pro forma financial statements is not greater than 4.25:1.0, (d) a certificate of the chief financial officer of Parent and the Merger Sub to the effect that the pro forma financial statements and the forecasts were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions, and (e) evidence reasonably satisfactory to the lead arrangers of the debt financing that on the Closing Date, Parent and its subsidiaries will have unrestricted cash (with working capital management being done in the ordinary course and consistent with past practice) together with availability under the revolving credit facility in an amount not less than $175 million less up to $35 million of letters of credit outstanding on such date;

•

corporate credit/family ratings on the part of Merger Sub, and ratings for each of the senior credit facilities, the bridge loan and the notes from Moody’s Investors Services, Inc. and Standard and Poor’s at least 30 days prior to the Closing Date;

•

evidence that (a) Parent has received the proceeds of the equity financing under the Equity Commitment Letter and has contributed them to the Company as common equity, (b) Cerberus Guarantor owns at least 65% of the capital stock of Parent and (c) all ownership interests in the Merger Sub are owned by Parent and all ownership interests in the Merger Sub’s subsidiaries are owned by the Merger Sub or one or more of its subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the definitive agreements to be entered into by Parent, Merger Sub, and the Lenders with respect to the debt financing;

•

the engagement of one or more investment banks to publicly sell or privately place up to $455 million in senior unsecured notes, the receipt (to the extent it can be ensured through the exercise of commercially reasonably efforts by the Merger Sub) by such investment banks and the lead arrangers of the debt financing by no later than 30 days prior to the Closing Date of a preliminary offering or private placement memorandum with respect to the notes offering suitable for use in a customary “high-yield road show” relating to such notes and containing the information (including financial statements) customarily required for a Rule 144A offering of high yield securities, and the Merger Sub shall have used commercially reasonable efforts to ensure that the investment banks shall have been afforded a period of at least 30 consecutive days following receipt of such preliminary offering or private placement memorandum to seek to place such notes with qualified purchasers (but the days from August 23, 2010, to September 6, 2010, shall not be included in determining whether such 30-day requirement has been satisfied);

•

receipt by the Lenders of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act;

•

the negotiation, execution and delivery of definitive agreements to be entered into by Parent, Merger Sub and the Lenders and other customary closing documents with respect to the debt financing satisfactory to the lead arrangers of the debt financing; and

•	the accuracy of certain representations with respect to Merger Sub and the Company.

The commitments of the Lenders will expire on the earliest of (a) October 11, 2010, which we refer to as the Outside Date, (b) the Closing (as defined in the Merger Agreement) of the Merger or (c) the termination date of the Merger Agreement in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub has agreed to obtain the equity financing contemplated by the Equity Commitment Letter on the terms and conditions described in the Equity Commitment Letter and use their respective commercially reasonable efforts to obtain the debt financing contemplated by the Debt Commitment Letter on the terms and conditions described in the Debt Commitment Letter and will not amend, alter or waive any term of either the Equity Commitment Letter or the Debt Commitment Letter. However, Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (i) the terms would not be reasonably expected to delay or prevent the Closing of the Merger, or make the funding of the debt financing less likely to occur and (ii) the conditions to the debt financing would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing of the Merger.

Pursuant to the Limited Guarantee delivered by Cerberus Guarantor in favor of the Company, Cerberus Guarantor agreed, among other things, to guarantee the direct expenses incurred by Parent or Merger Sub in connection with the arrangement of the financing of the Merger, which direct expenses and reimbursement obligations, along with certain other reimbursement and payment obligations of Parent and Merger Sub, shall not in the aggregate exceed $10 million.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Cerberus Guarantor delivered the Limited Guarantee in favor of the Company, pursuant to which Cerberus Guarantor guaranteed the due and punctual performance by Parent and Merger Sub of the payment obligations of Parent and Merger Sub under the Merger Agreement, which include, among other things:

•

the obligation of Parent to fund the aggregate Per Share Merger Consideration at the Closing in the event that all of the mutual conditions to closing and Parent’s conditions to closing in the Merger Agreement (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) and the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with the Merger Agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the equity financing is funded at the Closing;

•

the obligation to pay (i) a fee of $300 million for liquidated damages in the event that the Company establishes that Parent or Merger Sub has committed a willful breach of the Merger Agreement, as such term is defined therein, (ii) a fee of $100 million upon termination of the Merger Agreement by Parent and Merger Sub under certain circumstances or (iii) the Company’s expenses under certain circumstances; and

•

any amounts required to be paid prior to the Closing to any Governmental Entity (as defined in the Merger Agreement) or other person, excluding the Company, to consummate the transactions contemplated by the Merger Agreement, which we refer to as the Third Party Obligations, and together with the obligations described in the two bullet points above, the Obligations.

The maximum liability of Cerberus Guarantor for all of its Obligations under the Limited Guarantee is $591.6 million, and the maximum liability of Cerberus Guarantor for all Third Party Payment Obligations is $10 million. The Company may enforce its rights under the Limited Guarantee directly against Cerberus Guarantor. If Parent or Merger Sub is in breach of its Obligations, then the Company may at any time, at the Company’s option, take any and all actions under applicable law to enforce its rights under the Limited Guarantee in respect of such Obligations.

Subject to certain exceptions, the Limited Guarantee will terminate, and Cerberus Guarantor will have no obligations thereunder, as of the earlier of (i) the Effective Time and (ii) the first anniversary after termination of the Merger Agreement in accordance with its terms (unless the Company has commenced litigation to enforce its rights under the Merger Agreement and/or the Equity Commitment Letter and/or the Limited Guarantee prior to such anniversary in which case the Limited Guarantee shall terminate upon either (x) a final resolution of such litigation and payment in full of Cerberus Guarantor’s Obligations under the Limited Guarantee or (y) a written agreement by each of the parties thereto to terminate the Limited Guarantee). Each of the Company and Cerberus Guarantor also agreed to pay all reasonable out of pocket expenses (including reasonable fees of counsel) incurred by the other party in connection with any litigation with respect to this Limited Guarantee if such other party prevails in such litigation. A copy of the Limited Guarantee is attached to this proxy statement as Annex C.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of stockholders. These interests may be different from, or in conflict with, your interests as a stockholder generally. The members of the Board were made aware of the material facts as to these additional interests, and considered them, before they approved the Merger Agreement. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Ownership of Restricted Stock Units; Retention Bonuses

Under the terms of the Merger Agreement, all of the RSUs outstanding immediately prior to the Effective Time that are held by our directors and executive officers (as well as those held by our other employees), including performance-based RSUs, that have been granted under the 2007 Incentive Plan will accelerate and vest in full at the Effective Time. Each RSU will be entitled to an amount equal to the Per Share Merger Consideration, and the amount that each such director and executive officer is entitled to with respect to his RSUs varies, as indicated in the table below. Additionally, pursuant to retention bonus agreements, Messrs. Nixon and Reed will receive cash retention bonuses as indicated in the table below. These payments are as follows:

Name	Retention Bonus	Number of RSUs (1)		Amount Entitled to be Received for RSUs at the Effective Time (2)	Total
William L. Ballhaus	$0	200,000	(3)	$3,510,000	$3,510,000
Robert B. Rosenkranz	$0	17,700		$310,635	$310,635
Michael J. Thorne	$0	30,000		$526,500	$526,500
Anthony Smeraglinolo	$0	70,000		$1,228,500	$1,228,500
Steven T. Schorer	$0	70,000		$1,228,500	$1,228,500
Gregory S. Nixon	$500,000	30,000		$526,500	$1,026,500
Craig R. Reed	$300,000	37,700		$661,635	$961,635
Robert B. McKeon	N/A	—		—	—
Michael J. Bayer	N/A	3,286		$57,669	$57,669
Herbert J. Lanese	N/A	3,286		$57,669	$57,669
Barry R. McCaffrey	N/A	3,286		$57,669	$57,669
Ramzi M. Musallam	N/A	—		—	—
Joseph W. Prueher	N/A	3,286		$57,669	$57,669
Charles S. Ream	N/A	3,286		$57,669	$57,669
Mark H. Ronald	N/A	3,286		$57,669	$57,669
Peter J. Schoomaker	N/A	7,499		$131,607	$131,607
Leighton W. Smith, Jr.	N/A	3,286		$57,669	$57,669

(1)	As of May 14, 2010.
(2)	Based on the Per Share Merger Consideration.
(3)	This amount includes 37,500 RSUs which are scheduled to vest, and will be paid to Mr. Ballhaus in shares of Common Stock, on May 19, 2010 (subject to the satisfaction of the terms of the grant and less any applicable withholding taxes).

For a discussion of the Common Stock ownership of our directors and executive officers, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management—Ownership of Our Stock By Directors and Named Executive Officers.”

Severance Payments and Prorated Bonuses

Each of the executive officers indicated below will be entitled to a cash severance payment if the Merger is consummated and the executive officer’s employment is terminated without cause, or for Mr. Ballhaus, Mr. Rosenkranz and Mr. Thorne, if the executive departs for “good cause.” The severance payments are outlined in the following table:

Name	Cash Severance Payment (1)
William L. Ballhaus (2)	$3,400,000
Robert B. Rosenkranz	$1,405,343
Michael J. Thorne	$1,327,920
Anthony Smeraglinolo	$441,000
Steven T. Schorer	$455,642
Gregory S. Nixon	$400,000
Craig R. Reed	$313,500

(1)	These amounts are based on an assumed termination of employment as of August 3, 2010, four calendar months since the beginning of our fiscal year, and assumes that the base salary for each executive officer will remain at its current level.
(2)	Under his employment agreement, Mr. Ballhaus is entitled to an additional gross-up payment in the event that he is subject to an excise tax under Section 4999 of the Internal Revenue Code, as further described below.

In addition, upon a termination of employment without cause or for “good cause,” the foregoing executives are entitled to receive a pro-rated bonuses based on the number of days elapsed in fiscal year 2011 through the Effective Time and target performance, the amounts of which are disclosed below.

Name	Prorated Bonus (1)
William L. Ballhaus	$283,333
Robert B. Rosenkranz	$87,834
Michael J. Thorne	$82,992
Anthony Smeraglinolo	$110,250
Steven T. Schorer	$113,910
Gregory S. Nixon	$80,000
Craig R. Reed	$52,250

(1)	These amounts are based on an assumed termination of employment as of August 3, 2010, four calendar months since the beginning of our fiscal year, and assumes that the base salary for each executive officer will remain at its current level.

“Good cause” is defined in the employment agreements for each of Mr. Ballhaus, Mr. Rosenkranz and Mr. Thorne as certain actions taken by the Company including: (i) assignment of duties that are materially inconsistent with the executive’s status or which represent a substantial diminution of duties or responsibilities; (ii) a reduction in base salary except in connection with an across-the-board salary reduction for all executives; (iii) the Company’s failure to pay any of the executive’s compensation in accordance with Company policy; (iv) a change of the executive’s title; or (v) a failure of the Company to comply with the obligations provided in the executive’s employment agreement, or the failure of a successor to the Company to confirm in writing within five business days of its succession its obligation to assume and perform all obligations of the executive’s employment agreement, which in each case, remains uncured within 30 days after receipt of notice from the executive.

Additionally, Mr. Ballhaus is the only director or executive officer entitled to a 280G tax gross-up. If his employment is terminated without cause or for good reason within a year following the consummation of the Merger, Mr. Ballhaus would potentially owe approximately $863,000 in excise taxes and the Company would be required to make a gross-up payment to him of approximately $2.47 million. The foregoing amounts are based on certain customary assumptions, including, among other things, a closing date of the Merger and termination date of employment of August 3, 2010, the Per Share Merger Consideration of $17.55 and the executive’s applicable income tax rate.

Retention Bonus Agreements

In March 2010, the Company entered into retention bonus agreements, which we refer to collectively as the Retention Bonus Agreements, with four of our officers, two of whom, Mr. Nixon and Mr. Reed, are executive officers of the Company. Pursuant to the applicable Retention Bonus Agreement, Messrs. Nixon and Reed will each receive a cash retention bonus concurrently with the closing of the Merger, of $500,000 and $300,000, respectively, if the Merger is consummated on or prior to January 31, 2011, which we refer to as the Payment Date. To be eligible to receive the cash bonus, each of Mr. Nixon and Mr. Reed must have actively supported and worked towards the execution of the Merger Agreement and must actively support and work toward the completion of all requirements necessary to consummate the Merger. The aggregate amount payable to the four officers in the form of retention bonuses is $1.4 million. Each Retention Bonus Agreement is null and void if the Merger does not occur on or prior to January 31, 2011.

The Retention Bonus Agreements do not modify the employment relationship between the Company and either Mr. Nixon or Mr. Reed. If the employment of any such executive officer is terminated for any reason other than the death or disability of such executive officer, the Retention Bonus Agreement for such executive officer will be null and void. In the event of such executive officer’s death or disability prior to the closing of the Merger, the executive officer (or his estate) will be entitled to receive the full amount of the cash bonus under each Retention Bonus Agreement on the Payment Date.

M&A Committee Fee

In accordance with the resolutions of the Board establishing the M&A Committee, for each meeting attended, each independent director on the M&A Committee is entitled to receive $2,000 and be reimbursed for all reasonable expenses incurred in connection with his responsibilities on the M&A Committee, whether or not the Merger occurs.

Indemnification and Insurance

From and after the Effective Time, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our present and former executive officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such executive officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” policy with respect to the currently existing executive officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and executive officers’ liability insurance and fiduciary liability insurance. This obligation is subject per each annual premium to a cap of 300% of the annual premium amount we are currently paying.

If we fail to purchase such “tail” policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the Effective Time. Parent’s obligation to provide this insurance will be capped per each annual premium at 300% of the annual premium amount we are currently paying. If annual premiums for such coverage exceed the cap, the surviving corporation must obtain a policy with the greatest coverage available for a premium price not exceeding the 300% cap per annum.

The present and former directors and executive officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification.

Arrangements with Cerberus and Parent

Parent has previously indicated its belief that the continued involvement of our management team is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Moreover, as of the date of this proxy statement, no discussions have occurred between members of our current management and representatives of Cerberus or Parent with respect to any such agreement, arrangement or understanding. Although it is likely that certain members of our current management team will enter into arrangements with Cerberus, Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no discussions have occurred between members of our current management and representatives of Cerberus or Parent, and we cannot assure you that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the Merger and would not become effective until after the Merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantors or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Regulatory Approvals to be Obtained in Connection with the Merger

Mergers and acquisitions that may have an impact in the United States are subject to review by the Antitrust Division of the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the proposed Merger, may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the DOJ and the FTC by the Company and Parent. The initial waiting period is 30 days following the filing of the notification and report forms by the parties, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened by consent of the parties or if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. Each of the Company and Parent filed notification report forms with the DOJ and the FTC on April 30, 2010. Early termination of the waiting period under the HSR Act was not requested.

The DOJ and the FTC review the legality under antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, either the DOJ or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of assets of the Company or Parent or their respective affiliates or imposing other requirements or conditions. While the Merger Agreement requires the Company, Parent and Merger Sub to use their respective reasonable best efforts to facilitate the expiration or termination of the waiting period under the HSR Act, the Merger Agreement does not require Parent or the surviving corporation or any their respective affiliates to sell, hold separate or otherwise dispose of any of their respective assets, business, or interests in any person or entity, to conduct any aspect of their respective businesses in a specified manner or to agree to any condition or enter into any agreement to obtain any such consent, registration, approval, permit or authorization that in the judgment of Parent would be adverse to Parent or the surviving corporation. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances.

The Company is not aware of any waiting period or consent required under any applicable foreign antitrust laws.

We cannot assure you that the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We cannot assure you that the DOJ, the FTC or any other governmental entity or any private entity will not attempt to challenge the Merger on antitrust grounds and, if such a challenge is made, we cannot provide you with any assurances as to its result.

Accounting Treatment of the Merger

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of Common Stock are converted into the right to receive cash pursuant to the Merger. This summary does not address the consequences of the Merger under the tax laws of any state, local or foreign jurisdiction and does not address all of the U.S. federal income tax consequences that might be relevant to a particular holder of our Common Stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, for example:

•

Financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, and holders who hold our Common Stock as part of a “straddle,” “hedge” or “conversion” transaction;

•	Holders who are not U.S. persons or entities, certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	Holders that are partnerships or other pass-through entities or that hold our Common Stock through partnerships or other pass-through entities;

•	Holders of options or warrants to acquire our Common Stock;

•	Holders who acquired our Common Stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	Holders who are subject to the alternative minimum tax; and

•	Holders who exercise appraisal rights.

This discussion applies only to U.S. holders of our Common Stock who, on the date the Merger is completed, hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. This discussion is based on the Code, the Treasury Regulations and other administrative and judicial authorities in effect as of the date of this proxy statement, all of which are subject to change. Any such change could apply retroactively and could change the consequences described below.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to that partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of our Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Appraisal Rights

A stockholder who perfects appraisal rights will generally recognize gain or loss with respect to his shares of Common Stock equal to the difference between the amount of cash received and his basis in such shares. Gain or loss will be calculated separately for each block of shares (i.e. shares acquired at the same cost in a single transaction), and will be a long-term capital gain or losses provided the shares were held for more than 12 months prior to the disposition of the shares.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Form W–9 included as part of the letter of transmittal and return it to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of RSUs (including performance units), including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any Per Share Merger Consideration for their shares of our Common Stock. Instead, we would remain an independent publicly-traded company, and our Common Stock would continue to be listed and traded on the NYSE. In addition, we expect that management will operate our business in a manner similar to that in which it is currently being operated and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our Common Stock.

If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our Common Stock may decline to the extent that the current market price of our Common Stock reflects a market assumption that the Merger will be completed. From time to time, the Board would evaluate and review our business operations, properties, dividend policy and capitalization and, among other things, make such changes as are deemed appropriate. In addition, the Board may seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, we cannot guarantee that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

If the Merger Agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $30 million to Parent or reimburse Parent for its expenses. For a description of the circumstances triggering payment of the termination fee and expense reimbursement, see the section entitled “The Merger Agreement—Termination Fees.”

Market Price of Our Common Stock

Our Common Stock is listed for trading on the NYSE under the symbol “DCP”. The closing price of our Common Stock on the NYSE on April 9, 2010, the last trading day prior to public announcement of the execution of the Merger Agreement was $11.75 per share. On May 14, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our Common Stock on the NYSE was $16.67 per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

Appraisal Rights

If you do not vote for the adoption of the Merger Agreement at the Special Meeting, make a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex E to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex E. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this proxy statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of such stockholder’s shares of our Common Stock. If you sign and return a proxy card or vote by submitting a proxy by telephone, through the Internet or by fax, without expressly directing that your shares of our Common Stock be voted against the adoption of the Merger Agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the Merger Agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Common Stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone, through the Internet or by fax, in favor of the proposal to adopt the Merger Agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone, through the Internet or by fax, against the proposal or to abstain with respect thereto. A vote or proxy against the adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, or should be delivered to the Corporate Secretary at the Special Meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten days after the Effective Time, we will notify each stockholder of the Effective Time who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the Per Share Merger Consideration payable in a Merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our Common Stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our Common Stock as of a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Litigation Relating to the Merger

On April 16, 2010, a putative class action complaint was commenced against us, our directors, Cerberus, Parent and Merger Sub in the Delaware Court. In this action, captioned Shawn K. Naito v. DynCorp International Inc. et al., C.A. No. 5419–VCS, the plaintiff purports to bring the action on behalf of the public stockholders of the Company, and seeks, among other things, equitable relief, to enjoin the consummation of the Merger, and fees and costs. Plaintiff alleges in the complaint that our directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration is unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders. The complaint further alleges that Cerberus, Parent and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On May 7, 2010, we filed an answer that denied the material substantive allegations of the complaint. On May 10, 2010, Cerberus, Parent and Merger Sub filed an answer that denied the material substantive allegations of the complaint. On May 14, 2010, plaintiff filed a motion to amend its complaint to assert certain alleged failures of disclosure in the Company’s preliminary proxy statement previously filed with the SEC. The proposed amended complaint continues to challenge the Board’s discharge of its fiduciary duties in connection with the negotiation of the Merger.

On April 30, 2010, we, our directors, Parent and Merger Sub were named as defendants in a putative class action complaint, captioned Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, filed in the U.S. District Court in the Eastern District of Virginia. In the complaint, the plaintiff purports to represent a class of stockholders and seeks, among other things, equitable relief, including to enjoin us, Parent and Merger Sub from consummating the Merger, in addition to fees and costs. Plaintiff alleges in the complaint that our directors breached their fiduciary duties by, among other things, failing to engage in an honest and fair sale process. The complaint further alleges that the Company, Parent and Merger Sub aided and abetted the directors’ purported breaches.

The Company believes that the claims asserted in the Naito and Meehan actions are without merit.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger.

The board of directors of the surviving corporation will, from and after the Effective Time, consist of the directors of Merger Sub until their successors have been duly appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Company at the Effective Time will, from and after the Effective Time, be the executive officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The certificate of incorporation of Company will be amended to be in the form of Exhibit A to the Merger Agreement, and as so amended will be the certificate of incorporation of the surviving corporation, until amended in accordance with its terms or by applicable law (subject to the indemnification obligations of the surviving corporation as discussed in “The Merger—Interests of Certain Persons in the Merger”). The bylaws of Merger Sub will be the bylaws of the surviving corporation until amended in accordance with its terms or by applicable law (subject to the indemnification obligations of the surviving corporation as discussed in “The Merger—Interests of Certain Persons in the Merger”).

Following the completion of the Merger, we expect our Common Stock to be delisted from the NYSE and deregistered under the Exchange Act, and cease to be publicly traded.

Closing and Effective Time; Marketing Period

The closing of the Merger will take place on the third business day following the date on which the last of the conditions to closing of the Merger (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period (described below) has not ended at such time, the closing of the Merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a business day before or during the marketing period specified by Parent on no less than three business days’ prior notice to the Company and the first business day following the final day of the marketing period, or at such other date as agreed to in writing by Parent and the Company. Notwithstanding the foregoing, if the mutual closing conditions and Parent’s closing conditions in the Merger Agreement have been satisfied but the financing provided for by the Debt Commitment Letter has not yet been obtained (or, if alternative financing is being used in accordance with the Merger Agreement, such alternative financing has not yet been obtained), then Parent, at its option, may postpone the closing to one business day prior to the termination date to obtain the debt financing referenced in this sentence, subject in all respects, to the Company’s right to terminate the Merger Agreement prior to the termination date in accordance with “The Merger Agreement—Termination Rights.”

The marketing period is the first period of 30 consecutive days after the date of the Merger Agreement beginning on delivery by the Company to Parent and Merger Sub of certain financial and other information relating to the Company and its subsidiaries to the extent reasonably requested by Parent or Merger Sub for inclusion in the offering documents relating to the financing contemplated by the Debt Commitment Letter (or any replacement, amended, modified or alternative financing to the extent permitted by the Merger Agreement) (which information we refer to as the required information) throughout which 30-day period (a) Parent has the required information, (b) the mutual closing conditions have been satisfied and (c) nothing has occurred and no condition exists that would prevent any of the conditions to the obligations of Parent and Merger Sub from being satisfied if the closing of the Merger were to occur at any time during such 30-day period; provided that the marketing period shall end on any earlier date that the debt financing is consummated. If the Company in good faith reasonably believes it has delivered the required information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the required information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which required information the Company has not delivered). The days from August 23, 2010, to September 6, 2010, however, shall not be included in determining such 30-day period.

The Effective Time will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock and Restricted Stock Units

Common Stock

At the Effective Time, each share of Common Stock issued and outstanding immediately prior thereto (other than excluded shares) will convert into the right to receive the Per Share Merger Consideration. Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent (in each case not held on behalf of third parties) and Common Stock owned by the Company or any of its wholly-owned subsidiaries will be cancelled without payment of consideration. Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “The Merger—Appraisal Rights.”

Restricted Stock Units

At the Effective Time, each of the Company’s RSUs outstanding immediately prior thereto will fully vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Per Share Merger Consideration, less any applicable withholding taxes.

Exchange and Payment Procedures

At the Effective Time, Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed) a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate Per Share Merger Consideration to the holders of shares of our Common Stock (other than Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent (in each case not held on behalf of third parties), Common Stock owned by the Company or any of its wholly-owned subsidiaries and Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL, collectively referred to herein as excluded shares) and any additional funds necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL in an amount equal to the product of (i) the number of dissenting shares for which dissenting stockholders have withdrawn their demand for, or lost their, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration.

Promptly (and in any event, within five business days) after the completion of the Merger, each record holder of shares of Common Stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how it may exchange its shares of Common stock for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the Per Share Merger Consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the Per Share Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the Effective Time, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the Merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the Per Share Merger Consideration deposited with the paying agent that remains unclaimed by former record holders of Common Stock for six months after the Effective Time will be delivered to the surviving corporation. Record holders of Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the Per Share Merger Consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent and Merger Sub will take all actions and do all things necessary, proper or advisable to obtain equity financing for the Merger on the terms and conditions described in the Equity Commitment Letter and will not permit any amendment or alteration to be made thereto or any waiver of any provision or remedy thereunder, without our prior written consent. In addition, Parent and Merger Sub will take all actions and do all things necessary, proper or advisable to:

•	maintain in effect the Equity Commitment Letter;

•	satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letter that are within its control;

•	consummate the equity financing contemplated by the Equity Commitment Letter at or prior to the closing of the Merger, and

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enforce their rights and Cerberus Guarantor’s obligations under the Equity Commitment Letter, including (at our request and subject to the terms and conditions of the Merger Agreement described in the section “The Merger Agreement—Remedies” below) by filing one or more lawsuits against Cerberus Guarantor or assigning their rights to bring such lawsuits to us.

Parent has agreed to promptly notify us of the expiration or termination (or attempted or purported termination) of the Equity Commitment Letter, and of any refusal (or any stated intent to refuse) by Cerberus Guarantor to provide the financing contemplated by the Equity Commitment Letter.

Parent and Merger Sub will use their commercially reasonable efforts to obtain debt financing for the Merger on the terms and conditions described in the Debt Commitment Letter (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the debt financing less likely to occur) and will not permit any amendment or alteration to be made thereto, or any waiver of any provision or remedy thereunder (to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent the Closing or make the funding of the debt financing less likely to occur) without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the debt financing or amends the conditions precedent to the debt financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the debt financing less likely to occur; provided, however, that Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (i) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the debt financing less likely to occur and (ii) the conditions to the debt financing set forth in the Debt Commitment Letter as of April 11, 2010 would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing. Parent has agreed to keep the Company informed of the terms of any such alternative financing and deliver to the Company final drafts of any commitment letter providing for such alternative financing. In addition, Parent and Merger Sub will use their commercially reasonable efforts to:

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maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter, after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms which would not be reasonably expected to delay or prevent the closing of the Merger or make the funding of the debt financing less likely to occur);

•	satisfy on a timely basis all conditions in such definitive agreements that are within their reasonable control; and

•	consummate the debt financing at or prior to the closing of the Merger.

In the event that all conditions in the Debt Commitment Letter (other than the availability funding of the equity financing) have been satisfied or, upon funding will be satisfied, Parent and Merger Sub will use their commercially reasonable efforts to cause the lenders and the other persons providing the debt financing to fund on the Closing Date the debt financing required to consummate the transactions contemplated by the Merger Agreement and otherwise enforce their rights under the Debt Commitment Letter.

Pursuant to the Limited Guarantee, Cerberus Guarantor has agreed, among other things, to guarantee the expenses incurred by Parent and/or Merger Sub in connection with the arrangement of the financing of the Merger, up to a maximum of $10 million (taking into account any other Third Payment Obligations required to be paid by Parent and/or Merger Sub). See the section entitled “The Merger—Limited Guarantee.”

Parent and Merger Sub acknowledge in the Merger Agreement that the obtaining of the financing is not a condition to the consummation of the Merger.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing.

We have agreed to provide (at Parent’s sole expense) all cooperation reasonably requested by Parent and Merger Sub in connection with the arrangement of the financing for the Merger, including providing certain financial information and the required information, participating in certain meetings with third parties; obtaining accountant’s comfort letters and consents from our independent auditors; facilitating the pledging of collateral for the financing, including taking commercially reasonable actions necessary to permit the financing sources to evaluate our and our subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and arrangements in connection with the financing; using commercially reasonable efforts to obtain consents, waivers, estoppels, approvals, authorizations and instruments that may be reasonably requested by Parent or Merger Sub in connection with the financing and collateral arrangements (including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements); assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub; and taking corporate actions reasonably requested by Parent or Merger Sub to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately upon the Effective Time. Notwithstanding the foregoing, none of the obligations referenced in this paragraph shall require the Company’s cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or require it to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the debt financing prior to the Effective Time.

Representations and Warranties

We made representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedule the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests in our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with our stockholders;

•	our corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, and the approval of the Merger Agreement and the Merger by the Board;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the Merger Agreement;

•	the required governmental consents and approvals;

•	our SEC filings since March 30, 2007, and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since April 3, 2009;

•	the conduct of business in accordance with the ordinary course consistent with past practice;

•	the absence of legal proceedings and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws, licenses and permits;

•	the absence of any outstanding rights under the Company’s rights agreement and inapplicability of any anti-takeover law to the Merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of an opinion from Goldman Sachs;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	the absence of certain undisclosed affiliate transactions;

•	our government contracts and our compliance in all material respects with terms and conditions of any government contract; and

•	material contracts and the absence of any default under any material contract.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means a change, event, circumstance, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement; provided, however, that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

(i)	any changes, events, circumstances, occurrences or effects generally affecting:

(A)	any industry in which we and our subsidiaries operate or in which our respective products or services are used or distributed; or

(B)	the economy, credit, financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates; or

(ii)	any changes, events, circumstances, occurrences or effects, arising out of, resulting from or attributable to:

(A)	changes or prospective changes in law, in applicable regulations of any governmental entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

(B)	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

(C)	acts of war (whether or not declared), sabotage or terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events;

(D)	pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(E)	any action taken by us or our subsidiaries that is required by the Merger Agreement or taken at Parent’s written request, or our or our subsidiaries’ failure to take any action if that action is prohibited by the Merger Agreement;

(F)	any change in our credit ratings or in analysts recommendations with respect to the Company;

(G)	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates;

(H)	any decline in the market price, or change in trading volume, of our capital stock;

(I)	the failure of any bid to result in a government contract (regardless of whether we or any of our subsidiaries were a party to such government contract at the time such bid was made), any protest initiated by any third party with respect to any of our bids or government contracts, the failure of any protest relating to a bid or government contract initiated by us or the failure to be awarded task orders under government contracts; or

(J)	any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash flow or cash position.

However, notwithstanding any of the foregoing, (w) changes, events, circumstances, occurrences or effects set forth in clause (i)(A), (ii)(A), (ii)(C) or (ii)(D) above may be taken into account in determining whether there has been or is a Company material adverse effect to the extent such changes, events, circumstances, occurrences or effects have a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, as compared to other participants in the industries in which we and our subsidiaries operate, but only to the extent of such materially disproportionate adverse effect as compared to such other participants, (x) the exceptions in clauses (ii)(F), (ii)(H) and (ii)(J) above shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) or clauses (ii)(A) through (J) above) is a Company material adverse effect, (y) changes, events, circumstances, occurrences, effects or circumstances set forth in clause (ii)(C) above shall not include any action or failure to act by the Company, any subsidiary of the Company or any of their respective employees or agents and (z) changes, events, circumstances, occurrences or effects resulting from a loss of a material contract other than from any of the exclusions set forth in clause (ii) above may be taken into account in determining whether there has been or is a Company material adverse effect.

Debt Tender Offer

If requested by Parent, we will (so as to accommodate Parent’s financing with respect to the Merger and the other transactions provided for in the Merger Agreement) promptly commence (or, at Parent’s choice, assist Parent or its affiliates in a third party commencement of) an offer to purchase and related consent solicitation with respect to all of the outstanding aggregate principal amount of the then outstanding 9.50% Senior Subordinated Notes due 2013 on the terms and conditions as are reasonably requested by Parent (including amendments to the terms and provisions of the related indenture as reasonably requested by Parent and reasonably satisfactory to the Company) (including the related consent solicitation) and Parent is obligated to assist us in connection therewith. The closing of any such debt tender offer shall be conditioned on the occurrence of the closing of the Merger. Parent is obligated to promptly reimburse the Company upon our request for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with any such debt tender offer, and to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them (except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any of its subsidiaries or their respective representatives). In no event shall the Company be obligated to consummate any such debt tender offer unless the Merger has occurred or is occurring concurrently with the consummation of such debt tender offer and sufficient funds are available from the financing to pay all consideration for the purchase of such 9.50% Senior Subordinated Notes.

Alternatively, if the required consents have not been received in such debt tender offer, or are not reasonably likely to be received, in each case, at least ten business days prior to the Closing Date or if Parent determines not to request the commencement of the debt tender offer, then at Parent’s written request, the Company is obligated to use commercially reasonable efforts to promptly take all actions necessary and required to effect the satisfaction and discharge of the 9.50% Senior Subordinated Notes pursuant to Article 12 of the related indenture effective upon the closing of the Merger, provided, that the Company shall not be obligated to take any such alternative actions unless it has received from Parent the amounts required to deposit with the trustee to pay the redemption price for such notes as required pursuant to such indenture and pay or cause to be paid all other sums payable pursuant to the such indenture in connection therewith.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions in the Merger Agreement and disclosure schedule we delivered in connection with the Merger Agreement, between the date of the Merger Agreement and the Effective Time, unless Parent gives its prior written approval (which, except with respect to certain actions specified in the Merger Agreement, cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, we and our significant subsidiaries will use our reasonable efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the Merger Agreement and disclosure schedules we delivered in connection with the Merger Agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which, except with respect to certain actions specified in the Merger Agreement, cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	merge or consolidate the Company or our subsidiaries with any other person;

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acquire all or substantially all of the capital stock or assets of any person or entity with a value or purchase price in excess of $10 million or make more than three acquisition of all or substantially all of the capital stock or assets of any person or entity (in each case, other than pursuant to existing contracts);

•	issue, sell, pledge or otherwise encumber shares of capital stock of the Company or our subsidiaries (with customary exceptions);

•	make any loans, advances, capital contributions or investments in any person other than the Company or our wholly-owned subsidiaries;

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declare, set aside, make or pay any dividend or other distribution (except dividends paid by our direct or indirect wholly-owned subsidiaries to us or to other direct or indirect wholly-owned subsidiaries of ours) or enter into any agreement with respect to the voting of our capital stock;

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subject to certain exceptions, reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	subject to certain exceptions, enter into any contracts relating to interest rate protection or incur, issue, modify, renew, syndicate or refinance any indebtedness;

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subject to certain exceptions for operational emergencies and specific projects disclosed to Parent in the Company’s Disclosure Schedule, make or authorize capital expenditures in excess of $6 million in the aggregate;

•	make certain material changes to financial or tax accounting policies, except as required by law or by changes in GAAP;

•	settle any litigation or other governmental proceeding (other than with respect to tax audits, litigation or proceedings) for more than $3 million individually or $10 million in the aggregate;

•	except to the extent required by law, make any material tax election;

•	enter into any settlement, compromise or closing agreement with respect to any material tax liability or tax refund or file any amended tax return with respect to any material tax;

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subject to certain exceptions, transfer, sell, pledge, lease, license, mortgage, surrender, encumber or otherwise dispose of any material amount of assets, product lines or businesses, other than sale of inventory and parts in the ordinary course pursuant to existing contracts and subject to certain exceptions;

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other than as required pursuant to a benefit plan in effect prior to April 11, 2010, or as required by applicable law, change director or employee compensation (except for certain budgeted ordinary course increases), grant any severance or termination payments (except to new hires in the ordinary course of business consistent with past practice), or establish, adopt, terminate or materially amend any benefit plan or any plan, program, arrangement, policy or agreement that would be considered a benefit plan under the Merger Agreement if in existence on April 11, 2010 (subject to certain exceptions), or grant any equity or equity-based awards (with certain exceptions, including for the issuance of RSUs in respect of not more than 200,000 shares of our Common Stock in the ordinary course of business consistent with past practice);

•	adopt a plan or agreement to completely or partially liquidate or dissolve the Company or any subsidiary;

•	grant any liens other than certain permitted liens and except in connection with certain indebtedness;

•	in the case of our non-U.S. subsidiaries, invest in our securities or securities of our U.S. subsidiaries;

•	violate the Foreign Corrupt Practices Act of 1977, as amended;

•	adopt or implement any stockholder rights plan or amend our existing stockholder rights plan in a manner adverse to Parent or Merger Sub;

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subject to certain exceptions, waive, release, fail to enforce, or consent to any material matter with respect to which our consent is required under, any material confidentiality, standstill or similar to which we or our subsidiaries are a party;

•	enter into, amend, waive or terminate certain affiliate transactions; or

•	agree, authorize or commit to do any of the foregoing.

In addition, we have agreed to consult with Parent (to the extent permitted by applicable law) prior to submitting a re-bid in connection with the Criminal Justice Program Support (but the terms and conditions of the re-bid are at our sole discretion).

Solicitation of Acquisition Proposals

Except as permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that the Board will not fail to make the Company recommendation or withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, the Company recommendation, or fail to include the Company recommendation in this proxy statement or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal, take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or other permitted communications, cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal, or take any action to terminate the Merger Agreement in connection with a superior proposal.

Until 12:01 a.m., New York time, on May 9, 2010, we were permitted to:

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initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

After 12:01 a.m., New York time, on May 9, 2010, we are required to immediately cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, and request any such persons to promptly return or destroy all confidential information concerning the Company or any of our subsidiaries, and we must notify Parent of any proposals or offers with respect to an acquisition proposal, any requests for non-public information, or requests to initiate or continue discussions or negotiations and any status updates with respect to the same promptly, and, in any event, within 48 hours. At any time after 12:01 a.m., New York time, on May 9, 2010, and until the Effective Time or, if earlier, the termination of the Merger Agreement, we and our subsidiaries may not, and will use our and their reasonable best efforts to cause our and their representatives not to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data to any person relating to an acquisition proposal;

•	enter into any letter of intent, agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time after 12:01 a.m., New York time, on May 9, 2010, and prior to the time our stockholders adopt the Merger Agreement, if the Company receives an unsolicited bona fide acquisition proposal from any person, we may:

•	contact such person to clarify the terms and conditions of such proposal;

•

engage in discussions or negotiations with such person, and furnish to such person requested information pursuant to an acceptable confidentiality agreement (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub), if the Board (x) prior to taking any such actions, determines in good faith after consultation with outside financial advisor and outside legal counsel that failure to take such action would likely be inconsistent with the directors’ fiduciary duties, and (y) in the case of an acquisition proposal, determines in good faith based on information then available after consultation with its outside financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal; and

•

approve, adopt or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an acquisition proposal, if the Board (x) prior to taking any such action, determines in good faith after consultation with outside financial advisor and outside legal counsel that failure to take such action would likely be inconsistent with our directors’ fiduciary duties, (y) determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, and (z) has complied with its obligations in relation to a change of recommendation as described below.

If at any time after 12:01 a.m., New York time, on May 9, 2010, and before the time of the adoption of the Merger Agreement by our stockholders, we receive a request from any person to waive any prohibition with respect to the submission of an acquisition proposal or amendment thereto in effect prior to April 11, 2010, and, in each case, such request did not result from any breach (except to the extent immaterial and unintentional) of our obligations referenced in “The Merger Agreement—Solicitation of Acquisition Proposals,” then the Board may waive such prohibition.

At any time before the Merger Agreement is adopted by our stockholders we may terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a $30 million termination fee to Parent. See the section entitled “The Merger Agreement—Termination Fees” below.

Prior to the time our stockholders adopt the Merger Agreement, the Board may withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) the Company recommendation or fail to include the Company recommendation in this proxy statement (in each case, whether or not related to a superior proposal or an acquisition proposal), or approve, recommend or otherwise declare advisable any superior proposal made or received after the date hereof, if and only if, prior to taking such action the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that failure to do so would likely be inconsistent with its fiduciary obligations under applicable law, and, if such action or failure to act by the Board is related to an acquisition proposal, that such acquisition proposal constitutes a superior proposal (we refer to such action or failure to act by the Board as a change of recommendation). However, prior to effecting any change of recommendation or termination of the Merger Agreement by us to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must provide written notice to Parent and Merger Sub, at least four business days in advance, of our intention to effect a change of recommendation or terminate the Merger Agreement, which notice, if concerning an intended change of recommendation that is the result of a superior proposal, must specify the identity of the person making such superior proposal and the material terms of such superior proposal and include a copy of the proposed transaction documents with the party making such proposal;

•

prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement as would permit us not to effect any change of recommendation; and

•

the Board must have considered in good faith any changes to the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guarantee in a manner that would form a contract if accepted by the Company and must have determined, after consultation with its outside financial advisor and outside legal counsel, that (i) failure to effect the change of recommendation would likely be inconsistent with its fiduciary duties and (ii) if the intended change was the result of a superior proposal, the superior proposal would continue to constitute a superior proposal even if such changes were given effect.

Notwithstanding the foregoing, if the intended change of recommendation is the result of a superior proposal, in the event of any material revisions to such superior proposal, we must deliver a new written notice to Parent and Merger Sub and to comply with the requirements set forth in the bullet points above with respect to such new written notice, except that the deadline for such new written notice will be two business days rather than four business days.

Nothing in the provisions of the Merger Agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d–9 or 14e–2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d–9(f) under the Exchange Act, provided that, in each, we can only make a change in recommendation in accordance with the procedures discussed above.

In this proxy statement we refer to (i) any proposal or offer with respect to a Merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company, in one transaction or a series of transactions, in each case other than the transactions contemplated by the Merger Agreement, as an “acquisition proposal.”

In this proxy statement we refer to a bona fide acquisition proposal involving more than 50% of the total voting power of the capital stock, or more than 50% of the consolidated assets, of the Company that the Board has determined in its good faith judgment, after consultation with its outside financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal that it deems relevant and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) as a “superior proposal.”

Stockholders Special Meeting

Unless the Merger Agreement is terminated in accordance with its terms, we are required to take all reasonable actions necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote on the adoption of the Merger Agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) due to the absence of a quorum, (iii) after consultation with Parent and with Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, or (iv) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the Merger Agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the Merger Agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals,” the Board is required to recommend that our stockholders vote to adopt the Merger Agreement and is required to take all reasonable lawful actions to solicit votes in favor of the adoption of the Merger Agreement. Unless the Merger Agreement has been terminated in accordance with its terms, if, after 12:01 a.m., New York time, on May 9, 2010, the Board shall have withheld, withdrawn, qualified or modified the Company recommendation, or made a change in recommendation, we must nonetheless submit the Merger Agreement to our stockholders at the stockholders meeting.

Filings; Other Actions; Notification

We and Parent will cooperate and use our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect the regulatory filings described under “The Merger—Regulatory Approvals to be Obtained in Connection with the Merger” and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that Parent or the surviving corporation are not required to sell or divest any assets, operations or stock ownership or otherwise agree to any restrictions on their assets, operations or stock ownerships to obtain any such consent, registration, approval, permit or authorization that in the judgment of Parent would be adverse to Parent or the surviving corporation. In furtherance of the foregoing, we agreed to pay up to $1 million in respect of any fees, penalties or other consideration that we or our subsidiaries are legally required to pay to any third party to obtain such party’s consent to or approval of the Merger; and we are required to pay amounts exceeding $1 million for the foregoing purposes to the extent that Parent provides us or applicable subsidiary of ours in advance the necessary funds for such excess amounts.

We and Parent have agreed, subject to certain exceptions, to:

•

furnish each other, upon request, all information concerning ourselves, our respective subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or our respective subsidiaries in connection with the Merger and the transactions contemplated by the Merger Agreement;

•	keep each other apprised of the status of matters relating to completion of the transactions contemplated in the Merger Agreement;

•

to the fullest extent reasonably practicable, prohibit our respective executive officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the Merger and the other transactions contemplated by the Merger Agreement unless we consult with each other in advance and, to the extent permitted by that governmental entity, give each other the opportunity to attend and participate;

•

promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any applicable antitrust law non-privileged information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement;

•

promptly use our respective reasonable best efforts to avoid the entry or enactment of any injunction or order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any governmental entity; and

•

if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of the Merger Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement, promptly use our respective reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by the Merger Agreement.

Notwithstanding the foregoing, however, the Merger Agreement provides that in no event shall Parent or Merger Sub be required to (x) pay (or agree to pay) more for the debt financing (whether in interest rate, fees or otherwise) than the terms set forth in the Debt Commitment Letter and any fee letter entered into by Parent and/or Merger Sub in connection with such Debt Commitment Letter (including giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), (y) seek more capital than is committed in the Equity Commitment Letter or (z) waive any condition or agree to any changes to the financing letters.

In addition, we agreed to use our reasonable best efforts, and Parent has agreed to fully cooperate, to deliver to the United States Defense Security Service, which we refer to as DSS, as soon as possible, by no later than May 11, 2010, a completed Certificate Pertaining to Foreign Interests, including all supporting documentation, to obtain DSS’s agreement that the acquiring Cerberus fund is not under foreign ownership, control and influence to such an extent, that DSS will require a mitigation action plan as set forth in National Industrial Security Program Operating Manual 2–303, other than a board resolution as described in 2–303a, upon the acquisition in order for us to maintain our present facility security clearances. Based on the Company’s discussions to date with the representatives of the DSS, the Company understands that no such certificate or related documentation is required to be filed prior to the consummation of the Merger.

Employee Benefit Matters

After the completion of the Merger, the surviving corporation will:

•

for a period of 12 months following the closing of the Merger, provide each person who was employed by us or our subsidiaries immediately before the closing (other than employees covered by collective bargaining agreements) with compensation, employee benefits and perquisites that are no less favorable, in the aggregate, than those provided to such employee by us immediately prior to the closing, so long as such person continues to be employed by the surviving corporation or its subsidiaries during such 12-month period (without any obligation on the part of the surviving corporation to maintain the employment of any such person at any time following the closing of the Merger); and, for employees covered by collective bargaining agreements, subject to the applicable collective bargaining agreement (if in effect after the closing of the Merger);

•

cause any employee benefit plan in which our employees or the employees of our subsidiaries are entitled to participate to credit for purposes of eligibility and vesting (and, solely for purposes of any vacation or severance plan, level of benefits and benefit accrual thereunder) service by such employees to the extent such service was credited under one of our comparable plans (except to the extent it would result in a duplication of benefits);

•

if permitted under applicable law, with respect to any employee benefit plans, (x) cause there to be waived any eligibility or waiting period requirements or pre-existing condition limitations to the extent waived under comparable employee benefit plans maintained by us or our subsidiaries and (y) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by us or our subsidiaries; and

•

honor, fulfill and discharge our and our subsidiaries’ employee benefit obligations under (x) all employee benefit obligations to our current and former directors, executive officers and employees accrued as of the Effective Time and (y) all employee severance plans and all employment or severance agreements existing as of the date of the Merger Agreement or established or entered into in accordance with the terms of the Merger Agreement after the date thereof.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been duly adopted by our stockholders;

•	the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

•

all approvals, consents and consultations required to consummate the Merger pursuant to any foreign antitrust law or any other law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except if failure to obtain such approval, consent or consultation or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Parent and its subsidiaries following the Effective Time and would not subject the Company, Merger Sub, the surviving corporation, Parent or any of their respective subsidiaries or any director, officer or employee of any of the foregoing to risk of criminal liability; and

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (including any injunction) that restrains, enjoins or otherwise prohibits consummation of the Merger or otherwise makes the consummation of the Merger illegal, which we refer to as an order.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

•	our representations and warranties set forth in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, regarding:

•

our capitalization and the absence of a Company material adverse effect shall be true and correct in all respects as of the date of the Merger Agreement and on and as of the Closing Date as if made on and as of such date; provided that any inaccuracies in the representations and warranties regarding our capitalization that do not individually or in the aggregate increase the aggregate amount of consideration payable by Parent and/or Merger Sub under the Merger Agreement by more than $1 million shall be disregarded;

•

our corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement and the enforceability of the Merger Agreement against us shall be true and correct in all material respects as of the date of the Merger Agreement and on and as of the Closing Date as if made on and as of such date;

•

all other of our representations and warranties set forth in the Merger Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (other than for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company material adverse effect;

•	Parent shall have received a certificate signed on behalf of the Company by our chief executive officer or chief financial officer to such effect;

•

we shall have caused to be amended the Global Linguist Solutions LLC Amended and Restated Operating Agreement dated as of April 20, 2009, consistent with the terms agreed with Parent (which condition was satisfied on May 6, 2010);

•	we shall have caused to be amended our Memorandum of Agreement with McNeil Technologies, Inc. consistent with the terms agreed with Parent (which condition was satisfied on May 6, 2010); and

•

we shall have performed in all material respects our obligations under the Merger Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by our chief executive officer or chief financial officer to such effect.

Our obligation to effect the Merger is subject to the satisfaction or waiver by us at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and on and as of the Closing Date as if made on and as of such date (other than for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date), except for any failure to be so true and correct that would not, individually or in the aggregate, be reasonably likely to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•	each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

•

we have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by the Merger Agreement.

The conditions to each of the parties’ obligations to complete the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

by either Parent or the Company, if:

•

the Merger shall not have been consummated by October 11, 2010 (provided that if the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been earlier terminated by such date, but all other conditions to closing shall have been satisfied by such date, Parent may extend such date by up to three months if Parent provides written notice to the Company on or before October 11, 2010) (October 11, 2010, as such date may be extended in accordance with the parenthetical above, is referred to herein as the termination date); provided that the right of either party to terminate the Merger Agreement and Parent’s right to extend the termination date as described above, in each case, shall not be available if the failure of the Merger to be consummated on or before October 11, 2010, was primarily due to the failure of the party seeking to terminate or extend the Merger Agreement, as the case may be, to perform any of its obligations under the Merger Agreement;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the Merger Agreement at such meeting or any adjournment or postponement of such meeting; or

•

a law or an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger has become final and non-appealable (but this right to terminate will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily due to the failure of such party to perform its obligations under the Merger Agreement).

by the Company:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, if (i) the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the Merger Agreement we enter into an alternative acquisition agreement with respect to a superior proposal, and (iii) we pay Parent the $30 million termination fee discussed under “The Merger Agreement—Termination Fees” below (provided that this right to terminate the Merger Agreement will not be available to us unless we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the Merger Agreement, prior to terminating the Merger Agreement we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement as would permit us, consistent with our fiduciary obligations under applicable law, not to terminate the Merger Agreement and enter into such alternative acquisition agreement with respect to such superior proposal, and the Board considers in good faith any changes to the Merger Agreement, the commitment letters and the Limited Guarantee offered in writing by Cerberus Guarantor in a manner that would form a contract if accepted by the Company and determines, after consultation with its outside financial advisor and outside legal counsel, that (i) failure to withdraw its recommendation of the Merger would likely be inconsistent with its fiduciary duties under applicable law and (ii) the proposal contemplated by the alternative acquisition agreement would still constitute a superior proposal if such changes were given effect); but we will not have this termination right with respect to any superior proposal unless we have complied in all respects (other than an immaterial and unintentional breach) with our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above;

•

at any time prior to the Effective Time, if there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, which breach would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub (other than any failure that would not be reasonably likely to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the Merger) or compliance in all material respects by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of our representations and warranties or compliance in all material respects with our obligations under the Merger Agreement not being satisfied); or

•

only on or after the first business day immediately preceding the termination date, if (x) Parent’s and Merger Sub’s closing conditions and all mutual closing conditions in the Merger Agreement discussed under “The Merger Agreement—Conditions to the Merger” above are satisfied (other than those that have not been satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) and (y) we have complied in all material respects with our obligations under the Merger Agreement discussed under “The Merger Agreement—Financing Covenant; Company Cooperation” above (provided that we will not have this right to terminate if we are then in breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in Parent’s and Merger Sub’s closing conditions not being satisfied; and provided, further, that if, prior to the first business day immediately preceding the termination date, Parent or Merger Sub shall have materially breached a representation, warranty or covenant or other agreement set forth in the Merger Agreement and the Company shall have delivered written notice to Parent in respect of such breach and such breach cannot be cured by Parent or Merger Sub within 30 calendar days following the receipt of such written notice or, if capable of being cured, has not been cured within 30 calendar days following the receipt of such written notice, then we may exercise this termination right at any time prior to the Effective Time).

by Parent, if:

•	at any time prior to the adoption of the Merger Agreement by our stockholders:

•	the Board withholds, withdraws, qualifies or modifies (or publicly proposes to do so) its recommendation to our stockholders to approve the proposal to adopt the Merger Agreement;

•	the Board approves or recommends or otherwise declares advisable to our stockholders another acquisition proposal;

•

the Board fails to include its recommendation of the Merger in this proxy statement or fails to have recommended against any publicly announced acquisition proposal and to have reaffirmed its recommendation of the adoption of the Merger Agreement within ten business days following the public announcement of such acquisition proposal (and in any event at least two business days prior to the stockholders meeting to vote on the Merger);

•	the Company enters into an alternative acquisition agreement, or

•	the Company or the Board publicly announces its intention to do any of the foregoing;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement, which breach would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company under the Merger Agreement or compliance in all material respects by the Company with its obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of the representations and warranties of Parent and Merger Sub under the Merger Agreement or compliance in all material respects with their obligations under the Merger Agreement not being satisfied); or

•

at any time prior to the adoption of the Merger Agreement by our stockholders, we have materially breached or failed to perform in any material respect our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, which breach or failure to perform would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (but Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the accuracy of the representations and warranties of Parent and Merger Sub under the Merger Agreement or compliance in all material respects with their obligations under the Merger Agreement not being satisfied).

Termination Fees

We will be required to pay a termination fee equal to $30 million if:

•

after compliance with the obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, we terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal;

•

Parent terminates the Merger Agreement because, prior to the approval of the Merger Agreement by our stockholders, (A) the Board makes a change of recommendation or approves or recommends to our stockholders an acquisition proposal; (B) the Board fails to include its recommendation of the Merger in this proxy statement or takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer involving the Company, other than a recommendation against such offer or other permitted communications; (C) the Board fails to recommend against any publicly announced acquisition proposal and reaffirm its recommendation of the Merger within ten business days following the public announcement of such acquisition proposal (and in any event at least two business days prior to the stockholders meeting to vote on the Merger); (D) the Company enters into an alternative acquisition agreement; or (E) the Company or the Board publicly announces its intention to do any of the foregoing;

•

Parent terminates the Merger Agreement because we have breached or failed to perform in any material respect our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, which breach or failure to perform cannot be cured by the termination date or, if capable of being cured, has not been cured within certain notice periods; or

•

(i) the Merger Agreement is terminated because (A) the Merger has not been consummated by the termination date and prior to such date our stockholders approval has not been obtained; or (B) our stockholders do not approve the Merger at the stockholders meeting; (ii) after 12:01 a.m., New York time, on May 9, 2010, any person makes or renews a bona fide acquisition proposal or publicly discloses or publicly announces an acquisition proposal that such person made after April 11, 2011, and before 12:01 a.m., New York time, on May 9, 2010; and (iii) within 12 months of such termination, we consummate any acquisition proposal or enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is consummated during or after such 12 month period.

We will be required to reimburse Parent and Merger Sub for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to an aggregate of $12 million (which amount will be credited against the $30 million termination fee if such fee is required to be paid as discussed above), if:

•

(i) the Merger Agreement shall not have been approved by our stockholders at a duly convened stockholders meeting and (ii) after 12:01 a.m., New York time, on May 9, 2010, any person (A) makes or renews a bona fide acquisition proposal or (B) publicly discloses or publicly announces an acquisition proposal that such person made after April 11, 2010, and before 12:01 a.m., New York time, on May 9, 2010; or

•

Parent terminates the Merger Agreement because we have breached any of our representations, warranties or covenants giving rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, has not been cured within certain notice periods.

Parent must pay us a fee of $100 million if we exercise our right to terminate the Merger Agreement because (x) Parent’s and Merger Sub’s conditions to closing and all mutual conditions to closing in the Merger Agreement discussed under “The Merger Agreement—Conditions to the Merger” above have been satisfied (other than those that have not been satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) and (y) we have complied with our obligations under the Merger Agreement discussed under “The Merger Agreement—Financing Covenant; Company Cooperation” above (which termination right can be exercised by us only on or after the first business day immediately preceding the termination date, unless Parent or Merger Sub shall have materially breached a representation, warranty or covenant or other agreement set forth in the Merger Agreement and we shall have delivered written notice to Parent in respect of such breach and such breach cannot be cured by Parent or Merger Sub within 30 calendar days following the receipt of such written notice or, if capable of being cured, has not been cured within 30 calendar days following the receipt of such written notice, in which case we may exercise such termination right at any time prior to the Effective Time).

Parent will be obligated to reimburse the Company for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to an aggregate of $12 million, if we terminate the Merger Agreement because Parent has breached its representations, warranties or covenants giving rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, has not been cured within certain notice periods.

If (i) a party terminates the Merger Agreement because the other party has breached its representations, warranties or covenants giving rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of such party or compliance by it with its obligations under the Merger Agreement, and such breach cannot be cured by the termination date, or if capable of being cured, has not been cured within certain notice periods and (ii) such other party has committed a material breach of the Merger Agreement and such breach constitutes a material breach of any of such other party’s material representations, warranties, covenants, or other agreements under the Merger Agreement that is a consequence of an act or failure to act by such other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of the Merger Agreement (which we refer to as a willful breach), then the party that has committed the willful breach will be required to pay the non-breaching party liquidated damages of $300 million (provided, that if the party to be paid such amount has previously been reimbursed for up to $12 million of its transaction expenses, then the amount of such reimbursed expenses shall be deducted from such $300 million amount required to be paid). This remedy will not be available to us if we have terminated the Merger Agreement because (x) Parent’s and Merger Sub’s closing conditions and all mutual closing conditions in the Merger Agreement discussed under “The Merger Agreement—Conditions to the Merger” above are satisfied (other than those that have not been satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) and (y) we have complied with our obligations under the Merger Agreement discussed under “The Merger Agreement—Financing Covenant; Company Cooperation” above, and Parent has paid us the $100 million termination fee required to be paid under such circumstances.

Cerberus Guarantor has agreed to guarantee pursuant to the Limited Guarantee the obligation of Parent to pay the amounts described above.

Expenses

The surviving corporation will pay all charges and expenses, including those of the paying agent, in connection with the exchange and payment procedures and receipt of amounts due to stockholders in connection with the consummation of the Merger. All costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such expense, except that Parent is required to reimburse us for 50% of the expenses incurred in connection with the filing, printing and mailing this proxy statement and Parent will reimburse and indemnify us and our subsidiaries in connection with our cooperation discussed under “The Merger Agreement—Financing Covenant; Company Cooperation” and “The Merger Agreement—Debt Tender Offer” above.

Remedies

Subject to our rights to equitable relief, including specific performance, described below, in the event of termination of the Merger Agreement in accordance with its terms, any rights to the amounts discussed under “The Merger Agreement—Termination Fees” and the guarantee thereof by Cerberus Guarantor will be our sole and exclusive remedies against the equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees or financing sources of Cerberus Guarantor, Parent or any stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated. The maximum liability for monetary damages of Parent, Merger Sub, Cerberus Guarantor and any of their respective related parties to the Company under or in respect of the Merger Agreement or the transactions contemplated thereby (and the Limited Guarantee) under any theory, including in the event of a willful breach of the Merger Agreement, is $300 million.

Subject to Parent’s rights to equitable relief, including specific performance, described below, in the event of termination of the Merger Agreement in accordance with its terms, Parent’s rights discussed under “The Merger Agreement—Termination Fees” will be the sole and exclusive remedy of Parent, Merger Sub and Cerberus Guarantor against the Company, our subsidiaries and any of our respective stockholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the Merger to be consummated.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. The Merger Agreement explicitly allows us:

•

to seek specific performance of Parent’s obligation to cause the equity financing for the Merger to be funded if (i) all the conditions to the obligations of Parent and Merger Sub to effect the Merger described under “The Merger Agreement—Conditions to the Merger” above (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or, with respect to certificates to be delivered at the closing of the Merger, are capable of being satisfied upon the closing of the Merger) at the time when the closing of the Merger would have occurred but for the failure of the equity financing to be funded or the failure of any of the Company’s closing conditions to have been satisfied, (ii) debt financing for the Merger has been funded or will be funded if the equity financing is funded at the closing of the Merger, and (iii) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the Merger will occur; and

•

to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter, including by demanding Parent and/or Merger Sub to file one or more lawsuits against the sources of the debt financing to fully enforce such sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder, but only in the event that (x) all the conditions to the obligations of Parent and Merger Sub to effect the Merger described under “The Merger Agreement—Conditions to the Merger” above (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the closing of the Merger) at the time when the Closing would have occurred but for the failure of the equity financing and/or debt financing to be funded or the failure of any conditions to the obligations of the Company described under “The Merger Agreement—Conditions to the Merger” above to have been satisfied and (y) all of the conditions to the consummation of the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with the terms of the Merger Agreement, pursuant to the commitments with respect thereto) have been satisfied (or, with respect to certificates to be delivered at the consummation of the debt financing, are capable of being satisfied upon consummation).

Indemnification; Directors’ and Officers’ Insurance

For a description of our directors’ and executive officers’ insurance and indemnification, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Indemnification and Insurance.”

Modification or Amendment

At any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement (whether before or after stockholder approval of the proposal to adopt the Merger Agreement), by written agreement executed and delivered by duly authorized executive officers of the respective parties. However, following stockholder approval, the parties may not amend the provisions in the Merger Agreement in any manner that would require further approval by our stockholders under applicable law, without such further approval.

Vote Required for Adoption of the Merger Agreement

For the adoption of the Merger Agreement, you may vote in favor of the proposal, against the proposal or abstain from voting. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote at the Special Meeting. Abstentions, but not broker non-votes, will be considered present at the Special Meeting for purposes of determining a quorum. Abstentions and broker non-votes will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of the proposal.

AFTER CONSIDERATION THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

OTHER AGREEMENTS

The Voting Agreement

Concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into the Voting Agreement with DIV Holding, the largest stockholder of our Common Stock, and certain of its affiliates with respect to certain representations, warranties and covenants set forth therein. Veritas Capital, through Veritas Fund II, manages DIV Holding. Robert B. McKeon, Chairman of the Board, is the managing member of Veritas Capital.

In connection with the execution and delivery of the Voting Agreement, neither Parent nor Merger Sub paid DIV Holding or its affiliates any consideration in addition to the Per Share Merger Consideration they may receive pursuant to the Merger Agreement in respect of their shares. A copy of the Voting Agreement is attached to this proxy statement as Annex D.

Pursuant to the Voting Agreement, subject to the terms and conditions therein, DIV Holding and certain of its affiliates agreed to vote 19,643,000 shares of Common Stock, which represented in the aggregate 34.9% of the issued and outstanding Common Stock of the Company as of April 11, 2010, held by them: (i) in favor of the adoption of the Merger Agreement (and any amendment thereof) and any transactions contemplated thereby, including the Merger, and in favor of any actions that could reasonably be expected in furtherance thereof, including any adjournment of the Special Meeting; (ii) against (x) any Acquisition Proposal, (y) the adoption of any Alternative Acquisition Agreement, or (z) any liquidation, winding-up, reorganization, recapitalization or restructuring of the Company or any of its Subsidiaries; and (iii) against any other proposal submitted for stockholder approval that would impede, prevent or delay the completion of the Merger. Notwithstanding the foregoing, the Voting Agreement provides that solely to the extent that the beneficial ownership (as defined in the Company’s existing credit agreement or the Company’s existing indenture) of shares of the Company by Parent or Merger Sub, in each case, exceeds 19,643,000 (other than as a result of, or arising from the parties hereto entering into or performing their respective obligations under the Voting Agreement), then (i) the obligations of the DIV Holding and those of its affiliates party to the Voting Agreement shall apply only to a maximum number of shares of Common Stock that, when added to the number of shares of Common Stock that Parent or Merger Sub has beneficial ownership (as defined in the Company’s existing credit agreement or the Company’s existing indenture) other than as result of, or arising from the parties entering into or performing their respective obligations under the Voting Agreement, is one share less than the lesser of (a) the number of shares the beneficial ownership (as defined in the Company’s existing credit agreement or the Company’s existing indenture) of which by Parent or Merger Sub would result in a “change in control” under the Company’s existing credit agreement and (b) the number of shares the of which by Parent or Merger Sub would result in a “change of control” under the Company’s existing indenture and (ii) to the extent that the application of the terms of clause (i) of this sentence would reduce the number of shares of Common Stock that would otherwise be subject to the Voting Agreement, such reduction in number of shares of Common Stock shall be allocated proportionally among DIV Holding and those of its affiliates party to the Voting Agreement (based on their relative ownership of shares of Common Stock as of the date of the Voting Agreement).

DIV Holding and certain of its affiliates agreed to waive and not exercise any appraisal rights in connection with the Merger. DIV Holding and certain of its affiliates agreed to appoint Parent and certain of Parent’s executive officers as its proxy and attorney-in-fact (with full power of substitution) to vote the shares, provide written consents, express consent or dissent or otherwise utilize voting power.

DIV Holding and certain of its affiliates also agreed not to transfer, sell or encumber any of their shares, and to notify Parent of any additional shares or rights to acquire additional shares acquired after the execution of the Voting Agreement. DIV Holding also agreed to terminate effective as of April 12, 2010 (the date of announcement of the execution of the Merger Agreement) the Sales Plan entered into with Goldman Sachs in respect of the Common Stock, which was entered into pursuant to Rule 10b5–1 under the Exchange Act.

The Voting Agreement also restricts DIV Holding and certain of its affiliates from (a) initiating, soliciting or knowingly encouraging any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, (b) engaging in, continuing or otherwise participating in, any discussions or negotiations regarding, or providing any non-public information or data to any person relating to, or for the purpose of knowingly encouraging, any acquisition proposal or otherwise knowingly facilitating any effort or attempt to make any acquisition proposal, or (c) knowingly taking any action or permitting any of its controlled affiliates to take any action that would violate or otherwise be inconsistent with the “go-shop,” “window shop” or “change in recommendation” provisions of the Merger Agreement as if such persons were “Representatives” thereunder; provided, that, DIV Holding and such affiliates of DIV Holding are permitted to take any or all such actions to the extent the Company would be permitted under the “go-shop,” “window shop” or “change in recommendation” provisions of the Merger Agreement to take such actions at the applicable time, so long as DIV Holding and/or such affiliates of DIV Holding, as applicable, complies with any applicable notice and disclosure obligations in such provisions and other applicable terms of such provisions.

The Voting Agreement and all obligations of DIV Holding and certain of its affiliates under the Voting Agreement will automatically terminate upon the earlier to occur of: (i) mutual written consent of Parent, DIV Holding and certain of its affiliates; (ii) the Effective Time; (iii) the date and time of the termination of the Merger Agreement in accordance with its terms; and (iv) at the option of any of DIV Holding and certain of its affiliates upon written notice upon any amendment of the Merger Agreement that changes the form of or decreases the amount of the Per Share Merger Consideration or delays the payment thereof.

The Rights Agreement Amendment

Concurrently with the execution of the Merger Agreement, the Board approved and the Company entered into the Rights Agreement Amendment between the Company and BONY. Prior to the Rights Agreement Amendment, the Rights Agreement generally provided for certain stockholder rights to be triggered in the event a person or entity acquires more than 15% of our Common Stock. The Rights Agreement permits the Company to, subject to certain exceptions, amend the Rights Agreement without the approval of any holders of the Rights (as defined in the Rights Agreement) in its sole and absolute discretion. The Rights Agreement Amendment, among other things, permits the execution of the Merger Agreement and exempts the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the transactions contemplated by the Voting Agreement, without triggering the provisions of the Rights Agreement. Immediately prior to the Effective Time, the Rights Agreement, as amended, will automatically be terminated and all outstanding Rights (as defined in the Rights Agreement) will expire.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

Adjournment

If it becomes necessary to solicit additional proxies to establish a quorum or to approve the adoption of the Merger Agreement, a motion may be made to adjourn the Special Meeting to a later time to permit further solicitation of proxies. If such a motion to adjourn is made and a quorum is not present, it will require the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal, either in person or by proxy. Under the Company’s Bylaws, the chairman of the Special Meeting may adjourn the Special Meeting to establish a quorum. The Board believes this proposal to be in the best interests of the Company’s stockholders because it gives the Company the flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board deems important to the Company.

Vote Required and Recommendation of the Board

For the proposal to approve the adjournment of the Special Meeting, you may vote in favor of the proposal, vote against the proposal or abstain from voting. If a quorum is not present, approval of the proposal requires the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal, either in person or by proxy. Abstentions, but not broker non-votes, will be considered present at the Special Meeting for purposes of determining a quorum. Neither abstentions nor broker non-votes will have an impact on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN OF THE SPECIAL MEETING, IF NECESSARY.

MARKET PRICE OF OUR COMMON STOCK

General

Our Certificate of Incorporation provides that we may issue up to 282,000,000 shares of stock, consisting of: (i) 50,000,000 shares of Preferred Stock, $0.01 par value per share, which we refer to as the Preferred Stock; (ii) 200,000,000 shares of Common Stock; and (iii) 32,000,000 shares of Class B Common Stock, par value of $0.01 per share, which we refer to as the Class B Stock. As of May 14, 2010, there were 56,286,196 shares of Common Stock outstanding and no shares of Preferred Stock or Class B Common Stock outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is listed for trading on the NYSE under the symbol “DCP”. The closing price of our Common Stock on the NYSE on April 9, 2010, the last trading day prior to public announcement of the execution of the Merger Agreement was $11.75 per share. On May 14, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our Common Stock on the NYSE was $16.67 per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share, as reported on the NYSE composite tape, for our Common Stock.

	High	Low
Fiscal Year 2011
Fiscal quarter ending:
July 2, 2010 (through May 14, 2010)	$17.55	$11.60

	High	Low
Fiscal Year 2010
Fiscal quarter ended:
April 2, 2010	$14.70	$10.10
January 1, 2010	$18.39	$12.86
October 2, 2009	$22.03	$15.74
July 3, 2009	$17.75	$12.73

	High	Low
Fiscal Year 2009
Fiscal quarter ended:
April 3, 2009	$16.26	$10.61
January 2, 2009	$16.07	$9.95
October 3, 2008	$18.75	$14.05
July 4, 2008	$18.28	$14.00

The following table sets forth the closing sales prices per share of our Common Stock, as reported on the NYSE on April 9, 2010, the last full trading day before the public announcement of the Merger, and on May 14, 2010 the latest practicable date before this proxy statement was mailed to our stockholders.

Common Stock Closing Price
April 9, 2010	$11.75
May 14, 2010	$16.67

There are no shares of the Company’s Class B Common Stock and Preferred Stock outstanding or listed for trading on any market. Following the Merger there will be no further market for the Common Stock and our Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

Dividends

We have never paid, and do not intend to pay in the foreseeable future and the Merger Agreement does not permit us to pay, cash dividends on our Common Stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries’ debt agreements.

Prior Stock Purchases

The Board previously authorized the repurchase of up to $25.0 million per fiscal year of our outstanding Common Stock and/or senior subordinated notes during fiscal years 2009 and 2010. A total of 748,100 shares were repurchased under such plan.

The following table presents information with respect to those purchases of our Common Stock made during the past two years:

Period	Total Number of Shares Repurchased	Average Paid Per Share	Range of Prices Paid Per Share
Fiscal Year 2010
Fiscal quarter ended:
April 2, 2010	—	$—	$—
January 1, 2010	—	$—	$—
October 2, 2009	—	$—	$—
July 3, 2009	54,900	$12.93	$12.91 – 13.00

Fiscal Year 2009
Fiscal quarter ended:
April 3, 2009	693,200	$12.49	$11.26 – 13.00
January 2, 2009	—	$—	$—
October 3, 2008	—	$—	$—
July 4, 2008	—	$—	$—
Total	748,100

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is BNY Mellon Shareowner Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons That Beneficially Own More Than Five Percent of Our Voting Securities

The following table shows, as of May 14, 2010, the most recent practicable date prior to the filing of this proxy statement, the persons that are known to the Company to be the beneficial owners of more than five percent of our Common Stock, which is the only class of voting stock we have issued. Each share of our Common Stock is entitled to one vote. As of May 14, 2010, there were 56,286,196 shares of Common Stock outstanding. The table is based on information available to us, including stockholder filings with the SEC, under Section 13 of the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
DIV Holding LLC, c/o Veritas Capital Management	20,899,034	37.1%
590 Madison Avenue, 41st Floor,
New York, NY 10022 (2) (3)

Robert B. McKeon, c/o Veritas Capital Management	21,154,334	37.6%
590 Madison Avenue, 41st Floor,
New York, NY 10022 (2)(4)

Iridian Asset Management LLC	4,654,728	8.3%
276 Post Road West
Westport, CT 06880 (5)

Stephen Feinberg	19,643,000	34.9%
c/o Cerberus Capital Management, L.P.
299 Park Avenue, 22nd Floor
New York, NY 10171 (6)

Peter A. Nussbaum, Esq.	3,807,571	6.8%
S.A.C. Capital Advisors, L.P.
72 Cummings Point Road
Stamford, CT 06902 (7)

(1)	Ownership is direct except as otherwise indicated.
(2)	20,899,034 shares of our Common Stock are held by DIV Holding. DIV Holding has the power to dispose of and the power to vote the shares, which power may be exercised by its manager, Veritas Fund II. Veritas Capital is the general partner of Veritas Fund II. Robert B. McKeon is the managing member of Veritas Capital. Pursuant to the Voting Agreement, DIV Holding and certain of its affiliates has agreed, among other things, to vote 19,643,000 shares of Common Stock, which represented in the aggregate 34.9% of the issued and outstanding Common Stock of the Company as of April 11, 2010, held by them in favor of the adoption of the Merger Agreement. See the section entitled “Other Agreements—The Voting Agreement.”
(3)	On February 13, 2009, DIV Holding entered into a pre-arranged, non-discretionary stock trading plan with Goldman Sachs, which we refer to as the Plan, pursuant to Rule 10b–5 under the Act. DIV Holding and Goldman Sachs terminated the Plan effective as of April 12, 2010.
(4)	Robert B. McKeon owns directly 255,300 shares of our Common Stock. Mr. McKeon disclaims beneficial ownership except to the extent of his direct ownership and his indirect pecuniary ownership in DIV Holding.
(5)

On January 28, 2010, Iridian Asset Management LLC, which we refer to as Iridian, an investment advisory firm, filed Amendment #3 to a Schedule 13G with the SEC, reporting that it and its affiliates owned 4,654,728 shares of our Common Stock. The affiliates, who share voting and dispositive power, are: David L. Cohen and Harold J. Levy. Effective June 30, 2009, Cohen and Levy indirectly acquired ownership and control of 100% of the equity interest of Iridian from BIAM (US) Inc., an indirect wholly-owned subsidiary of The Governor and Company of the Bank of Ireland. Thus, on that date, Cohen and Levy may be deemed to have acquired beneficially ownership of all shares of Common Stock beneficially owned by Iridian. Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. Share ownership information contained herein concerning Iridian is based solely on public filings made by it.
(6)	On April 22, 2010, Stephen Feinberg filed a Schedule 13D with the SEC, reporting that he owned 19,643,000 shares of our Common Stock. As a result of the terms of the Voting Agreement, Cerberus may be deemed to have certain shared power to vote and shared power to direct the disposition of the 19,643,000 shares that are the subject of the Voting Agreement (or such lesser number of Shares as necessary to comply with Section 6.14 of the Voting Agreement). Stephen Feinberg is the sole shareholder of Craig Court, Inc., the managing member of Craig Court GP, LLC, which is the general partner of Cerberus. As a result of the foregoing, Mr. Feinberg possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company beneficially owned by Cerberus. As a result, Mr. Feinberg may be deemed to beneficially own the 19,643,000 shares that are the subject of the Voting Agreement. Share ownership information contained herein concerning Mr. Feinberg is based solely on public filings made by it.
(7)	On April 22, 2010, S.A.C. Capital Associates, which we refer to as SAC, a private investment limited liability company, filed a Schedule 13D with the SEC, reporting that its and its affiliates owned 3,807,571 shares of our Class A Common Stock. The affiliates, who share voting and dispositive power, are: S.A.C. Velocity Fund, LLC, S.A.C. MultiQuant Fund, LLC, SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors and Steven A. Cohen. SAC has direct beneficial ownership of the shares of Common Stock. SAC Capital Associates and CR Intrinsic Investments hold call options to acquire an aggregate of 645,100 and 100,000 shares of Common Stock, respectively. Such options have an expiration date of June 19, 2010 and are included in the beneficial ownership amounts reported. SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates, CR Intrinsic Investors and Steven A. Cohen, which we refer to collectively as the SAC Reporting Persons, expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the SAC Reporting Persons’ management and control. Share ownership information contained herein concerning SAC is based solely on public filings made by it.

Ownership of Our Stock By Directors and Named Executive Officers

The following table shows, as of May 14, 2010, the most recent practicable date prior to the filing of this proxy statement, the beneficial ownership of our Common Stock by our directors, our named executive officers and all of our directors and executive officers as a group. None of the shares listed below has been pledged as security except as specifically described in the footnotes to this table and none of the directors or executive officers has the right to acquire beneficial ownership of any additional shares within 60 days after May 14, 2010.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
William L. Ballhaus	21,675	(3)	*
Michael J. Bayer (5)	—		—
Herbert J. Lanese (5)	—		—
Barry R. McCaffrey (5)	—		—
Robert B. McKeon (6)	21,154,334	(4)	37.6%
Ramzi M. Musallam (6)	—		—
Joseph W. Prueher (5)	—		—
Charles S. Ream (5)	—		—
Mark H. Ronald (5)	—		—
Robert B. Rosenkranz (5)	600		*
Curtis L. Schehr (5)	—		—
Peter J. Schoomaker	—		—
Steven T. Schorer	—		—
Anthony Smeraglinolo	—		—
Leighton W. Smith, Jr. (5)	—		—
Michael J. Thorne (5)	2,000		*
All directors and executive officers as a group (18 persons)	21,178,609		37.6%

*	Reflects less than 1% ownership interest.
(1)	Except as otherwise indicated, the address for each of the beneficial owners is 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.
(2)	Except as otherwise indicated, all shares are owned directly.
(3)	Mr. Ballhaus will beneficially own additional shares of our Common Stock due to his ownership of 37,500 RSUs which are scheduled to vest, and will be paid to Mr. Ballhaus in shares of Common Stock, on May 19, 2010 (subject to the satisfaction of the terms of the grant and less any applicable withholding taxes).
(4)	20,899,034 shares of our Common Stock are held by DIV Holding. DIV Holding has the power to dispose of and the power to vote the shares, which power may be exercised by its manager, Veritas Fund II. Veritas Capital is the general partner of Veritas Fund II. Robert B. McKeon is the managing member of Veritas Capital. Mr. McKeon disclaims beneficial ownership except to the extent of his direct ownership and his indirect pecuniary ownership in DIV Holding.
(5)	Each of Messrs. Bayer, Lanese, McCaffrey, Prueher, Ream, Ronald, Rosenkranz, Schehr, Smith and Thorne own beneficial interests in the Company through their ownership of Class B membership interests in DIV Holding, which we refer to as the Class B Interests. These amounts are not included in the table as each owns less than a 1.0% Class B Interests in DIV Holding, and accordingly each has a beneficial interest in less than a 1.0% equivalent of the outstanding shares of our Common Stock.
(6)	The address for the beneficial owner is 590 Madison Avenue, 41st floor, New York, NY 10022.

STOCKHOLDER PROPOSALS

If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. The Company does not currently expect to hold a 2010 annual meeting of stockholders, except in the case where the Merger Agreement is terminated prior to December 31, 2010 and there is sufficient time to hold a meeting prior to such date in compliance with applicable law. If the Merger Agreement is terminated and such a meeting is held in 2010, stockholders may propose matters to be presented at the 2010 annual meeting of stockholders and may also nominate a person or persons to be director, in each case in accordance with the requirements stated below.

Stockholder who wished to introduce a proposal for consideration at the 2010 annual meeting, if such a meeting is held, may have sought to have that proposal included in our proxy statement and proxy card pursuant to Rule 14a–8 under the Exchange Act. For stockholders who wished to present a proposal to be considered for inclusion in our proxy statement and for consideration at the 2010 annual meeting, pursuant to Rule 14a–8 under the Exchange Act, the proposal must have been delivered in writing to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 by February 15, 2010. The proposal must have otherwise satisfied the requirements of Rule 14a–8. The submission of a stockholder proposal does not guarantee that it will be included.

Under the Company’s Bylaws, for stockholders who wished to present a proposal for nominations or other business for consideration at the 2010 annual meeting, if such a meeting is held, but who did not intend for the proposal to be included in our proxy statement, in compliance with applicable state law and our Bylaws, the proposal must have been delivered in writing to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 no earlier than March 16, 2010 and no later than April 15, 2010, or at such times otherwise determined in accordance with the Company’s Bylaws, and otherwise comply with the procedures set forth in Section 1.8 of the Company’s Bylaws.

Notwithstanding the foregoing, in the event that the date of the 2010 annual meeting is more than thirty days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, the proposal must be in writing and delivered to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

A copy of the Bylaws may be obtained on the Company’s website, http://www.dyn-intl.com/, under the heading “Investor Relations—Corporate Governance.”

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Unless we have received contrary instructions, we may send a single copy of this proxy statement and Notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain additional information about the Company from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. You can also find the Company’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this proxy statement and any other reports or information that we file with the SEC, free of charge, by written request to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 or by calling (571) 722–0210.

Our website is http://www.dyn-intl.com. The information contained on our website is not incorporated into this proxy statement. The following documents are posted on our website, and can also be obtained from us by written request to DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 or by calling (571) 722–0210:

•	our Certificate of Incorporation;

•	our Bylaws;

•	our Code of Ethics and Business Conduct; and

•	the charters of each of our standing Board committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 17, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	Current Report on Form 8–K filed with the SEC on April 12, 2010.

We also incorporate by reference any documents that may be filed with the SEC between the date of this proxy statement and prior to the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10–K, Quarterly Reports on Form 10–Q and Current Reports on Form 8–K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Any person, including any beneficial owners, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, please contact our proxy solicitor, Georgeson, toll-free at (866) 482–4931 (banks, brokerage firms or other nominees please call (212) 440–9800). If you would like to request documents, please do so by June 22, 2010, in order to receive them by the Special Meeting. In addition, these documents may also be obtained through our website at http://www.dyn-intl.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DYNCORP INTERNATIONAL INC.

Annex A

AGREEMENT AND PLAN OF MERGER

among

DYNCORP INTERNATIONAL INC.,

DELTA TUCKER HOLDINGS, INC.

and

DELTA TUCKER SUB, INC.

Dated as of April 11, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 11, 2010, among DynCorp International Inc., a Delaware corporation (the “Company”), Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), and Delta Tucker Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Cerberus Series Four Holdings, LLC (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub set forth in this Agreement.

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition and inducement to the Parent and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Parent and Merger Sub (the “Voting Agreement”).

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, at 9:00 a.m. (New York time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, that, if the conditions set forth in Sections 7.1 and 7.2 have been satisfied but the financing provided for by the Debt Commitment Letter has not yet been obtained (or, if alternative financing is being used in accordance with Section 6.14, such alternative financing has not yet been obtained), then Parent, at its option, may postpone the Closing to one Business Day prior to the Termination Date in order to obtain the debt financing referenced above in this Section 1.2, subject in all respects, to the Company’s right to terminate this Agreement prior to the Termination Date in accordance with the provisions of Section 8.3(c). Notwithstanding the immediately preceding sentence (other than the proviso therein), if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any business day before or during the Marketing Period (but in any event prior to the Termination Date) as may be specified by Parent on no less than three business days’ prior notice to the Company; (b) the first business day following the final day of the Marketing Period (but in any event prior to the Termination Date), or (c) such other date, time or place as may be agreed to in writing by the parties hereto. For purposes of this Agreement, (a) the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, (b) the term “Marketing Period” shall mean the first period of 30 consecutive days after the date of this Agreement, beginning on delivery of the Required Information throughout which (i) Parent shall have the Required Information that the Company is required to provide Parent pursuant to Section 5.2(h) and (ii) the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature can only be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-day period; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); provided, further, that the days from August 23, 2010 to September 6, 2010 shall not be included in determining such 30-day period.

1.3. Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by causing a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with, and accepted for record by, the office of the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time or date as the parties shall agree and specify in the Certificate of Merger in accordance with applicable law (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11).

2.2. The Bylaws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11).

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share (a “Share” or, collectively, the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case not held on behalf of third parties, (ii) Dissenting Shares (as defined below), and (iii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company (each Share referred to in clause (i) through (iii) above being an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $17.55 in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares formerly represented thereby, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share referred to in Section 4.1(a)(i), 4.1(a)(ii) or 4.1(a)(iii), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment to which reference is made in Section 4.2(f) with respect to such Dissenting Shares. As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. Each share of preferred stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Payment.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 4.1(a) for the Shares other than the Excluded Shares (such cash being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be promptly returned to Parent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 4.1(a).

(b) Payment Procedures.

(i) Letter of Transmittal. Promptly (and in any event, within five business days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares a letter of transmittal for use in collecting the amount to which such Record Holder is entitled as a result of the Merger, such letter of transmittal to be in such customary form as Parent and the Company may reasonably agree.

(ii) Payment for Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and signed in accordance with its instructions, and surrender of the Certificate (if any) that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), such Record Holder shall be entitled to receive a cash amount equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of and title to any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable or shall have otherwise established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates

or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 4.2(b)(i) and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such Person is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 4.2(b)(i), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share of Common Stock, in accordance with Section 4.1, without interest. The Company shall give Parent (i) prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of Shares cancelled in the Merger such amounts as it reasonably believes it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the

Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit granted under a Stock Plan, (an “RSU”) shall fully vest and be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such RSU immediately prior to the Effective Time, and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (or another committee duly authorized by the Company Board for such purpose), as applicable, shall adopt any resolutions as may be necessary to implement the provisions of this Section 4.3. As of the Effective Time, the Company shall take all actions necessary and appropriate to terminate all Stock Plans and to ensure that all equity and equity-based awards granted under any Stock Plan shall be cancelled or terminated and that, except as otherwise agreed by Parent and the holder of any such award, such holder shall have the right only to receive a cash payment based on the Per Share Merger Consideration and determined and calculated as provided for in this Section 4.3.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except (i) as disclosed in reasonable detail in the Company Reports (as defined in Section 5.1(e), but excluding (A) any risk factor disclosures contained under the heading “Risk Factors,” (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn and (C) any exhibits to such Company Reports) filed with the Securities and Exchange Commission (the “SEC”) on or after March 30, 2007 and prior to the date of this Agreement (provided that nothing disclosed in such Company Reports will be treated as a modification or qualification of the representations and warranties made in Sections 5.1(b)(i)) or (ii) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification; Subsidiaries.

(i) Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (as defined below).

(ii) The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; (ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (iii) “Company Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) any changes, events, circumstances, occurrences or effects generally affecting (A) any industry in which the Company and its Subsidiaries operate or in which the products or services of the Company and its Subsidiaries are used or distributed or (B) the economy, credit, financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or

(ii) any changes, events, circumstances, occurrences or effects, arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (C) acts of war (whether or not declared), sabotage or terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (F) any change in the Company’s credit ratings or in analysts recommendations with respect to the Company, (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (H) any decline in the market price, or change in trading volume, of any capital stock of the Company, (I) the failure of any Bid to result in a Government Contract (regardless of whether the Company or any of its Subsidiaries was a party to such Government Contract at the time such Bid was made), any protest initiated by any third party with respect to any Bid or Government Contract of the Company, the failure of any protest relating to a Bid or Government Contract initiated by the Company or the failure to be awarded task orders under Government Contracts, or (J) any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash flow or cash position;

provided, further, however, that (w) changes, events, circumstances, occurrences or effects set forth in clause (i)(A), (ii)(A), (ii)(C) or (ii)(D) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes, events, circumstances, occurrences or effects have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, but only to the extent of such materially disproportionate adverse effect as compared to such other participants, (x) the exceptions in clauses (ii)(F), (ii)(H) and (ii)(J) above shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) or clauses (ii)(A) through (J) above) is a Company Material Adverse Effect, (y) changes, events, circumstances, occurrences, effects or circumstances set forth in clause (ii)(C) above shall not include any action or failure to act by the Company, any Subsidiary of the Company or any of their respective employees or agents and (z) changes, events, circumstances, occurrences or effects resulting from a loss of a Material Contract other than from any of the exclusions set forth in clause (ii) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 200,000,000 shares of Common Stock, (B) 32,000,000 shares of Class B common stock, par value $0.01, (the “Class B Common Stock”) and (C) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on April 8, 2010, (A) 56,286,196 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, (B) no shares of Class B Common Stock were outstanding or reserved for issuance, (C) no shares of Preferred Stock were outstanding or reserved for issuance, and (D) 807,568 RSU grants were credited to participants under their accounts under the Stock Plan. Other than 2,250,000 Shares reserved for issuance under the Stock Plan, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of RSUs issued under the Stock Plan, including the type of award, holder, date of grant, number of Shares and vesting and performance conditions. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares (or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option to purchase or otherwise acquire any interest or other encumbrance except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (the “Securities Act”), and other applicable securities Laws (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell or make payments based on the value of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since April 8, 2010, the Company has not (1) issued any capital stock or other securities (including any securities convertible into or exchangeable for capital stock), other than or pursuant to RSUs referred to above that were outstanding as of April 8, 2010 that were issued pursuant to the Company’s 2007 Omnibus Incentive Plan (the “Stock Plan”), or (2) established a record date for, declared, set aside for payment or paid, any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) a list of all Subsidiaries of the Company that are not, directly or indirectly, wholly-owned, beneficially and of record, by the Company (except for directors’ qualifying shares or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), and the ownership percentage of each such Subsidiary owned by the Company and/or any of its Subsidiaries and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(c) Corporate Authority and Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”) to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the authorization, execution and delivery hereof by Parent and Merger Sub constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and the Company Board has approved this Agreement and the Merger and the other transactions contemplated hereby and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Common Stock (such recommendation, the “Company Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Common Stock for their adoption. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Company Vote.

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company does not and will not: (A) conflict with or violate the certificate of incorporation or bylaws of the Company; (B) conflict with or violate the certificate of incorporation, bylaws or comparable governing documents of any Subsidiary of the Company; or (C) assuming that the Requisite Company Vote is obtained and all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, including, without limitation, any Government Contract (each a “Contract”), to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (C) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), except for: (A) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (C) the applicable requirements of the New York Stock Exchange (the “NYSE”); (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; and (E) any consent, approval, authorization, declaration, permit, action, filing or notification not referred to above, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act from March 30, 2007 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished on or subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, including any applicable accounting requirements. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC on or subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act, except for DynCorp International LLC.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) (A) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) the Company’s management has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a 15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge (as defined below) of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) Each of the condensed consolidated statements of financial position included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the condensed consolidated financial position of the Company and its Subsidiaries as of its date and each of the condensed consolidated statements of income and condensed consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the net income and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.

(i) Since April 3, 2009, the Company and its Subsidiaries have conducted their respective businesses in all material respects only, and have not engaged in any material transaction other than, in accordance with the ordinary course of these businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated herein.

(ii) Since April 3, 2009, there has not occurred any Company Material Adverse Effect or any changes, events, circumstances, occurrences, effects or developments that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Litigation; Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, formal or informal investigations (including any charges, notices or inquiries made or given by any Governmental Entity, whether by subpoena, request for information or otherwise) or any other proceedings pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries, in each case that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, ruling, order, writ, injunction, decree, award, stipulation or other requirement of any kind specifically imposed upon, or outstanding against, the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) As of the date of this Agreement, to the actual knowledge of the persons listed in Section 5.1(g)(v) of the Company Disclosure Schedule, no director or officer of the Company or any of its Subsidiaries is a defendant in any material suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries.

(iii) As of the date of this Agreement, to the actual knowledge of the persons listed in Section 5.1(g)(v) of the Company Disclosure Schedule, no current or former employee, representative, consultant, independent contractor, subcontractor, leased employee, volunteer, or “temp” of the Company or any of its Subsidiaries, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or any of its Subsidiaries, is a defendant, target, subject or person of interest in (i) any suit, action, formal or informal investigation (including any charge, complaint, notice or inquiry made or given by any governmental agency, whether by subpoena, request for information or otherwise) or (ii) any other proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, which would, in the case of clauses (i) and (ii), individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement.

(iv) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any third-parties (including subcontractors) to which the Company or any of its Subsidiaries has agreed to provide an applicable indemnity, has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) which would be required to be reflected or reserved against on a condensed consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or reflected or reserved against in the Company’s condensed consolidated statements of financial position as of January 1, 2010, including the notes thereto, included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practices since January 1, 2010, none of which individually (in the case of this clause (B)) is material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company Reports nor any obligations to enter into any such arrangements.

(v) The term “Knowledge”, when used in this Agreement with respect to the Company, shall mean the actual knowledge, after reasonable inquiry, of those persons set forth in Section 5.1(g)(v) of the Company Disclosure Schedule.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies, programs, practices, arrangements or agreements covering current or former employees of the Company Group (the “Employees”) and current or former directors, independent contractors, consultants or leased employees of the Company Group (collectively with Employees, the “Service Providers”) and under or with respect to which the Company Group has any liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company Group is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flex” benefit, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, and employment, consulting or other individual agreements, plans, practices, policies, contracts, programs, and arrangements (collectively, the “Benefit Plans”), other than Benefit Plans that are mandatory under applicable Law or Benefit Plans that are maintained outside of the United States primarily for the benefit of Employees working outside of the United States and, in each case, that are not subject to ERISA (such plans hereinafter being referred to collectively as “Non-U.S. Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of (i) all Benefit Plans required to be listed in Section 5.1(h)(i) of the Company Disclosure Schedule, and (ii) in respect of such Benefit Plans, any amendments, trust agreements or other funding instruments, material contracts currently in effect (including all administrative agreements, group insurance contracts and group annuity contracts), the most recent IRS determination letter, the summary plan description, the three most recent Forms 5500, the three most recent audited financial statements and for the last year all correspondence with the IRS, the Department of Labor and any other Governmental Entity which relate to any investigations or claims that could result in a material liability with respect to any Benefit Plan have been made available to Parent. “Company Group” means the Company, any Subsidiary of the Company, and any ERISA Affiliate thereof.

(ii) Each Benefit Plan, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) is in compliance with its terms and with ERISA, the Code and other applicable Laws, except, individually or in the aggregate, as would not reasonably be likely to have a Company Material Adverse Effect. Each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a currently-effective favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code within the applicable remedial amendment period, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code.

(iii) Except as set forth in Section 5.1(h)(iii) of the Company Disclosure Schedules, no U.S. Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company Group, nor any entity which is considered a single employer with any member of the Company Group under Section 4001 of ERISA and Section 414 of the Code (“ERISA Affiliates”) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any such plan. Except as set forth in Section 5.1(h)(iii) of the Company Disclosure Schedule, none of the Company Group is obligated to contribute to or could reasonably be expected to have any liability in respect of any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and none of the Company Group has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company Group, that has not been satisfied. To the Knowledge of the Company, with respect to each Benefit Plan that is a Multiemployer Plan: (i) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company Group under Title IV of ERISA; (ii) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any such Multiemployer Plan; (iii) the Company Group has not received written notice that any such Multiemployer Plan will be terminated or reorganized under ERISA; (iv) the Company Group does not expect to withdraw from any such Multiemployer Plan; and (v) no such Multiemployer Plan is in endangered or critical status, within the meaning of Section 305 of ERISA.

(iv) As of the date hereof, there is no pending or, to the Knowledge of the Company threatened, lawsuits, grievances, arbitration, actions, claims, charges, investigations, hearings or other proceedings (including without limitation any administrative hearings, investigations, charges, claims, actions or proceedings), relating to any Benefit Plan, other than routine claims for benefits that, individually or in the aggregate, would reasonably be likely to result in a Company Material Adverse Effect. Except as set forth in Section 5.1(h)(iv) of the Company Disclosure Schedule, none of the Company Group has any obligations to provide welfare benefits (including, without limitation, death or medical benefits) with respect to any former or current Service Provider or any spouse thereof beyond the termination of such Service Provider’s service with the Company Group, and none of the Company Group maintains, contributes to or sponsors any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.

(v) Except as set forth in Section 5.1(h)(v)(i) of the Company Disclosure Schedule, neither the execution of this Agreement, the approval of the Merger by the stockholders of the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (A) result in any payment becoming due, or increase the amount of compensation due to any Service Provider, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any compensation or benefits, (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (E) result in the payment of any amount, that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. Except as set forth in Section 5.1(h)(v)(ii) of the Company Disclosure Schedule, no Service Provider has or will obtain a right to receive a gross-up payment from the Company Group with respect to any taxes that may be imposed upon such Service Provider pursuant to Section 409A of the Code or Section 4999 of the Code.

(vi) All Non-U.S. Benefit Plans are listed in Section 5.1(h)(vi) of the Company Disclosure Schedule. With respect to each Non-U.S. Benefit Plan, except, individually or in the aggregate, as would not be reasonably likely to have a Company Material Adverse Effect: (i) each Non-U.S. Benefit Plan is in compliance with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Non-U.S. Benefit Plan is maintained, to the extent those Laws are applicable to such Non-U.S. Benefit Plan; (ii) each Non-U.S. Benefit Plan has been administered at all times and in accordance with its terms; and (iii) all liabilities with respect to each Non-U.S. Benefit Plan have been funded in accordance with the terms of such Non-U.S. Benefit Plan, and applicable Law, and to the extent that liabilities in respect of any such Non-U.S. Benefit Plans exceed assets in respect of such plan, such shortfall amount has been reflected in Section 5.1(h)(vi) of the Company Disclosure Schedule.

(vii) Except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and published guidance thereunder (a “Nonqualified Deferred Compensation Plan”) and any benefit thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance with Section 409A of the Code since its inception, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(I) the final regulations issued thereunder or (II) applicable Internal Revenue Service Notices (clauses (I) and (II), together, the “409A Authorities”), and (ii) has complied with the 409A Authorities as of the effective date thereof.

(viii) As of the date hereof, no current employee of the Company or any of its Subsidiaries at the senior vice president-level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(i) Labor.

(i) The Company has provided Parent copies of all collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) to which the Company or any of its Subsidiaries is a party or by which it is bound. Except as would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate: (A) to the Knowledge of the Company, in the past three years, no Union or group of employees of the Company or any of its Subsidiaries has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with any Governmental Entity (except with respect to any Collective Bargaining Agreement previously provided to Parent); (B) as of this date, no Collective Bargaining Agreement is being negotiated by the Company or, to the Knowledge of the Company, any of its Subsidiaries; (C) in the past three years there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Company or any of its Subsidiaries; and (D) each of the employees of the Company and its Subsidiaries has all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate: (i) within the past six (6) years, each person or entity classified by the Company or any of its Subsidiaries as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is properly classified under all governing Laws, and the Company and its Subsidiaries have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Laws; (ii) within the past six (6) years, each employee classified as “exempt” from overtime under the Fair Labor Standards Act (“FLSA”) and any state laws governing wages, hours, and overtime pay has been properly classified as such, and the Company and its Subsidiaries have not incurred any liabilities under the FLSA or any state wage and hour laws; (iii) within the past six (6) years, each employee not subject to FLSA has been properly categorized according to applicable Law, and has been paid overtime wages consistent with applicable law; (iv) within the past three (3) years, neither the Company nor any of its Subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act or any state or local Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees or has incurred any liability or obligation which remains unsatisfied under such Laws; (v) the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; working conditions; occupational safety and health; family and medical leave; or employee terminations; data privacy and data protection; (vi) there are no pending or, to the Company’s Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of the Company or any of its Subsidiaries, or any group or class of the foregoing, or any Governmental Entity, in each case in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries, any person alleging to be a current or former employee, any group or class of the foregoing, or any Governmental Entity, or alleging violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; and (vii) and no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan.

(j) Compliance.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local, foreign or supranational law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (including the Sarbanes-Oxley Act, and the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) and, where applicable, any anti-bribery / corruption legislation enacted by a Governmental Entity (“Anti-Bribery Act”), collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (A) none of the Company, its Subsidiaries or any of their respective current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (2) made any direct or indirect unlawful payments from corporate funds to any foreign or domestic government employee or official for the purpose of influencing any act or decision of such individual or of any Governmental Entity or department, agency or instrumentality thereof; or (3) violated any provision of the FCPA or any Anti-Bribery Acts, in each case, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries; (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case, in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and / or any Anti-Bribery Acts with respect to which the Company or any of its Subsidiaries would be liable will be prevented, detected and deterred.

(iii) Except for such matters, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, none of the Company, its Subsidiaries or any of their current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company or any of its Subsidiaries: (A) have within the past five years engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control or Import Law; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control or Import Law from any U.S. Trade Control Agency in the past five years; (C) in the past five years have been (x) subject of an indictment for a violation or violations of any U.S. Export Control or Import Law; (y) convicted of violating any U.S. Export Control or Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control or Import Law; (D) (x) is an Embargoed Person; (y) is owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) has within the last five years engaged in activities, dealings or transactions with or involving an Embargoed Person; (E) has within the last five years entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control or Import Law; or (F) has been officially reprimanded or terminated in the last five years in whole or in part due to their violation of Company policies and procedures related to U.S. Export Control or Import Laws.

(iv) Except for such matters, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) there is no pending or, to the Knowledge of the Company, threatened U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against the Company, its Subsidiaries or any of their respective current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company or any of its Subsidiaries; (B) neither the Company nor its Subsidiaries have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control or Import Law; (C) all voluntary self disclosures that have been submitted to a U.S. Trade Control Agency in the past five years involving potential violations of U.S. Export Control or Import Laws have been disclosed to the Parent and Merger Sub; and (D) there have been no potential violations of U.S. Export Control or Import Laws that have been discovered by the Company, but not reported to a U.S. Trade Control Agency in the past five years.

As used in this Agreement the terms:

“Embargoed Person” means any person, country or entity subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. §§ App.1, et seq., the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, or any statutes, regulations or Executive Orders implemented by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”) or the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”).

“U.S. Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)).

“U.S. Import Laws” means laws and regulations administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447).

“U.S. Trade Control Agencies” includes, but is not limited to, BATFE, BIS, CBP, DDTC, DOJ, IRS, OFAC, OAC, U.S. Census Bureau, Foreign Trade Division, and U.S. Immigration and Customs Enforcement.

(k) Rights Agreement; Takeover Statutes.

(i) The Company does not have any outstanding rights under the Rights Agreement between the Company and The Bank of New York dated May 3, 2006, as amended (the “Rights Plan”), or any similar rights or “poison pills” other than any such rights or “poison pills” that provide for expiration of such rights (without payment of any consideration by the Company, any Company Subsidiary, Parent or Merger Sub) immediately prior to the Effective Time. The Company has amended the Rights Plan in accordance with its terms such that the provisions thereof and any rights granted thereunder are inapplicable to the Merger and the other transactions contemplated hereby including, without limitation, the Voting Agreement.

(ii) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (“Takeover Statutes”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated hereby.

(iii) Pursuant to the Company’s certificate of incorporation, the Company has opted out of Section 203 of the DGCL and therefore Section 203 of the DGCL will not apply to Parent or Merger Sub with respect to this Agreement, the Merger and the other transactions contemplated hereby.

(l) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) The Company, its Subsidiaries, and, to the Knowledge of the Company, their respective predecessors, have complied and are in compliance with applicable Environmental Laws.

(ii) The Company, its Subsidiaries, and, to the Knowledge of the Company, their respective predecessors, have obtained, have complied with, and are in compliance, with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws (hereinafter “Environmental Permits”) for the operation of their respective businesses. All such Environmental Permits are in full force and effect and free from breach.

(iii) Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective predecessors, has received any unresolved written or oral claim, notice of violation, or citation concerning any actual violation or alleged violation of any applicable Environmental Law.

(iv) None of the following exists at any property or facility currently owned or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors: (i) leaking under or above-ground storage tanks, (ii) friable and damaged asbestos containing material, (iii) leaking equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas, each of which are in violation of Environmental Law.

(v) Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any of their respective predecessors, has treated, recycled, stored, disposed of, arranged for the disposal of, transported, or released any Hazardous Substances, in violation of Environmental Laws, that has not been remedied, settled or otherwise resolved.

(vi) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(l), the second sentence of Section 5.1(e)(i), and Section 5.1(e)(iv) constitute the sole representations and warranties of the Company relating to any Environmental Law or Hazardous Substance.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning public health and safety and the pollution or protection of the environment (including air, water, soil and natural resources), or (B) the presence, use, manufacturing, refining, production, generation, transportation, treatment, recycling, transfer, distribution, importing, labeling, testing, processing, discharge, storage, handling, release, threatened release, control, cleanup or disposal of Hazardous Substances, in each case as amended and presently in effect.

As used herein, the term “Hazardous Substance” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(m) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct, complete and accurate, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be correct, complete and accurate individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; (B) have timely paid all Taxes that are required to be paid or withheld and paid over to the appropriate Tax authority all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except where such failure to so pay, withhold or remit, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes to which the Company is a party, which (if determined adversely) would reasonably be likely to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in accordance with GAAP in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007.

(iii) Neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or would reasonably be expected to be nondeductible under Code section 162(m). Neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(iv) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, indemnification or similar agreement, other than (A) any such agreement among or between the Company and one or more Subsidiaries or between Subsidiaries and (B) Tax sharing or indemnification provisions in commercial agreements that are not primarily concerned with Taxes, such as lease agreements.

(v) The Company or any of its Subsidiaries does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of any federal, state, provincial, local or foreign law) or as a transferee or successor for any Taxes of any Person other than the Company or its Subsidiaries.

(vi) There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or similar foreign, state, provincial or local Tax laws) that are required to be taken into account by the Company or its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(vii) The Company and each of its Subsidiaries has properly maintained the documentation necessary to avoid penalties as to transfer pricing pursuant to section 6662(e) of the Code.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local, foreign and supranational income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy and other taxes, duties, fees, charges or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates information returns and other similar documents) required to be supplied to a Tax authority relating to Taxes and (C) for purposes of this Section 5.1(m) and Section 6.1(a)(x)-(xiii) hereof, the term “Subsidiary” shall have the same meaning as the definition of Subsidiary in Section 5.1(a) hereof except that it shall include an entity for which the Company, directly or indirectly, acts as tax matters partner (as defined in Section 6231(a)(7) of the Code).

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Schedule sets forth a list of all material patents, patent applications, registered Trademarks, applications to register Trademarks, registered Copyrights and applications to register Copyrights, and registered domain names, in each case that are owned by the Company or a Subsidiary (collectively, the “Registered Intellectual Property”). The Company or a Subsidiary owns the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company, each material item of Registered Intellectual Property is valid and enforceable, and is not being misappropriated, violated, or infringed by any third party in a manner that would have a Company Material Adverse Effect.

(ii) Except as would not have a Company Material Adverse Effect (without giving effect to the exception in (ii)(B) of the definition of Company Material Adverse Effect): (A) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; (B) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property; (C) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual

Property of any other Person; (D) the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain the secrecy of any Trade Secrets owned by the Company or its Subsidiaries; (E) none of the Company nor its Subsidiaries is or will be, as a result of the consummation of the Merger or the other transactions contemplated by this Agreement or the performance of their obligations under this Agreement, in breach or default of any Intellectual Property, and (F) the consummation of the Merger and the other transactions contemplated by this Agreement will not materially impair, limit, terminate or nullify, or cause any encumbrance on, any rights of the Company or any of its Subsidiaries in any material Intellectual Property.

As used in this Agreement, the term “Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however denominated, throughout the world, including, without limitation, (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, and other similar designations of source or origin, together with the goodwill symbolized by all of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including compilations and moral rights and rights of attribution and integrity (“Copyrights”), (iv) computer programs (whether in source code, object code, or other form), databases, data including, without limitation, customer data, and all technology including, without limitation, hardware, supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets and all other confidential information, know-how, inventions (whether or not reduced to practice), proprietary processes, formulae, algorithms, models, and methodologies (“Trade Secrets”).

(o) Insurance. The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts and Government Contracts to which the Company or its Subsidiaries are parties or are otherwise bound. All material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to such Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

(p) Opinion of Financial Advisors; Brokers.

(i) Goldman, Sachs & Co. (“Goldman Sachs”) has delivered (or promptly after the date of this Agreement shall deliver) to the Board of Directors of the Company its written opinion, dated the date of this Agreement, that, as of such date and subject to the various limitations and qualifications set forth therein, the $17.55 per Share cash consideration to be paid to the holders of the Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be provided to Parent promptly for information purposes following receipt thereof by the Company.

(ii) No broker, finder, financial advisor or investment banker (other than Goldman Sachs and CSP Associates, Inc.) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. Set forth on Section 5.1(p)(ii) of the Company Disclosure Schedule is the aggregate amount of fees required to be paid based on the Per Share Merger Consideration and the assumptions set forth on such schedule pursuant to all agreements pursuant to which any Person required to be identified in this Section 5.1(p) is entitled to any such fee, commission or expense reimbursement.

(q) Properties.

(i) As of the date hereof, neither the Company nor its Subsidiaries own any real property. To the extent the Company or its Subsidiaries own real property after the date hereof, except in any such case as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good and valid title to each parcel of real property and all personal property purported to be owned by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens.

(ii) Section 5.1(q)(ii) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all material leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect (the “Leases”). As used in this Agreement, the term “Specified Leases” means: (i) executive offices in Fort Worth, Texas (194,335 sq ft.), (ii) warehouse and storage facility in Salalah Port, Oman (125,000 sq. ft.), (iii) executive offices in Falls Church, Virginia (113,366 sq. ft.) and (iv) offices and residences in Kabul, Afghanistan (47,000 sq. ft.). With respect to the Specified Leases and, except in any such case as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect with respect to the Leases other than the Specified Leases, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property and personal property purported to be leased or subleased by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens, and (A) all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries, as applicable, and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (B) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

As used in this Agreement the term “Permitted Liens” means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or encumbrances on title (provided that such liens, encumbrances or restrictions do not, individually or in the aggregate, materially and adversely interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s current business operations at such location); (B) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (C) Liens imposed by Law, including, without limitation, carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings; (D) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (E) Liens or encumbrances that do not materially impair the ownership or use of the assets to which they relate; (F) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records; and (G) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries.

(r) Affiliate Transactions. Since the Applicable Date to, and including, the date hereof, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

(s) Contracts.

(i) Except as set forth in Section 5.1(s) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (B) Contract with respect to partnerships, joint ventures or similar arrangements; (C) Contract containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, any type of produce or service, and channel of distribution, or field of commercial endeavor or geographical area in which or with regard to which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto (including any agreement to which the Company or any of its Subsidiaries is subject that grants to any party most-favored-nation or similar rights); (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be likely to prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or other transactions contemplated by this Agreement; (E) Collective Bargaining Agreement or similar agreement; (F) Contract pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $10 million outstanding (other than intercompany indebtedness); (G) Contract licensing or otherwise specifically concerning Intellectual Property (except for non-exclusive, commercially available, off-the-shelf software programs for which the Company and its Subsidiaries, taken as a whole, pay an annual fee of less than $5 million) that is material to the business of the Company and its Subsidiaries, taken as a whole; (H) Contract that accounted for aggregate revenue to the Company or any of its Subsidiaries of (1) more than $15 million during the Company’s 2009 fiscal year or (2) more than $10 million during the first nine months of the Company’s 2010 fiscal year; (I) Contract (or series of related Contracts) entered into after the Applicable Date that involves the acquisition from another person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $7.5 million (other than acquisitions or dispositions of inventory in the ordinary course of business); (J) Contract (or series of related Contracts) with any agency or department of the United States federal government or other Governmental Entity, or other Government Contract, for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $5 million; (K) Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $5 million; (L) Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company; (M) Contract that provides for the payment, increase or vesting of any benefits or compensation in connection with the transactions contemplated by this Agreement; or (N) Contract that relates to any material settlement, other than (x) releases immaterial in nature or amount, (y) settlement agreements for cash only (which has been paid) or (z) settlement agreements under which neither the Company nor any of its Subsidiaries has any continuing material financial obligations or liabilities. Each such Contract described in clauses (A)-(N) above (whether entered into before or after the date of this Agreement) is referred to herein as a “Material Contract”. “Indebtedness” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition.

(ii) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and will not have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be likely to have, a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had or would not reasonably be expected to have, a Company Material Adverse Effect, (x) the Company has not received any written notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, and (y) as of the date of this Agreement, the Company has not received any written notice from any counterparty that is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. Complete and correct copies of each Material Contract, as amended or modified, have been delivered or made available to Parent prior to the date hereof.

(t) Government Contracts. Except as set forth in Section 5.1(t) of the Company Disclosure Schedule:

(i) To the Knowledge of the Company, since the Applicable Date, with respect to each Government Contract (as defined below) or outstanding Bid (as defined below) to which the Company or its Subsidiaries is a party: (i) the Company and its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein; (ii) the Company and its Subsidiaries has complied in all material respects with all applicable requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid; (iii) all material representations and material certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and the Company and its Subsidiaries have complied in all material respects with all such material representations and material certifications; (iv) neither the U.S. Government, nor any prime contractor, subcontractor or any other person has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any Law pertaining to such Government Contract or Bid, except for such breaches or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued in writing and not resolved or cured; (vi) no material cost incurred by the Company or any of its Subsidiaries has been questioned in writing or disallowed other than those which have been resolved.

(ii) Since the Applicable Date, the Company and each of its Subsidiaries are and have been in compliance in all material respects with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and all implementing regulations, all as amended, with respect to each Government Contract. Since the Applicable Date, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable foreign laws, rules, regulations, decisions and orders relating to personnel policies, affirmative action, and/or government contracts in each jurisdiction in which the Company or any of its Subsidiaries has business operations.

(iii) To the Knowledge of the Company, since the Applicable Date, there has been no (A) civil fraud, false claim, criminal act or bribery (in each case as such concept is defined under the state or federal laws of the United States), or any other material violation of applicable law, by the Company or any of its Subsidiaries or any director, officer, principal or employee of the Company or its Subsidiaries, (B) written request by a Governmental Entity for a material contract price adjustment based on a claimed material disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or a written material claim of defective pricing in material violation of the applicable acquisition or procurement regulations of a Governmental Entity, or (C) material dispute between the Company or any of its Subsidiaries and a Governmental Entity (other than disputes in the ordinary course of business which are no longer outstanding). To the Knowledge of the Company, since the Applicable Date, none of the Company or any of its Subsidiaries, nor any of their respective affiliates, directors, officers, or principals has or currently is under administrative, civil or criminal investigation, indictment or information or material audit (other than routine audits) with respect to any alleged material irregularity, material misstatement or material omission arising under or relating to any Government Contract or Bid and none of the Company or any of its Subsidiaries nor any of their respective affiliates, directors, officers, or principals has made or has been required to make a disclosure pursuant to applicable regulations with respect to any alleged material irregularity, material misstatement or material omission arising under or relating to any Government Contract or Bid.

(iv) None of the Company or its Subsidiaries, nor, to the Company’s Knowledge, any of their respective affiliates, directors, or officers is, or at any time since the Applicable Date has been, suspended or debarred from doing business with the U.S. Government or, to the Company’s Knowledge, has been declared nonresponsible or ineligible for U.S. Government contracting.

(v) The Company and each of its Subsidiaries possesses all necessary security clearances and Permits for the execution of its obligations under any Executory Government Contract. The Company and each of its Subsidiaries has the proper procedures to conduct business of a classified nature up to the level of its current clearances. The Company and each of its Subsidiaries is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its Executory Government Contracts.

(vi) To the Knowledge of the Company, the cost accounting system of the Company and each of its Subsidiaries is in compliance in all material respects with regulations applicable to its Government Contracts (including the Federal Acquisition Regulation) and since the Applicable Date has not been determined by any Governmental Entity not to be in compliance with the requirements of the Federal Cost Accounting Standards in any material respect. The Company and each of its Subsidiaries has reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to Government Contracts for fiscal year 2004 and each prior fiscal year, and each of those years are closed.

(vii) With respect to any Bid, to the Knowledge of the Company, since the Applicable Date, there has been no material irregularity, material misstatement or material omission by the Company or any of its Subsidiaries arising under or relating to such Bid.

(viii) Since the Applicable Date, no Government Contract has been terminated by a Governmental Entity for default and there has been no written material claim or material request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity with respect to any Government Contract.

(ix) For all purposes of this Agreement,

“Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a Contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company or its Subsidiaries.

“Executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such subcontractor, as appropriate, and is actively being performed by the Company or any of its Subsidiaries.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the business of the Company between the Company or any of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.

(b) Corporate Authority and Approval. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not: (A) conflict with or violate the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; or (B) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to make or obtain any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) the applicable requirements of the HSR Act, and the rules and regulations promulgated thereunder; (C) the applicable requirements of the NYSE; (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; and (E) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Financing.

(i) Assuming the accuracy of the representations and warranties set forth in Section 5.1(b)(i) and the performance by the Company of its obligations under this Agreement, the amount of funds contemplated to be provided pursuant to the Financing Letters shall be sufficient to pay the aggregate Per Share Merger Consideration and to fund any repayment or refinancing of debt contemplated in this Agreement or the Financing Letters or required pursuant to the terms of the Indenture.

(ii) Parent and Merger Sub have delivered to the Company a complete and accurate copy, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Financing Letter”) pursuant to which the investors party thereto have committed, upon the terms and subject to conditions thereof, to invest the cash amounts set forth therein (the “Equity Financing”), and (ii) an executed commitment letter, dated as of the date of this Agreement, from Bank of America Securities LLC, Citigroup Global Markets Inc., Barclays Bank PLC and Deutsche Bank Trust Company Americas, and each of their respective affiliated entities named therein (the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed to provide, upon the terms and subject conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). The term “Debt Commitment Letter” as used herein shall mean the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter (as defined in Section 6.14(b)(ii)) at the time in question and the New Debt Commitment Letter to the extent then in effect.

(iii) As of the date hereof, neither the Financing Letters nor the fee letter referenced in the Debt Commitment Letter has been amended or modified and the commitments set forth in the Financing Letters have not been withdrawn or rescinded in any respect. The Financing Letters, in the form so delivered to the Company on the date hereof, are in full force and effect and each constitutes a legal, valid and binding obligation of Parent and, to the knowledge of the officers of Parent, the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. Assuming the accuracy of the representations and warranties set forth in Section 5.1, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of the officers of Parent, any other parties thereto under any term or condition of the Financing Letters other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations and warranties contained herein, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. Except for fee letters with respect to fees, market flex and related arrangements with respect to the Debt Financing, of which Parent has delivered a true and complete (aside from redactions) redacted copy to the Company on or prior to the date of this Agreement (but which documents, fee and other information (other than provisions in the fee letter that were not redacted) do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters and delivered to the Company prior to the date hereof. Parent has fully paid or caused to be paid any and all commitment and other fees, costs and expenses that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Letters.

(iv) As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Record Holder that is not an officer or employee of the Company or one of its Subsidiaries concerning any investments to be made in, or contributions to be made to, Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Financing Letters.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 2000 shares of capital stock, comprised of (i) 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding, and (ii) and 1,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Solvency. To the knowledge of the officers of Parent, based on information available to Parent as of the date of this Agreement, the Surviving Corporation will be Solvent immediately after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Per Share Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to Parent’s and Merger Subs’ obligation to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to the terms of this Agreement, (iii) the Required Information (as defined below) fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (iv) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such

Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged as of such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. “Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested of the Company by Parent or Merger Sub (including in connection with Parent’s preparation of pro forma financial statements), including (i) financial statements prepared in accordance with GAAP, financial data and audit reports (including audited financial statements of the Company as of, and for, the fiscal year ended April 2, 2010), (ii) other information and data regarding the Company and the Subsidiaries of the type and form, and for the periods, in each case, required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Available Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, and (iii) such other information and data as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving a customary “comfort” letter (including “negative assurance” comfort) from the independent auditors of the Company.

(i) Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guarantee executed by the Guarantor, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of certain of their respective obligations under this Agreement. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

(j) Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which, other than the Voting Agreement, any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal or (ii) with any member of the Company’s management or directors that relate in any way to the Company or the transactions contemplated by this Agreement.

(k) Stock Ownership. Neither Parent nor Merger Sub owns, beneficially or of record, any shares of capital stock of the Company, except pursuant to the Voting Agreement.

(l) No Other Company Representations or Warranties. Except for the representations and warranties of the Company set forth in this Agreement and any certificate or document delivered in connection with this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, other than fraud in connection therewith.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, except as otherwise set forth in this Agreement, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Nothing in Section 5.2(l) or this Section 5.2(m) shall impair (or be construed to impair) the rights of Parent and Merger Sub in respect of any of the representations and warranties in Section 5.1 or any covenant or agreement of the Company contained in this Agreement.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly contemplated by this Agreement or required by applicable Laws or as set forth on Section 6.1(a) of the Company Disclosure Schedule, the Company and its Subsidiaries shall cause the business of it and its Subsidiaries to be conducted in the ordinary course consistent with past practice and it and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing, and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated or specifically permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned (other than with respect to subsections (i), (ii), (iii), (iv), (vi), (vii), (viii), (x), (xiii), (xiv), (xvi), (xviii), (xix), (xx), (xxi), (xxii) (collectively, the “specified operating covenants”) or (xxiii) (but solely in the case of subsection (xxiii), with respect to the specified operating covenants), in which cases (involving the specified operating covenants) Parent may withhold its consent in its sole discretion)), (C) as required by applicable Law or any Governmental Entity or (D) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in the certificate of incorporation or bylaws or other applicable governing instruments of the Company or any of its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii) other than capital expenditures, which shall be subject to subparagraph (ix) of this Section 6.1(a), make any acquisition of all or substantially all of the capital stock or assets of any other Person, whether by way of stock purchase, asset purchase, merger or otherwise (any such transaction, an “Acquisition”), with a value or purchase price in the aggregate in excess of $10 million in any transaction or series of related transactions (and the Company shall provide reasonable advance notice to Parent of the consummation of any Acquisition with a value or purchase price in excess of $10 million), or make more than three Acquisitions in the aggregate, other than Acquisitions pursuant to Contracts in effect as of the date of this Agreement, copies of which have been provided to Parent or made available on the Company Data Site prior to the date hereof; (“Company Data Site,” as used in this Agreement, means the on-line data room established by the Company with Intralinks, Inc., by which the Company provided access to documents and materials to Parent and Merger Sub in connection with the transactions contemplated by this Agreement);

(iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the settlement of RSUs under the Stock Plan (and dividend equivalents thereon, if applicable) in accordance with the terms of the Stock Plan or (B) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except dividends paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of RSUs and other awards under the Stock Plan);

(viii) enter into any Contracts relating to interest rate protection, or incur, issue, modify, renew, syndicate or refinance any Indebtedness (other than (i) any letters of credit issued in the ordinary course of business, (ii) the refinancing of any existing Indebtedness of the Company in the ordinary course of business (provided that any such refinancing Indebtedness so incurred must be voluntarily prepayable without premium, penalties or other costs in excess of $500,000 in the aggregate) and (iii) any swap agreements and collar agreements entered into in the ordinary course of business consistent with past practice);

(ix) except for reasonable expenditures related to operational emergencies that are not in excess of $1 million individually or $2.5 million in the aggregate, make or authorize any capital expenditures in excess of $6 million in the aggregate; provided, that in the case of any expenditures related to operational emergencies, Parent will respond to any request for consent hereunder within 24 hours of receiving such request;

(x) make any material changes with respect to financial or Tax accounting policies or procedures, except as required by applicable Law or by changes in GAAP;

(xi) settle any litigation or other proceedings before a Governmental Entity (other than with respect to any Tax audits, litigation or proceedings) for an amount in excess of $3 million individually or $10 million in the aggregate;

(xii) except to the extent required by Law, make any material Tax election;

(xiii) enter into any settlement, compromise or closing agreement with respect to any material Tax liability or Tax refund or file any amended Tax Return with respect to any material Tax;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than sales of inventory and parts in the ordinary course of business consistent with past practice or pursuant to Contracts in force on the date of this Agreement, transactions solely among the Company and/or its wholly-owned Subsidiaries that would not result in any increase (other than a de minimis increase) in the Tax liability of the Company and its Subsidiaries or pursuant to Contracts in effect prior to the date of this Agreement, copies of which have been provided or made available to Parent prior to the date hereof;

(xv) except as required pursuant to a Benefit Plan in effect prior to the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to Service Providers of the Company Group except for new hires, in the ordinary course of business consistent with past practice, (B) increase the compensation to any Service Provider in excess, in the aggregate, of 3.75% of the current aggregate compensation of Service Providers as of the date hereof (provided that any such increase is in the ordinary course of business consistent with past practice), (C) other than, with respect to medical or dental Benefit Plans, as would not reasonably be expected, individually or in the aggregate, to result in material expense or liability to the Company or any of its Subsidiaries, establish, adopt, terminate or materially amend any Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date hereof or (D) grant any equity or equity-based awards; provided, that the Company may issue (i) RSUs in respect of not more than 200,000 Shares in the ordinary course of business consistent with past practice and (ii) additional RSUs on a contingent basis such that the issuance of such additional RSUs is subject to the termination of this Agreement; it being understood and agreed that the Company or a Subsidiary of the Company may make offers of employment to newly hired non-executive employees in the ordinary course of business consistent with past practice that are not inconsistent with the terms of this subsection (xv);

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xvii) grant any Lien other than Permitted Liens and except in connection with Indebtedness permitted under Section 6.1(a)(viii);

(xviii) in the case of Subsidiaries of the Company which are organized in jurisdictions other than a state of the United States, make any investment in debt or equity securities issued by the Company or any of its Subsidiaries organized under the laws of a state of the United States;

(xix) permit any of its Subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA;

(xx) adopt or implement any stockholder rights plan or amend the Rights Plan, in each case, in any manner adverse to Parent or Merger Sub;

(xxi) unless such action is permitted by Section 6.2, waive, release, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xxii) enter into, amend, waive or terminate any transaction that would be required to be disclosed pursuant to Section 5.1(r) if entered into at any time after the Applicable Date and prior to or on the date hereof; or

(xxiii) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Affiliates to take any action that would reasonably be expected to adversely affect, prevent or delay in any material respect the consummation of the Merger.

(c) If the Company obtains actual knowledge of any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes to be in violation of the FCPA, the Company shall, and shall cause each of its Subsidiaries to use their reasonable best efforts to, cease such activities. The Company shall, and shall cause its Subsidiaries to use their reasonable best efforts to, take all actions required by law to remediate any actions taken by the Company or its Subsidiaries, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

6.2. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 28th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, controlled Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Persons pursuant to confidentiality agreements entered into after the date hereof on terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board in confidence) or, to the extent applicable, pursuant to confidentiality agreements entered into before the date of this Agreement (it being understood that the Company Board shall have the right to waive any prohibition with respect to submission of Acquisition Proposals or amendments thereto in effect prior to the date hereof); provided that the Company shall promptly (and, in any event, within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 6.2, on and after the No-Shop Period Start Date, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall direct, and shall use its reasonable best efforts to cause, its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and request any such Persons to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 6.2, during the period commencing on the No-Shop Period Start Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and shall use its and their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, take any action permitted by Section 6.2(a) or (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or for the purpose of knowingly encouraging, any Acquisition Proposal, (iii) enter into any letter of intent, agreement or agreement in principle with respect to any Acquisition Proposal, or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal (including, without limitation, by way of amending the Rights Plan to knowingly facilitate an Acquisition Proposal). No later than 2 business days after the No-Shop Period Start Date, the Company shall, if requested by Parent, notify Parent in writing of the number of parties that submitted an Acquisition Proposal prior to the No-Shop Period Start Date.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives a written Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date, or a request from a Person to waive any prohibition with respect to the submission of an Acquisition Proposal or amendment thereto in effect prior to the date hereof and, in each case, such Acquisition Proposal or request did not result from any breach (except to the extent immaterial and unintentional) of this Section 6.2, then, in the case of an Acquisition Proposal, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, in the case of such a request, the Company Board may waive such prohibition solely with respect to submission of Acquisition Proposals or amendments thereto in effect prior to the date hereof, and, in each case, (A) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed confidentiality agreement on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that it will contain “standstill” provisions no less favorable to the Company than that contained in the Confidentiality Agreement, except that such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board in confidence), provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub, (B) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (C) after having complied with Section 6.2(e), the Company and the Company Board may adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an Acquisition Proposal, if and only if (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside financial advisor and outside legal counsel that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above in the case of an Acquisition Proposal, the Company Board determines in good faith based on the information then available and after consultation with its outside financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (z) in each such case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(d) For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company, in one transaction or a series of transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal involving more than 50% of the total voting power of the capital stock, or more than 50% of the consolidated assets, of the Company that the Company Board has determined in its good faith judgment, after consultation with its outside financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal that the Company Board deems relevant and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise).

(e) Except as set forth in this Section 6.2(e), the Company Board shall not:

(i) fail to make the Company Recommendation with respect to the Merger, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

(ii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act (any of the actions described in the foregoing clause (i) or this clause (ii) being referred to as a “Company Adverse Recommendation Change”);

(iii) cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iv) take any action pursuant to Section 8.3(a).

Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not on or after, the time the Requisite Company Vote is obtained: the Company Board may withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (in each case, whether or not related to a Superior Proposal or Acquisition Proposal), or approve, recommend or otherwise declare advisable any Superior Proposal made or received after the date hereof, if and only if, prior to taking such action the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that failure to do so would likely be inconsistent with its fiduciary duties under applicable Law and, if such action or failure to act by the Company Board is related to an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal (such action or failure to act by the Company Board, a “Change of Recommendation”) and, in the event of a Change of Recommendation, the Company Board may also take action pursuant to Section 8.3(a) of this Agreement in connection with accepting a Superior Proposal as contemplated herein; provided that prior to any Change in Recommendation or action pursuant to Section 8.3(a) of this Agreement:

(A) the Company shall have provided prior written notice to Parent and Merger Sub, at least four business days in advance, of its intention to effect a Change of Recommendation or to take action pursuant to Section 8.3(a), which notice, if concerning an intended Change of Recommendation that is the result of a

Superior Proposal, shall specify the identity of the party making such Superior Proposal and the material terms thereof and shall include a copy of the proposed transaction documents with the party making such proposal;

(B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 8.3(a), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation; and

(C) the Company Board of Directors shall have considered in good faith any changes to this Agreement, the Financing Letters and the Limited Guarantee offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined, after consultation with its outside financial advisor and outside legal counsel, that (1) failure to effect the Change of Recommendation would likely be inconsistent with its fiduciary duties under applicable Law and (2) if the intended Change of Recommendation is the result of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal even if such changes were to be given effect;

provided that, if the intended Change of Recommendation is the result of a Superior Proposal, in the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two business days before the Change of Recommendation or action pursuant to Section 8.3(a) (rather than the four business days otherwise contemplated by this Section 6.2(e)). None of the Company Board, any committee thereof or the Company itself shall enter into any binding agreement with any Person to limit or not give prior notice to Parent and Merger Sub of its intention to effect a Change of Recommendation or to terminate this Agreement, in each case, in light of a Superior Proposal.

(f) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that any Change of Recommendation only may be made in accordance with Section 6.2(e).

(g) From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives including, in connection with such notice, the identity of the person or group of persons making such offer or proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement), a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. From and after the No-Shop Period Start Date, the Company) shall keep Parent reasonably informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any proposals or offers (including any amendments thereto) and the status of any discussions, negotiations or developments, including any change in the Company’s intentions as previously notified. The Company agrees that neither it nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.2.

6.3. Proxy Statement.

(a) The Company shall prepare and file with the SEC, as promptly as practicable following the date hereof (and, in any event within 20 business days after the date of this Agreement), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts (with the assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date.

(c) Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the fullest extent reasonably practicable the Company shall provide Parent with an opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by Parent.

6.4. Stockholders Meeting. Unless this Agreement has been terminated pursuant to Article VIII, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws and the rules of the NYSE, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement for the purpose of obtaining the Requisite Company Vote; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting solely (i) with the consent of Parent; (ii) due to the absence of a quorum; (iii) after consultation with Parent and with Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e)(A) or the proviso immediately following Section 6.2(e)(C) hereof and the time period contemplated by Section 6.2(e)(A) or such proviso with respect to such notice has not yet expired. Subject to Section 6.2 and the last sentence of this Section 6.4, the Company Board shall recommend such adoption and shall use its reasonable best efforts to solicit from its stockholders proxies giving the Requisite Company Vote and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company charter documents, the rules of the NYSE and the DGCL. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated pursuant to Article VIII, if, after the No-Shop Period Start Date, the Company Board shall have withheld, withdrawn, qualified or modified the Company Recommendation, issued a Company Adverse Recommendation Change or made a Change in Recommendation, the Company shall nonetheless submit this Agreement to its stockholders at the Stockholders Meeting.

6.5. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law, provided, however, that without the consent of Parent nothing in this Agreement shall require either Parent or the Surviving Corporation, or their respective subsidiaries or Affiliates, to sell, hold separate or otherwise dispose of any assets or business, or any interest in any of their respective Subsidiaries, Affiliates or joint ventures, in whole or in part, or to conduct any aspect of their business in a specified manner, or to permit the sale, holding separate or other disposition of any assets or business, in whole or in part, or to agree to take any of the foregoing actions, or to agree to any condition or enter into any agreement to obtain any such consent, registration, approval, permit or authorization that in the judgment of Parent would be adverse to Parent or the Surviving Corporation. In furtherance of the foregoing, the Company shall be required to pay prior to the Effective Time up to an aggregate amount of $1 million in respect of any fees, penalties or other consideration that the Company or any Subsidiary of the Company is legally required to pay to any third party to obtain such party’s consent to or approval of the Merger; and the Company shall be required to pay amounts in excess of the foregoing $1 million threshold for the foregoing purposes to the extent that Parent provides to the Company or its applicable Subsidiary in advance (by wire transfer of immediately funds) the necessary funds for such excess amounts. Parent and the Company each shall file the initial premerger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party, except to outside counsel of the other party to the extent reasonably necessary or advisable to help facilitate completion of filing requirements) no later than 15 business days after the date of this Agreement. Unless otherwise agreed, each of the Company and Parent will request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Neither Parent nor the Company will withdraw its initial filing under the HSR Act nor refile it unless the other party has consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the fullest extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. For purposes of this Agreement, “reasonable best efforts,” “commercially reasonable efforts” or any substantially similar undertakings shall not require Parent or Merger Sub to (x) pay (or agree to pay) more for the Debt Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Debt Commitment Letter and any fee letter entered into by Parent and/or Merger Sub in connection with such Debt Commitment Letter (including giving effect to any increase in interest rate, fees or otherwise resulting from any lender flex provisions contained in such fee letter), (y) seek more capital than is committed in the Equity Financing Letter or (z) waive any condition or agree to any changes to the Financing Letters.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to the outside counsel of the other party to the extent reasonably necessary or advisable to help facilitate completion of filing requirements).

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, to the fullest extent reasonably practicable, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. To the fullest extent reasonably practicable, neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings and limitations on undertakings pursuant to this Section 6.5 (including, for the avoidance of doubt, the “provided that” limitations on required actions contained in Subsection 6.5(a)), each of the Company (in the case of Subsections 6.5(d)(i) and (iii) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) of non-privileged information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Governmental Entity; and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Facility Clearances. The Company shall use its reasonable best efforts, and Parent shall fully cooperate, to deliver to the United States Defense Security Service (“DSS”) as soon as possible within

30 days of the date hereof, a completed Certificate Pertaining to Foreign Interests, including all supporting documentation, for the purposes of obtaining DSS’s agreement that the acquiring fund is not under foreign ownership, control and influence to such an extent that DSS will require a mitigation action plan as set forth in National Industrial Security Program Operating Manual 2-303, other than a Board Resolution as described in 2-303a, upon the acquisition in order for the Company to maintain its present facility security clearances.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent, potential sources of capital and any rating agencies and prospective lenders and investors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts, personnel files and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information of the Company or any of its Subsidiaries that would, in the reasonable judgment of the Company, waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) to disclose any sensitive or personal information that would expose the Company to the risk of liability. Without limiting the generality of this Section 6.6, from the date of this Agreement until the Effective Time (or the termination of this Agreement in accordance with its terms), the Company will furnish to Parent promptly after becoming available, monthly financial statements including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date as well as any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use. All such information shall be governed by the terms of the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the execution of customary confidentiality agreements with such Persons regarding such information, with the Company being named as an express third party beneficiary with rights of enforcement under such confidentiality agreements.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement, and (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other party.

6.7. Stock Exchange De-listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(e)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits

(a) The Surviving Corporation shall, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Effective Time, provide to each person who was employed by the Company or any of its Subsidiaries immediately prior to the Closing (other than any employees covered by a collective bargaining agreement) compensation and employee benefits that are no less favorable, in the aggregate, than those provided to such employee by the Company and its Subsidiaries immediately prior to the Closing so long as such person continues to be employed by the Surviving Corporation or any of its Subsidiaries during such 12-month period (without any obligation on the part of the Surviving Corporation to maintain the employment of any such person at any time following the Closing); and, for any such employees covered by a collective bargaining agreement, subject, in any case, to any such collective bargaining agreement that shall be in effect following the Closing.

(b) The Surviving Corporation will cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility and vesting and, solely for purposes of any vacation or severance plan, level of benefits and benefit accrual thereunder, service by employees of the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(c) To the extent permitted under applicable Law, with respect to any employee benefit plans maintained for the benefit of the employees, the Surviving Corporation will (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its Subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

(d) The Surviving Corporation shall honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under (i) all employee benefit obligations to current and former directors, officers and employees of the Company accrued as of the Effective Time and (ii) all employee severance plans in existence as of the date hereof (to the extent copies of which have been provided or made available to Parent prior to the date hereof) or after the date hereof in accordance with Section 6.1 and all employment or severance agreements entered into prior to the date hereof (to the extent copies of which have been provided or made available to Parent prior to the date hereof) or after the date hereof in accordance with Section 6.1.

(e) Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, or does, (i) prohibit the Surviving Corporation or its Affiliates from amending or terminating any Benefit Plan in accordance with its terms and applicable Law, (ii) require the Surviving Corporation to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan, and no person participating in any such Benefit Plan maintained by either the Company or Parent shall have any claim or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Benefit Plan or otherwise.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as set forth in the immediately preceding sentence or as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except (a) Parent shall reimburse the Company for 50% of the expenses incurred by the Company in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement, (b) Parent’s reimbursement obligations pursuant to Section 6.14(b)(iii) and 6.17 and (c) Parent’s indemnification obligations pursuant to Sections 6.14(b)(iii) and 6.17. Any amounts that may be owed by Parent for reimbursement pursuant to clauses (a) and (b) of the preceding sentence shall be payable in one lump-sum following final calculation and documentation (in a manner reasonably satisfactory to Parent) of the total amount of such fees and expenses incurred.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.14. Financing.

(a) Equity Financing.

(i) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Financing Letter, each of Parent and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to (i) obtain, the Equity Financing contemplated by the Equity Financing Letter, (ii) maintain in effect the Equity Financing Letter, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Financing Letter that are within its control, (iv) consummate the Equity Financing contemplated by the Equity Financing Letter at or prior to the Closing, and (v) fully enforce the Guarantor’s obligations (and the rights of Parent and Merger Sub) under the Equity Financing Letter, including (at the request of the Company and subject to Section 9.5(c)) by filing one or more lawsuits against the Guarantor to fully enforce the Guarantor’s obligations (and the rights of Parent and Merger Sub) thereunder or assigning the rights of Parent and Merger Sub to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the Guarantor on behalf of Parent and Merger Sub.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one business day)

notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Financing Letter, or (ii) any refusal by the Guarantor to provide or any stated intent by the Guarantor to refuse to provide the full financing contemplated by the Equity Financing Letter.

(b) Debt Financing.

(i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its respective commercially reasonable efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, after giving effect to the “market flex” terms in the fee letter referred to therein (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur), and use its respective commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur), (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at or prior to the Closing. In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Sub shall use its commercially reasonable efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Debt Commitment Letter or any provision of the fee letter referenced in the Debt Commitment Letter (to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Debt Financing or amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur; provided, however, that Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (i) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur and (ii) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event, Parent shall disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing. The term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent shall promptly (and in any event within one business day) notify the Company of the expiration or termination of the Debt Commitment Letter and the New Debt Commitment Letter (if applicable).

(iii) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Parent or Merger Sub and that is necessary in connection with arranging and obtaining the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”), including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the Available Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing Parent and Merger Sub and the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (collectively, the “Financing Sources”) as promptly as practicable with all Required Information as may be reasonably requested by Parent or Merger Sub to assist in preparation of the Offering Documents and executing customary authorization and management representation letters (including, in the case of the public-side version, a representation to the arranger of the Available Financing that such public-side version does not include material non-public information about the Company and its Subsidiaries) and certificates, (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions (including bringdown diligence sessions), drafting sessions and sessions with rating agencies in connection with the Available Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and Parent’s and Merger Sub’s Financing Sources and potential lenders and investors in the Available Financing, and obtaining any corporate, credit and ratings from rating agencies contemplated by the Debt Commitment Letter, (iv) obtaining comfort letters from accountants and consents from the Company’s independent auditors, (v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters), (vi) facilitating the pledging of collateral for the Available Financing, including taking commercially reasonable actions necessary to permit the Financing Sources of the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing, (vii) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements and (viii) facilitating the consummation of the Available Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Available Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their Representatives under any such agreement, certificate, document or instrument shall be effective until the Effective Time; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; and provided, further, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the Debt Financing prior to the Effective Time. The Company and each of its Subsidiaries hereby consent to the use of its logos in connection with the Available Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.14(b)(iii) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Financing Sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(iv) Acknowledgement. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.

6.15. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Parent and Merger Sub Expenditure. Between the date of this Agreement and the Closing, Parent and Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses.

6.17. Debt Tender Offer.

(a) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as reasonably determined by Parent), the Company shall promptly commence (or, at Parent’s choice, assist Parent or its Affiliates in a third party commencement of) an offer to purchase and related consent solicitation with respect to all of the outstanding aggregate principal amount of the then outstanding 9.50% Senior Subordinated Notes due 2013 (the “Notes”) on the terms and conditions as are reasonably requested by Parent (including amendments to the terms and provisions of the Indenture as reasonably requested by Parent and reasonably satisfactory to the Company) (including the related consent solicitation, collectively, the “Debt Tender Offer”) (and in any event so as to accommodate Parent’s financing with respect to the Merger and the other transactions provided for herein) and Parent shall assist the Company in connection therewith. Promptly following the expiration date (as such date may be extended from time to time) of the consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use commercially reasonable efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, dated February 11, 2005 (the “Indenture”), by and between the DynCorp International LLC, DynCorp Capital Corporation (collectively, the “Issuers”) and The Bank of New York, as Trustee (the “Trustee”), effectuating the amendments for which consents were obtained pursuant to the Debt Tender Offer, which supplemental indenture shall become effective immediately upon the later of (i) acceptance for purchase of Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall provide, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including engagement of a dealer manager and a depository agent with respect thereto, in each case reasonably acceptable to Parent, and delivery of any Officer’s Certificates and Opinions of Counsel (as such terms are defined in the Indenture) required under the Indenture). The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and, without modifying the applicable obligations of the parties under this Section, the parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date (including by making public announcements extending the expiration date of the Debt Tender Offer as requested by Parent and by the Company otherwise complying with the time periods required by Rule 14e-1 under the Exchange Act). Unless otherwise agreed by Parent, concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Debt Tender Offer and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them of any type in connection with the Debt Tender Offer (except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives), and the foregoing obligations shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Section 6.17, the Company shall not be obligated to consummate the Debt Tender Offer unless the Merger has occurred or is occurring concurrently with the consummation of the Debt Tender Offer and sufficient funds are available from the Financing to pay all consideration for the purchase of the Notes.

(b) If the required consents have not been received in the Debt Tender Offer, or are not reasonably likely to be received, in each case, at least 10 business days prior to the Closing Date (with the number of business days calculated in accordance with Rule 14e-1 of the Exchange Act) or if Parent determines not to request the commencement of the Debt Tender Offer, then at Parent’s written request, the Company shall, and shall cause the Issuers to, use commercially reasonable efforts to promptly take all actions necessary and required to effect the satisfaction and discharge of the Notes pursuant to Article 12 of the Indenture, which satisfaction and discharge shall be effective upon the Closing, and the Company shall cause the Issuers to concurrently with the Closing (a) give irrevocable instructions to mail a notice of redemption to holders of the Notes pursuant to Section 3.03 of the Indenture, (b) deposit in trust of all required funds or Government Securities (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 12.01(1)(b) of the Indenture, (c) pay or cause to be paid all other sums payable pursuant to the Indenture, and (d) deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel in form and substance satisfactory to the Trustee as to satisfaction of all conditions precedent to such satisfaction and discharge and as to the other matters set forth in Section 12.01 of the Indenture; and the Company shall use commercially reasonably efforts to cause the Trustee to acknowledge satisfaction and discharge of the Indenture in writing and shall furnish a copy of such writing to the Parent concurrently with the Closing. Notwithstanding anything herein to the contrary, the Company shall not be obligated to take any action described in this subsection (b) unless the Company shall have received from Parent the amounts required to deposit with the Trustee to pay the redemption price for the Notes as required pursuant to Section 12.01 of the Indenture and pay or cause to be paid all other sums payable pursuant to the Indenture in connection therewith.

6.18. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement, and with respect to any settlement in connection therewith settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under insurance policy(ies) in effect as of the date hereof), no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.19. Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

6.20. Novation.

(a) The Company hereby agrees to cooperate and to provide such reasonable assistance to Parent and Merger Sub, and Parent and Merger Sub shall cooperate and provide such reasonable assistance to the Company, as may be reasonably required in the event that any Governmental Entity requires a novation of any Government Contract.

(b) The Company covenants and agrees that, to the extent that any Government Contract or Bid requires notification to a Government Entity with respect to the execution of this Agreement and/or the consummation of the transactions contemplated hereby, the Company shall use commercially reasonable efforts to make all such contract notifications as promptly as practicable following the execution of the this Agreement.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law, the certificate of incorporation and bylaws of the Company and NYSE rules.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all approvals, consents and consultations required to consummate the Merger pursuant to any Foreign Antitrust Law or any other Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except if failure to obtain such approval, consent or consultation or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Parent and its Subsidiaries following the Effective Time and would not subject the Company, Merger Sub, the Surviving Corporation, Parent or any of their respective Subsidiaries or any director, officer or employee of any of the foregoing to risk of criminal liability.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or otherwise makes the consummation of the Merger illegal (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Disregarding (x) all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties (it being understood and agreed that the term “Company Material Adverse Effect” in Section 5.1(f)(ii) shall not constitute a qualification and shall not be disregarded) and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof:

(i) The representations and warranties of the Company set forth in Sections 5.1(b)(i) and 5.1(f)(ii) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing

Date with the same force and effect as if made on and as of such date; provided, that any inaccuracies in the representations and warranties contained in Section 5.1(b)(i) that do not individually or in the aggregate increase the aggregate amount of consideration payable by Parent and/or Merger Sub under Article IV of this Agreement by more than $1,000,000 shall be disregarded;

(ii) The representations and warranties of the Company set forth in Section 5.1(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date;

(iii) The representations and warranties of the Company set forth in this Agreement, excluding the representations and warranties identified in the foregoing clauses (i) and (ii), shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (other than for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; and

(iv) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (other than for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date), except for any failure to be so true and correct that would not, individually or in the aggregate, be reasonably likely to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent board of directors or the Company Board if:

(a) the Merger shall not have been consummated by October 11, 2010 (provided, that if on October 11, 2010 the condition to Closing set forth in Section 7.1(b)(i) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on October 11, 2010), then, at the election of Parent such date may be extended by up to three months if Parent provides written notice to the Company on or prior to October 11, 2010) (October 11, 2010, as such date may be extended in accordance with the proviso above, the “Termination Date”), whether such date is before or after the time the Requisite Company Vote is obtained; provided that the right to terminate this Agreement pursuant to this Section 8.2(a) and Parent’s extension right pursuant to this Section 8.2(a), in each case, shall not be available if the failure of the Merger to have been consummated on or before October 11, 2010, was primarily due to the failure of the party seeking to terminate or extend this Agreement, as the case may be, to perform any of its obligations under this Agreement;

(b) the Stockholders Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) (i) any Law makes the consummation of the Merger illegal or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the time the Requisite Company Vote is obtained); provided, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party if the enactment, issuance, promulgation, enforcement or of such Law, or entry of such Order, or the Order becoming final and non- appealable, was primarily due to the failure of such party to perform any of its obligations under this Agreement.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by action of the Company Board:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) with respect to any Superior Proposal unless the Company has complied in all respects (other than any breach that was immaterial and unintentional) with the requirements of Section 6.2;

(b) at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Company of such breach or (B) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.2(a) or 7.2(b) not being satisfied; or

(c) only on or after the first business day immediately preceding the Termination Date, whether such date is before or after the time the Requisite Company Vote is obtained, if (A) the conditions set forth in

Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or those that have not been satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under this Agreement) have been satisfied; and (B) the Company has complied in all material respects with its obligations under Section 6.14(b); provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(c) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.2(a) or 7.2(b) not being satisfied; and provided, further, that if, prior to the first business day immediately preceding the Termination Date, (x) Parent or Merger Sub shall have materially breached a representation, warranty or covenant or other agreement set forth in this Agreement and the Company shall have delivered written notice to Parent in respect of such breach and (y) (1) such breach cannot be cured by Parent or Merger Sub within 30 calendar days the following receipt of such written notice or (2) if capable of being cured, has not been cured within 30 calendar days following receipt of such written notice, then, in the case of clause (x) and (y), the reference to “only on or after the first business day immediately preceding the Termination Date” in the first clause of this Section 8.3(c) shall be deemed to be a reference to “at any time prior to the Effective Time”.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a) if, prior to the time the Requisite Company Vote is obtained, (A) the Company Board shall have made a Change of Recommendation or shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; (B) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (C) the Company Board shall have failed to recommend against any publicly announced Acquisition Proposal and reaffirm the Company Recommendation, in each case, within ten business days following the public announcement of such Acquisition Proposal and in any event at least two business days prior to the Stockholders Meeting; (D) the Company enters into an Alternative Acquisition Agreement; or (E) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing;

(b) at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.3(a) or 7.3(b) not being satisfied; or

(c) at any time prior to the time the Requisite Company Vote is obtained, if the Company shall have breached or failed to perform in any material respect its obligations set forth in Section 6.2, which breach or failure to perform cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (A) within two business days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if it is then in breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.3(a) or 7.3(b) not being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement in accordance with its terms and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of the Agreement in accordance with its terms (i) no such termination shall relieve any party from any liability to pay the fees, expenses and other amounts set forth in this Section 8.5 if and when due in accordance with the provisions thereof, (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement and (iii) in the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.4(b) and the Company, in the event of a termination pursuant to Section 8.3(b), or Parent, in the event of a termination pursuant to Section 8.4(b), establishes that Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, has committed a Willful Breach, then the party that has committed the Willful Breach shall promptly, but in no event later than five business days after the date of termination of this Agreement, pay the other party an amount equal to $300 million (provided, that if the party to be paid such amount has previously been reimbursed for Parent Expenses or Company Expenses, as the case may be, then the amount of such reimbursed Parent Expenses or Company Expenses shall be deducted from $300 million required to be paid pursuant to this clause (iii)) and such amount, upon payment thereof in accordance with the terms of this Agreement, shall be in lieu of any and all other rights, if any, to any additional or other damages relating to or arising out of this Agreement, whether pursuant to any other provision of this Agreement or otherwise (it being understood and agreed, that if this Agreement is terminated by the Company pursuant to Section 8.3(c), then the Company shall have no rights pursuant to this clause (iii)). “Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b) In the event that:

(i) (I) this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date) before obtaining the Requisite Company Vote or this Agreement is terminated pursuant to 8.2(b) (the section relating to failure to receive stockholder approval at the Stockholders Meeting), (II) any Person shall have made or renewed a bona fide Acquisition Proposal after the No-Shop Period Start Date or any Acquisition Proposal made after the date hereof but prior to the No-Shop Period Start Date is publicly disclosed or publicly announced by such Person after the No-Shop Period Start Date (in either case, a “Qualifying Proposal”), and (III) within 12 months of such termination the Company shall have consummated any Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is consummated (whether during or after such 12-month period) provided that for purposes of this clause (III) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation) or Section 8.4(c) (the section relating to the breach of the Acquisition Proposals covenant); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then (A) the Company shall promptly, but in no event later than five business days after the date of such termination (or (I) in the case of clause (i) above, within five business days after the date on which the Company consummates the Acquisition Proposal referred to in clause (i) above or (II) in the case of clause (iii) above, immediately prior to or concurrently with termination of this Agreement by the Company), pay Parent the Termination Fee (as defined below) by wire transfer of same day funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion); and (B) if this Agreement is terminated pursuant to Section 8.2(b) (the section relating to failure to receive stockholder approval at the Stockholders Meeting) and any Person shall have made a Qualifying Proposal, the Company shall promptly, but in no event later than five business days after the date of such termination (without regard to whether the

Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated) pay Parent or its designees all reasonable out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the Financing, in an amount that shall not exceed $12 million in the aggregate (provided that Parent provides reasonable documentation therefor) (the “Parent Expenses”). The term “Termination Fee” shall mean an amount equal to $30 million in cash. Any Parent Expenses previously paid by the Company to Parent pursuant to this Section 8.5(b)(B) shall be credited towards the payment of the Termination Fee. Any Parent Expenses or Termination Fee paid to Parent pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Company for such purpose.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.4(b) (the section relating to a breach by the Company of any representation, warranty, covenant or agreement made by the Company subject to and as described by such section), then the Company shall promptly, but in no event later than five business days after the date of such termination, pay Parent or its designees all Parent Expenses.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(c), then Parent shall promptly, but in no event later than five business days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $100 million (the “Parent Fee”) (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b) (the section relating to a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement made by Parent or Merger Sub subject to and as described by such section), then Parent shall promptly, but in no event later than five business days after the date of such termination, pay the Company all Company Expenses. “Company Expenses” means all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement or the transactions contemplated hereby, in an amount that shall not exceed $12 million in the aggregate (provided that the Company provides reasonable documentation therefor).

(f) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 8.5, or if Parent fails to promptly pay the amount due pursuant to this Section 8.5 and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for any amounts due pursuant to this Section 8.5, or a judgment against Parent for any amounts due pursuant to this Section 8.5, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, this Section 8.5(f) shall not apply to any payment required to be made pursuant to the clause (iii) of the proviso in Section 8.5(a).

(g) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement: (i) the Company’s rights pursuant to this Section 8.5 and the reimbursement and indemnification obligations of Parent under Sections 6.14(b)(iii) and 6.17 hereof or the guarantee thereof pursuant to the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees or Financing Sources of the Guarantor, Parent, Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this

Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Guarantor, Parent, Merger Sub or any of their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that Parent shall remain obligated with respect to the indemnification and reimbursement obligations of Parent contained in Sections 6.14(b)(iii) and 6.17; and (ii) Parent’s rights pursuant to this Section 8.5 shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Company, its Subsidiaries or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.7 (Stock Exchange De-listing), 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance), the indemnification and reimbursement obligations of Parent pursuant to Section 6.14 (Financing) and Section 6.17 (Debt Tender Offer) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), the indemnification and reimbursement provisions of Section 6.14 (Financing) and Section 8.5 (Effect of Termination and Abandonment), the Confidentiality Agreement and the Limited Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Limited Guarantee, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, whether before or after stockholder approval hereof; provided however, after stockholder approval hereof no amendment shall be made which by Law requires the further approval of such stockholders without such further approval.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES. (a) THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the

Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.6 of this Agreement. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including, but not limited to, any such action, cause of action or claim against the Financing Sources arising out of or relating in any way to the Debt Commitment Letter or the performance thereof) in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(b).

(c) Remedies.

(i) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(ii) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Equity Financing Letter, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or the Equity Financing Letter by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Equity Financing Letter, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Equity Financing Letter against the Guarantor in the circumstances set forth in clause (A) of the following sentence, to the fullest extent permissible pursuant to the Equity Financing Letter and applicable laws and to thereafter cause the Merger to be consummated. Notwithstanding anything to the contrary herein, it is explicitly agreed that (A) the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger including by demanding Parent and/or Merger Sub to file one or more lawsuits against the Guarantor to fully enforce the Guarantor’s obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder, but only in the event that (x) all conditions in Sections 7.1 and 7.2 (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under this Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the failure of any conditions in Section 7.3 to have been satisfied, (y) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (z) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur and (B) the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter, including by demanding Parent and/or Merger Sub to file one or more lawsuits against the sources of the Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder, but only in the event that (x) all of the conditions in Sections 7.1 and 7.2 (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under this Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing and/or Debt Financing to be funded or the failure of any conditions in Section 7.3 to have been satisfied and (y) all of the conditions to the consummation of the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) have been satisfied (or, with respect to certificates to be delivered at the consummation of the Debt Financing, are capable of being satisfied upon consummation). Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.5(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Equity Financing Letter or the Limited Guarantee (including monetary damages) in the event that the remedies provided for in this Section 9.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.5(c) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(c) prior or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.5), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.5(c) or anything set forth in this Section 9.5(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement, the Equity Financing Letter or the Limited Guarantee that may be available then or thereafter. Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Parent, the Surviving Corporation, the Guarantor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except for claims against the Surviving Corporation pursuant to Section 6.11.

(iii) Notwithstanding anything to the contrary in this Section 9.5(c), in the event of the termination of this Agreement in accordance with its terms: (A) Parent’s rights pursuant to Section 8.5 shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders and (B) the Company’s rights pursuant to Section 8.5 and under the Limited Guarantee shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and Guarantor and any of their Related Parties.

(iv) WITHOUT IMPAIRING IN ANY RESPECT THE RIGHTS OF THE COMPANY OR PARENT SET FORTH IN SECTION 8.5, (I) NO PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECEIVE ANY DAMAGES FOR BREACH OF THIS AGREEMENT BY THE OTHER PARTY, OR OTHERWISE, OTHER THAN ANY ACTUAL DAMAGES SUFFERED OR INCURRED BY SUCH PARTY AND (II) EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS), PUNITIVE OR SIMILAR DAMAGES, INCLUDING ANY DAMAGES TO SHAREHOLDERS, PARTNERS OR OTHER EQUITY OWNERS, NONE OF WHICH SHALL CONSTITUTE ACTUAL DAMAGES.

(v) Notwithstanding anything to the contrary in this Agreement and to clarify the agreement of the parties and without impairing any of the rights of the Company to specific performance in accordance with this Section 9.5(c), the maximum liability for monetary damages of Parent, Merger Sub, Guarantor and any of their respective Related Parties to the Company under or in respect of this Agreement or the transactions contemplated hereby (and the Limited Guarantee) under any theory, including in the event of a Willful Breach of this Agreement, is $300 million.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Attention: Mark A. Neporent

  Lisa A. Gray

Facsimile: (212) 891-1540

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Patrick Dooley

  Andrew Hulsh

Facsimile: (212) 872-1002

If to the Company:

DynCorp International, Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

Attention William L. Ballhaus, CEO

Facsimile: (703) 462-7210

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Benjamin M. Polk

  John M. Pollack

Facsimile: (212) 593-5955

and a copy to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention: William J. Haubert

Facsimile: (302) 498-7559

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that, if given by facsimile, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Voting Agreement, the Limited Guarantee and the Confidentiality Agreement, dated February 6, 2010, as amended to date, among Cerberus Capital Management, L.P., the Company and the other party signatory thereto (the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY CERTIFICATE OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.11; provided, that each party hereto agrees that the Financing Sources are intended third party beneficiaries under Sections 8.5(g) and 9.5, and each such Financing Source and its successors and assigns may enforce such provisions. Parent, Merger Sub and the Company hereby agree that, except as set forth in or contemplated by the terms and provisions of Section 6.11, their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person claiming any rights arising from or through the parties hereto) other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties and covenants set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action on or prior to the Closing, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action on or prior to the Closing, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party here has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent and Parent and Merger Sub may so assign to any parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Prior to or on (but not after) the Closing, Parent shall cause Merger Sub, and any assignee hereof, to perform all of its obligations under this Agreement required to be performed on or prior to the Closing and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation or warranty, and any covenant required to be performed on or prior to the Closing, under this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNCORP INTERNATIONAL INC.

By:	/s/ WILLIAM L. BALLHAUS
Name:	William L. Ballhaus
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DELTA TUCKER HOLDINGS, INC.

By:	/s/ W. BRETT INGERSOLL
Name:	W. Brett Ingersoll
Title:	President

DELTA TUCKER SUB, INC.

By:	/s/ W. BRETT INGERSOLL
Name:	W. Brett Ingersoll
Title:	President

ANNEX A

DEFINED TERMS

Section
409A Authorities	5.1(h)
Acquisition	6.1(a)
Acquisition Proposal	6.2(d)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(iii)
Anti-Bribery Act	5.1(j)(i)
Antitrust Law	6.5(a)
Applicable Date	5.1(e)(i)
Available Financing	6.14(b)(iii)
Bankruptcy and Equity Exception	5.1(c)(i)
BATFE	5.1(j)
Benefit Plans	5.1(h)(i)
Bid	5.1(t)(viii)
BIS	5.1(j)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(e)
Charter	2.1
Chosen Courts	9.5(a)
Class B Common Stock	5.1(b)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreement	5.1(i)
Common Stock	4.1(a)
Company	Preamble
Company Adverse Recommendation Change	6.2(e)(ii)
Company Board	Recitals
Company Data Site	6.1(a)
Company Disclosure Schedule	5.1
Company Expenses	8.5(e)
Company Group	5.1(h)(i)
Company Material Adverse Effect	5.1(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Confidentiality Agreement	9.7
Contract	5.1(d)(i)
Control	5.1(a)
Copyrights	5.1(n)
Costs	6.11(a)
D&O Insurance	6.11(b)
DDTC	5.1(j)
Debt Commitment Letter	5.2(e)(ii)
Debt Financing	5.2(e)(ii)

Section
Debt Tender Offer	6.17(a)
DGCL	1.1
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)
DSS	6.5(e)
Effective Time	1.3
Embargoed Person	5.1(j)
Employees	5.1(h)(i)
Environmental Law	5.1(l)
Environmental Permits	5.1(l)(ii)
Equity Financing	5.2(e)(ii)
Equity Financing Letter	5.2(e)(ii)
ERISA	5.1(h)(i)
ERISA Affiliates	5.1(h)(iii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share, Excluded Shares	4.1(a)
Executory Government Contract	5.1(t)(viii)
FCPA	5.1(j)(i)
Financing	5.2(e)(ii)
Financing Letters	5.2(e)(ii)
Financing Sources	6.14(b)(iii)
FLSA	5.1(i)
GAAP	5.1(e)(iv)
Goldman Sachs	5.1(p)(i)
Government Contract	5.1(t)(viii)
Governmental Antitrust Entity	6.5(d)(i)
Governmental Entity	5.1(d)(ii)
Guarantor	Recitals
Hazardous Substance	5.1(l)
HSR Act	5.1(d)(ii)
Indebtedness	5.1(s)(i)
Indemnified Parties	6.11(a)
Indenture	6.17(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)
IRS	5.1(h)(ii)
Issuers	6.17(a)
Knowledge	5.1(g)(v)
Laws	5.1(j)(i)
Leases	5.1(q)(ii)
Licenses	5.1(j)(i)
Lien	5.1(b)(i)
Limited Guarantee	Recitals
Marketing Period	1.2
Material Contract	5.1(s)(i)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
New Debt Commitment Letter	6.14(b)(ii)
Nonqualified Deferred Compensation Plan	5.1(h)

Section
Non-U.S. Benefit Plans	5.1(h)(i)
No-Shop Period Start Date	6.2(a)
Notes	6.17(a)
NYSE	5.1(d)(ii)
OFAC	5.1(j)(x)
Offering Documents	6.14(b)(iii)
Order	7.1(c)
Parent	Preamble
Parent Expenses	8.5(b)
Parent Fee	8.5(d)
Patents	5.1(n)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(q)
Person	4.2(d)
Preferred Stock	5.1(b)(i)
Proxy Statement	6.3(a)
Qualifying Proposal	8.5(b)
Record Holder	4.1(b)
Registered Intellectual Property	5.1(n)(i)
Related Party	8.5(g)
Representatives	6.2(a)
Required Information	5.2(h)
Requisite Company Vote	5.1(c)(i)
Rights Plan	5.1(k)(i)
RSU	4.3
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(b)(i)
Service Providers	5.1(h)(i)
Share, Shares	4.1(a)
Solvent	5.2(h)
Specified Leases	5.1(q)(ii)
Specified operating covenants	6.1(a)
Stock Plan	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statutes	5.1(k)(ii)
Tax Return	5.1(m)
Tax, Taxes	5.1(m)
Termination Date	8.2(a)
Termination Fee	8.5(a)
Trade Secrets	5.1(n)
Trademarks	5.1(n)
Trustee	6.17(a)
U.S. Benefit Plans	5.1(h)(ii)
U.S. Export Control Laws	5.1(j)
U.S. Import Laws	5.1(j)

Section
U.S. Trade Control Agencies	5.1(j)
Union, Unions	5.1(i)
Voting Agreement	Recitals
Willful Breach	8.5(a)

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DYNCORP INTERNATIONAL INC

ARTICLE I NAME

The name of the corporation is DynCorp International Inc. (the “Corporation”).

ARTICLE II PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III REGISTERED AGENT

The street address of the initial registered office of the Corporation in the State of Delaware is 2711 Centerville Road in the City of Wilmington, County of New Castle, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE IV CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 2,000 shares, divided into two classes consisting of (a) 1,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

DIRECTORS

Section 6.1 Election. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

Section 6.1 Liability. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal, modification or amendment of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or amendment with respect to acts of omissions occurring prior to such repeal, modification or amendment.

Section 6.2 Indemnification.

(a) Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he or she is or was serving as a director or officer of the Corporation (or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, including employees benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL. To the fullest extent authorized by the DGCL, this indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director’s or officer’s heirs, executors and administrators. Except as provided in Section 6.2(b) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding (or part thereof) only if such proceeding (or part thereof) was authorized in advance by the Board of Directors of the Corporation. The right to indemnification conferred by this Article VI shall be a contract right. The Corporation shall pay the expenses incurred by a Covered Person in defending any such proceeding in advance of its final disposition (“advancement of expenses”). If the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Article VI or otherwise (hereinafter an “undertaking”).

(b) If a claim under Section 6.2(a) is not paid in full by the Corporation within ninety days after receipt of a written claim; the director or officer may bring suit against the Corporation to recover the unpaid amount provided, that, in the case of a claim for advancement of expenses, the applicable period will be twenty days. If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the DGCL. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the DGCL, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Article VI or otherwise shall be on the Corporation.

(c) The rights to indemnification and to the advancement of expenses conferred in this Article VI are not exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

(e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

(f) No amendment to or repeal of the provisions of this Article VI shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in Article VI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

Annex B

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

April 11, 2010

Board of Directors

DynCorp International Inc.

3190 Fairview Park Drive

Suite 700

Falls Church, VA 22042

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Delta Tucker Holdings, Inc. (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of DynCorp International Inc. (the “Company”) of the $17.55 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010 (the “Agreement”), by and among Parent, Delta Tucker Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company and its affiliates, and Cerberus Capital Management, L.P, an affiliate of Parent (“Cerberus”), and Veritas Capital, an affiliate of an entity that holds approximately 38% of the Shares (“Veritas”), and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as joint-bookrunner in connection with the private placement of the Company’s 9.50% Senior Subordinated Notes due 2013 (aggregate principal amount $125,000,000) in July 2008 and as lead bookrunner in connection with the public offering of 10,000,000 Shares in August 2009. We also have provided certain investment banking and other financial services to Veritas and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as joint-bookrunner in connection with the public offering by Aeroflex Inc., a portfolio company of Veritas, of its 11.75% Senior Notes due 2015 (aggregate principal amount $225,000,000) in August 2008. We also have provided certain investment banking and other financial services to Cerberus and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as financial advisor to GMAC LLC, an affiliate of Cerberus, in connection with its purchase of an interest in IB Finance Holding Company, LLC in January 2009; joint-bookrunner in connection with the initial public

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

DynCorp International Inc.

April 11, 2010

Page Two

offering of 45,000,000 shares of common stock of Talecris Biotherapeutics Holdings Corp., a portfolio company of Cerberus (“Biotherapeutics”), in September 2009; joint-bookrunner in connection with the public offering by NewPage Corporation, a portfolio company of Cerberus, of its 11.375% Senior Secured Notes due 2014 (aggregate principal amount $500,000,000) in September 2009; and joint-bookrunner in connection with the public offering by Biotherapeutics of its 7.75% Senior Notes due 2016 (aggregate principal amount $600,000,000) in October 2009. We also may provide investment banking and other financial services to the Company and its affiliates and Veritas and Cerberus and their respective affiliates and portfolio companies in the future for which our investment banking division may receive compensation. Affiliates of Goldman, Sachs & Co. may co-invest with Veritas and its affiliates and Cerberus and its affiliates, and may invest in limited partnership units of affiliates of Veritas and Cerberus in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended March 31, 2009; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated September 28, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the defense industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $17.55 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection

B-2

Board of Directors

DynCorp International Inc.

April 11, 2010

Page Three

with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $17.55 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.55 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

B-3

Annex C

GUARANTEE

This GUARANTEE, dated as of April 11, 2010 (this “Guarantee”), by Cerberus Series Four Holdings, LLC, a Delaware limited liability company (the “Guarantor”) in favor of DynCorp International Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), Delta Tucker Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub has agreed to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1. Guarantee.

(a) To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Company, up to the Maximum Amount, (x) the due and punctual payment obligations of Parent and Merger Sub under the Merger Agreement and (y) without limiting the generality of clause (x), the due and punctual payment by Parent or Merger Sub of any amounts required to be made prior to the Closing to any Governmental Entity or other Person (excluding, for the avoidance of doubt, the Company) to consummate the Closing and the transactions contemplated by the Merger Agreement (“Third Party Payment Obligations”) (the payment obligations and payments referenced in clause (x) or (y), collectively, the “Obligations”); provided that, notwithstanding anything to the contrary herein, it is explicitly acknowledged and agreed that: (A) in the event that (x) all conditions in Sections 7.1 and 7.2 of the Merger Agreement (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the failure of any conditions in Section 7.3 of the Merger Agreement to have been satisfied and (y) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.14 of the Merger Agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, then upon the funding of the Equity Financing, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied; and (B) if (x) the Company exercises its right to terminate the Merger Agreement pursuant to Section 8.3(c) of the Merger Agreement and receive the Parent Fee, (y) the Merger Agreement is terminated pursuant to Section 8.3(b) thereof and the Company is entitled to receive $300,000,000 from Parent pursuant to clause (iii) of the proviso in Section 8.5(a) of the Merger Agreement or (z) the Merger Agreement is terminated and the Company is entitled to receive Company Expenses pursuant to Section 8.5(e) of the Merger Agreement but is not entitled to receive $300,000,000 from Parent pursuant to clause (iii) of the proviso in Section 8.5(a) of the Merger Agreement, then, upon the payment of the Parent Fee, in the case of clause (x), payment of such $300,000,000 amount in accordance with Section 8.5(a) of the Merger Agreement, in the case of clause (y), and, payment of Company Expenses, in the case of clause (z), to the Company, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied (the Obligations, as qualified by the limitations set forth in clauses (A) and (B) of this proviso, the “Applicable Obligations”). The parties understand and agree that the maximum aggregate liability of the Guarantor in respect of (i) any and all Obligations hereunder (including any and all Third Party Payment Obligations) shall not exceed $591,600,000 (the “Maximum Amount”) and (ii) any and all Third Party Payment Obligations shall not exceed $10,000,000 (the “Third Party Payment Maximum Amount”), and the Company agrees that this Guarantee may not be enforced without giving effect to the Maximum Amount and the Third Party Payment Maximum Amount. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. This Guarantee is an unconditional guarantee of payment and not of collectibility and is in no way conditioned upon any requirement that the Company first attempt to collect any amounts from Parent or Merger Sub or resort to any security or other means of collecting payments. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement), except as provided in Section 1(b) below. If Parent or Merger Sub is in breach of its Obligations, then the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under applicable Law to enforce its rights thereunder and hereunder in respect of such Obligations. Subject to and in furtherance of the foregoing, the Guarantor acknowledges and agrees that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce its rights under this Guarantee.

(b) Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of all or any portion of the Obligations by the satisfaction thereof or pursuant to any written agreement with the Company entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the Maximum Amount shall be reduced by an amount equal to the Reduction Amount.

2. Changes In Obligations, Certain Waivers.

(a) The Guarantor agrees that the Applicable Obligations of the Guarantor shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) the validity or enforceability of the Merger Agreement, but only to the extent resulting from any lack of corporate power or authority of Parent or Merger Sub; (iii) any change in the time, place or manner of payment of any of the Applicable Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Applicable Obligations; (iv) the addition, substitution, discharge or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (v) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Applicable Obligations or otherwise; or (viii) the adequacy of any other means the Company may have of obtaining the payment of the Applicable Obligations. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Applicable Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to the Guarantor hereunder or to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to Parent and Merger Sub under the Merger Agreement or to the Guarantor in respect of a breach by the Company of this Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (including under the Equity Financing Letter) against (i) any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, and any of their respective successors or assigns, each being referred to as a “Non-Recourse Party”), except (x) for claims against the Guarantor, under this Guarantee or under the Equity Financing Letter issued by the Guarantor, or against Parent or Merger Sub under the Merger Agreement or (y) in the event that the Guarantor (I) consolidates with or merges with any other Person (an “Acquiring Person”) and is not the continuing or surviving entity of such consolidation or merger or (II) sells, transfers, conveys or otherwise disposes of, including, without limitation, by the liquidation, dissolution or winding up of the Guarantor, all or a substantial portion of its properties and other assets to any Person (also an “Acquiring Person”) such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the aggregate amount of payments required to be made by Parent or Merger Sub pursuant to the Merger Agreement, then, in each case, the Company may seek recourse from such Acquiring Person but only to the extent of the liability of the Guarantor hereunder. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

3. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against Parent or Merger Sub or any other Person liable for any Applicable Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Company to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company. Nothing in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.

4. Representations And Warranties. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee (i) have been duly authorized and approved by all necessary action and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or any of its subsidiaries or result in the creation of any Lien upon any of its properties, assets or rights or (B) conflict with or result in any violation of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order or, judgment binding on the Guarantor or any of its properties or assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the

Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has, and shall continue to have for so long as this Guarantee remains in effect, all funds necessary to pay the Applicable Obligations under this Guarantee.

5. No Assignment. Neither the Guarantor nor the Company may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company or the Guarantor, as the case may be.

6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Guarantor:

Cerberus Series Four Holdings, LLC

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Attention: Mark A. Neporent

                  Lisa A. Gray

Facsimile: (212) 891-1540

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Patrick Dooley

                  Andrew Hulsh

Facsimile: (212) 872-1002

If to the Company:

DynCorp International, Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

Attention: William L. Ballhaus, CEO

Facsimile: (703) 462-7210

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Benjamin M. Polk

                  John M. Pollack

Facsimile: (212) 593-5955

and a copy to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention: William J. Haubert

Facsimile: (302) 498-7559

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7. Continuing Guarantee. This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns (and shall inure to the benefit of the Company and be enforceable by the Company against such successors and assigns) until all of the Applicable Obligations have been satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) the Effective Time and (b) the first anniversary after a termination of the Merger Agreement in accordance with its terms, unless prior to the end of such one-year anniversary, the Company shall have commenced a legal proceeding to enforce any of its rights under the Merger Agreement and/or the Equity Financing Letter and/or this Guarantee, in which case this Guarantee shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment in full of the Applicable Obligations, if applicable, or (ii) a written agreement signed by each of the parties hereto terminating this Guarantee. Except as otherwise expressly provided herein, in the event that the Company or any of its Affiliates (i) asserts in any proceeding relating to this Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s liability under this Guarantee to the Maximum Amount or limiting the Guarantor’s liability in respect of Third Party Payment Obligations to the Third Party Payment Maximum Amount or that the provisions of Section 2(b) or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or (ii) asserts any theory of liability against the Guarantor or any Non-Recourse Party with respect to the Merger Agreement or the transactions contemplated thereby, other than the liability of the Guarantor (but not any Non-Recourse Party) under this Guarantee, of Parent or Merger Sub under the Merger Agreement, or of the Guarantor, Parent or Merger Sub under the Equity Financing Letter, then (x) the Obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void and (y) if the Guarantor has previously made any payments under this Guarantee, the Guarantor shall be entitled to recover such payments from the Company.

8. No Recourse. Except as otherwise expressly provided herein, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the Guarantor or any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against the Guarantor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s rights against the Guarantor under this Guarantee, for Parents, Merger Sub’s and the Company’s rights under the Equity Financing Letter, and for the Company’s rights against Parent or Merger Sub under the Merger Agreement. Recourse against the Guarantor pursuant to and expressly subject to the terms and conditions of this Guarantee and the Equity Financing Letter, and against Parent or Merger Sub under the Merger Agreement and the Equity Financing Letter, shall be the sole and exclusive remedies of the Company against the Guarantor, Parent, or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Financing Letter or the transactions contemplated thereby.

9. No Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person liable with respect to any of the Applicable Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Applicable Obligations and any other amounts that may be payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Applicable Obligations and any other amounts that may be payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any other amounts that may be payable under this Guarantee, in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Applicable Obligations or other amounts payable under this Guarantee thereafter arising.

10. Governing Law; Jurisdiction. THIS GUARANTEE, AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF, BASED UPON, OR RELATED TO THIS GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any legal action, suit or proceeding arising out of, based upon or relating to this Guarantee or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Guarantee or the transactions that are the subject of this Guarantee each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6 of this Guarantee. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Counterparts. This Guarantee may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Expenses. The Guarantor agrees to pay, and the Company, by its acceptance of this Guarantee, agrees to pay, all reasonable out of pocket expenses (including reasonable fees of counsel) incurred by the other party in connection with any litigation with respect to this Guarantee if such other party prevails in such litigation.

13. Miscellaneous.

(a) This Guarantee, the Equity Financing Letter, the Merger Agreement (including, without limitation, all schedules, annexes and exhibits thereto) and the Confidentiality Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Company and the Guarantor in writing.

(b) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee. Whenever the words “include,” “includes” or “including” are used in this Guarantee, they shall be deemed to be followed by the words “without limitation.”

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(signature pages follow)

IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CERBERUS SERIES FOUR HOLDINGS, LLC

By:	Cerberus Institutional Partner, L.P.—Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent
Title:	Senior Managing Director

DYNCORP INTERNATIONAL INC.

By:	/S/ WILLIAM L. BALLHAUS
Name:	William L. Ballhaus
Title:	President and Chief Executive Officer

[Signature Page to Guarantee]

Annex D

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of April 11, 2010 (this “Agreement”), is made among Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), Delta Tucker Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the individual and each of the entities set forth on Schedule A hereto (each a “Stockholder” and collectively the “Stockholders”) and, solely for purposes of Sections 2.1, 2.2, 5.3 and 5.4 and Article VI, The Veritas Capital Fund II, L.P. (the “Fund”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Delta Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the shares of Common Stock set forth next to such Stockholder’s name on Schedule A hereto (with respect to each Stockholder, such Stockholder’s “Subject Shares” and, together with any other shares of Common Stock or other voting securities acquired by such Stockholder after the date hereof, whether purchased, issued upon the exercise of warrants, options, conversion of convertible securities or otherwise acquired, such Stockholder’s “Shares”); and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders and the Fund agree, and each of the Stockholders and the Fund has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

Section 1.1 Voting Agreement.

(a) Each Stockholder hereby agrees to vote (or cause to be voted) in person or by proxy, all Subject Shares that such Stockholder is entitled to vote at the time of any vote, whether at an annual or special meeting of the Company’s stockholders (including any adjournment or postponement thereof) or in connection with any written consent of the stockholders of the Company, with respect to matters set forth in this Section 1.1 (if then permitted), to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the adoption of the Merger Agreement (or any amendment thereof) and any transactions contemplated thereby, including the Merger, and in favor of any actions that could be reasonably expected to be in furtherance thereof submitted for a vote of the Company’s stockholders, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company’s stockholders at which any of the foregoing matters are submitted for consideration and vote of the Company’s stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters;

(ii) against (and shall not provide consents to or vote in favor of) (A) any Acquisition Proposal, (B) the adoption of any Alternative Acquisition Agreement or any other agreement relating thereto or (C) any liquidation, winding-up, reorganization, recapitalization or other restructuring of the Company or any Subsidiary of the Company; and

(iii) against (and shall not provide consents to or vote in favor of) any other proposal or action submitted for the approval of the Company’s stockholders that is intended, or that would reasonably be expected to impede, prevent or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Any such vote will be cast (or consent will be given, if applicable) in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(c) Except as set forth in this Section 1.1, none of the Stockholders shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company, provided such other matters do not breach any of Stockholder’s obligations under this Section 1.1.

Section 1.2 Appraisal Rights.

Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the Delaware General Corporation Law) in connection with the Merger.

Section 1.3 Grant of Proxy.

In furtherance of Section 1.1(a) of this Agreement, each Stockholder (i) hereby irrevocably grants to, and appoints, Parent and each of its president, vice president and secretary in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Subject Shares, provide written consents, express consent or dissent or otherwise utilize voting power as indicated in Section 1.1(a) of this Agreement, provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 1.3(i) shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Stockholder’s Subject Shares in the manner specified in Section 1.1(a) or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of such Stockholder’s compliance with its obligations under Section 1.1(a) in form and substance reasonably acceptable to Parent, (ii) hereby affirms that the irrevocable proxy set forth in this Section 1.3, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement and (iii) hereby (a) affirms that the irrevocable proxy is coupled with an interest and (b) affirms that such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware. Each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Shares, if any, are not irrevocable and such Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Shares. The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 1.3 shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of the Subject Shares and a vote by a Stockholder of the Subject Shares. Each Stockholder shall provide evidence to Parent in connection with the actions of the Stockholder under or relating to this Section 1.3 as Parent shall reasonably request.

Section 1.4 No Ownership Interest.

Nothing contained in this Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares, other than the right to vote the Subject Shares upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to each Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of their respective Shares, except as otherwise specifically provided herein, or in the performance of the Stockholders’ duties or responsibilities as stockholders of the Company. Nothing in this Agreement shall be interpreted as (i) obligating a Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Common Stock or (ii) creating or forming a “group” with any other Person, including Parent or any other Stockholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND THE FUND

Each of the Stockholders and the Fund (but solely with respect to Sections 2.1 and 2.2), severally and not jointly, hereby represents and warrants to Parent that:

Section 2.1 Organization; Authorization.

To the extent the Stockholder or the Fund is not an individual, such Stockholder or the Fund, as applicable, is a limited liability company or a limited liability partnership duly formed or organized, validly existing and in good standing under the laws of the State of Delaware. Such Stockholder or the Fund, as applicable, has all power the requisite authority to execute and deliver this Agreement, to fulfill and perform such Stockholder’s or the Fund’s, as applicable, obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder or the Fund, as applicable, has the legal capacity and all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder or the Fund, as applicable, and constitutes a legally valid and binding agreement of such Stockholder or the Fund, as applicable, enforceable by Parent against such Stockholder or the Fund, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

Section 2.2 Non-Contravention.

Other than the filing by a Stockholder or the Fund, as applicable, of any reports with the Securities and Exchange Commission required by law the execution, delivery and performance of this Agreement by such Stockholder or the Fund, as applicable, do not and shall not (i) violate any organizational documents of such Stockholder or the Fund, as applicable, (ii) violate any applicable Law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent, approval or other action by, filing with or notification to, any Person or any Governmental Entity, (iv) violate any other agreement, arrangement or instrument to which such Stockholder or the Fund, as applicable, is a party or by which such Stockholder or the Fund, as applicable, is bound or (v) result in the creation of any claims, liens, encumbrances or restrictions on the right to vote any Shares, except in the case of clauses (ii), (iii) or (iv) only, for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by such Stockholder or the Fund, as applicable, of its obligations under this Agreement.

Section 2.3 Ownership of Subject Shares.

Such Stockholder is the record and beneficial owner of the Subject Shares set forth beside such Stockholder’s name on Schedule A, free and clear of any claims, liens, pledges, restrictions or encumbrances (including co-sale rights, rights of first refusal or any other restriction on Transfer (as defined in Section 5.1 below) or any restriction on the right to vote the Subject Shares), other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company involving restrictions upon the trading of securities under applicable securities laws, and such Stockholder has, and at all times during the term of this Agreement will have, good and valid title to such Subject Shares and, except as set forth in Section 1.1, either (i) the sole power, directly or indirectly, to vote all Shares or (ii) the shared power, directly or indirectly, to vote all Shares together with (but only with) one or more other Stockholders party hereto, and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders party hereto, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article I and agree to all matters set forth in this Agreement. Except for this Agreement, none of the Subject Shares is (and no Shares will be during the term of this Agreement) subject to any proxy, voting trust, power-of-attorney or other agreement, arrangement or instrument with respect to the voting of such Subject Shares.

Section 2.4 Termination of 10b5-1 Sales Plan of DIV Holding LLC.

Immediately upon the execution of this Agreement, DIV Holding LLC (“DIV”) shall irrevocably terminate that certain Sales Plan entered into between DIV and Goldman, Sachs & Co., in respect of Common Stock, which was entered into by DIV pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Sales Plan”) and no sales of Shares thereunder shall be made at any time upon or after the execution of this Agreement. DIV shall comply with the procedures set forth in the second sentence of Section 11 of the Sales Plan in connection with such termination and shall take any actions as necessary to ensure the continued effectiveness of the termination of the Sales Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to each Stockholder and to the Fund that:

Section 3.1 Organization; Authorization.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all power and the requisite authority to execute and deliver this Agreement, to fulfill and perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable by each Stockholder and the Fund against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

ARTICLE IV

EFFECT OF MERGER

Section 4.1 Effect on the Shares.

Each Stockholder hereby agrees and acknowledges that (a) subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Common Stock owned by such Stockholder and issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, and (b) at the Effective Time, such Stockholder shall have no other rights with respect to the Shares other than the right to receive the Per Share Merger Consideration in respect of each share of Common Stock, subject to and in accordance with the terms of the Merger Agreement.

ARTICLE V

COVENANTS

Section 5.1 No Transfers.

(a) Except as set forth in this Agreement, such Stockholder shall not, without the prior written consent of Parent (which may be withheld for any reason or for no reason), directly or indirectly, (i) grant any proxies or enter into any voting trust, power-of-attorney or other agreement or arrangement with respect to the voting of any Shares, other than any proxies, voting trusts or voting agreements or arrangements that are not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of such Stockholder contained in this Agreement or the agreements made or proxy granted to Parent under this Agreement, or (ii) sell, assign, transfer, hypothecate, pledge, encumber, permit the creation of a lien upon, or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) (any of the foregoing, a “Transfer”), or enter into any contract, option, hedging, derivative transaction or other arrangement or understanding with respect to the direct or indirect Transfer of, any Shares or any right, title or interest therein or related thereto. Without limiting the foregoing, as a condition to any consent of Parent to any of the actions described in clause (i) or (ii) above, (x) the person receiving the proxy or entering into any voting trust, power-of-attorney or other agreement or arrangement with respect to any voting of any Shares during the term of this Agreement or (y) the transferee in respect of such Transfer or who receives the rights under any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of any Shares, must agree in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Stockholder hereunder. Notwithstanding the foregoing, with the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed), a Stockholder may Transfer its Shares to any controlled affiliate thereof, or, in the case of a Stockholder who is an individual, to a family member (not more remote than a first cousin) or to a trust solely for estate planning purposes, if such affiliate transferee, or family member or trustee, as the case may be, agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Stockholder hereunder.

(b) Each Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Subject Shares (and any other Shares that are beneficially owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

(c) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the terms “Shares” or “Subject Shares” shall be deemed to refer to and include the Shares or Subject Shares, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares or Subject Shares may be changed or exchanged. Each Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to the Shares during the term of this Agreement until the Effective Time.

Section 5.2 Additional Shares.

Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of capital stock of the Company or any right to acquire capital stock of the Company acquired by such Stockholder, if any, after the date hereof.

Section 5.3 Solicitation.

Neither any Stockholder nor the Fund shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or for the purpose of knowingly encouraging, any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, or (iii) knowingly take any action or permit any of its controlled Affiliates to take any action that would violate or otherwise be inconsistent with Section 6.2 of the Merger Agreement as if such Stockholder and its controlled Affiliates were “Representatives” thereunder; provided, notwithstanding anything to the contrary in this Section 5.3, each Stockholder and the Fund shall be permitted to take any or all of the actions referenced in clause (i), (ii) or (iii) to the extent the Company would be permitted under Section 6.2 of the Merger Agreement to take such action(s) at the applicable time, so long as such Stockholder or the Fund, as applicable, complies with any applicable notice and disclosure obligations in Sections 6.2(a), 6.2(b) and 6.2(c) and other provisions of such Sections.

Section 5.4 Further Assurances.

Parent, to the extent reasonably requested by a Stockholder or the Fund, and each Stockholder and the Fund, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

Section 5.5 Filings.

Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D, any Current Report on Form 8-K, the Proxy Statement, any other disclosure document required to be filed in connection with the Merger Agreement and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (b) agrees promptly to give to Parent any information that in the reasonable determination of Parent is required for inclusion in any such documents (provided, that the foregoing shall not require the Stockholder to disclose (i) any information, that in the reasonable judgment of the Stockholder, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) any information that would, in the reasonable judgment of the Stockholder, waive the protection of attorney-client privilege if the Stockholder shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) any sensitive or confidential information that would expose the Stockholder or any of its Affiliates to the risk of liability). Parent (x) consents to and authorizes the publication and disclosure by any Stockholder of Parent’s identity, the nature of Parent’s and such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (y) agrees promptly to give to such Stockholder any information that in the reasonable determination of such Stockholder is required for inclusion in any such documents (provided, that the foregoing shall not require Parent (i) to disclose any information, that in the reasonable judgment of the Parent, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) to disclose any information that would, in the reasonable judgment of Parent, waive the protection of attorney-client privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) to disclose any sensitive or confidential information that would expose the Parent or any of its Affiliates to the risk of liability). Each party hereto agrees to promptly notify the other parties hereto of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination.

Unless the parties otherwise agree in writing, this Agreement shall automatically terminate and be null and void and have no effect upon the earliest to occur of (i) the mutual written consent of Parent, the Stockholders and the Fund, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) at the option of any Stockholder or the Fund (but only with respect to such Stockholder or the Fund, as applicable), upon written notice by such Stockholder or the Fund to Parent and Merger Sub from and after the effectiveness of any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of, or decreases the amount of, the Per Share Merger Consideration from what is set forth in the Merger Agreement as in effect as of the date hereof, or that delays the timing of payment (from what is set forth in Section 4.1 of the Merger Agreement as in effect as of the date hereof); provided, that this Article VI shall survive any termination of this Agreement. Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement and the termination of this Agreement shall not prevent any other party hereunder from seeking any remedies (in law or in equity) against such breaching party in respect of any such breach.

Section 6.2 Amendments.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 6.3 Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.4 Successors and Assigns; No Third Party Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may, directly or indirectly, assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent or to an entity under common control with Parent without such consent, in each case to which it assigns its obligations under the Merger Agreement after providing written notice to the Stockholders and the Fund thereof at least two business days prior to such assignment; and provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder. In addition to any other remedies available to any party hereunder in law or in equity in respect thereof, any assignment or Transfer in contravention of this Agreement shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that each party hereto agrees that the Financing Sources are intended third party beneficiaries under Section 6.5 hereof, and each such Financing Source and its successors and assigns may enforce such provision.

Section 6.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.8 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Financing Letters or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including but not limited to any such action, cause of action or claim against the Financing Sources arising out of or relating in any way to the Debt Commitment Letter or the performance thereof), in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 6.6 Counterparts; Effectiveness.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 6.7 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.8 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Delta Tucker Holdings, Inc.

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Attention: Mark A. Neporent

                 Lisa A. Gray

Facsimile: (212) 891-1540

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Patrick J. Dooley

                 Andrew Hulsh

Facsimile: (212) 872-1002

If to a Stockholder or the Fund:

The Veritas Capital Fund II, L.P.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

41st Floor

New York, NY 10022

Attention: Robert B. McKeon

Facsimile: (212) 688-9411

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Benjamin M. Polk

                 John M. Pollack

Facsimile: (212) 593-5955

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.9 Interpretation.

When reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to any agreement (including this Agreement), document or instrument shall mean, unless provided otherwise herein, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The word “or” shall not be exclusive. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 6.10 Action by Stockholder Capacity Only; Relationship Among Stockholders.

(a) Each of Parent and Merger Sub acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Subject Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). To the extent that any Stockholder is a director or officer of the Company or such Stockholder’s Affiliate or designee is an officer or director of the Company, nothing herein shall limit or affect any actions taken by any such officer or director in their capacities as such, or require such Stockholder or its Affiliate or designee to take any action, in each case, in his capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in its or his capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. Without limiting the foregoing, and for the avoidance of doubt, nothing in this Section 6.10 shall affect any of the rights or remedies of Parent and Merger Sub under the Merger Agreement or relieve the Company from any breach or violation of the Merger Agreement caused by any action or omission of any Stockholder (in its capacity as a director or officer of the Company or otherwise) or of any Affiliates or designee of such Stockholder (who is an officer or director of the Company).

(b) Each Stockholder agrees that it shall not assert or bring any claims against any other Stockholder, under any circumstance, for any matter whatsoever arising out of this Agreement.

Section 6.11 Entire Agreement.

This Agreement (including any exhibits hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the voting of Shares owned by the Stockholders in connection with the Merger, and supersede all other prior agreements and understandings both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 6.12 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise expressly set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies in law or in equity otherwise available.

Section 6.13 Specific Performance.

The parties agree that irreparable damage and harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (in addition to other remedies to which they may be entitled in law or in equity) to an injunction or injunctions, temporary restraining orders or other equitable relief to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with any such remedies. Notwithstanding anything to the contrary herein, to the extent the terms of this Section 6.13 conflict with the rights and remedies of Parent or Merger Sub under the Merger Agreement with respect to any claim arising out of or related to the Merger Agreement, the Merger Agreement shall control.

Section 6.14 Maximum Share Amount.

Notwithstanding anything to the contrary in this Agreement, solely to the extent that the beneficial ownership (as defined in the Credit Agreement, dated as of July 28, 2008, as amended, modified or supplemented from time to time, by and among DynCorp International Inc., DynCorp International LLC and Wachovia Bank, N.A. (the “Credit Agreement”)) or the Beneficial Ownership (as defined in the Indenture, dated as of February 11, 2005, by and among DynCorp International LLC, DIV Capital Corporation and each of the guarantors party thereto and The Bank of New York, as trustee (the “Indenture”)) of shares of the Company by Parent or Merger Sub, in each case, exceeds the number of the Subject Shares (other than as a result of, or arising from the parties hereto entering into or performing their respective obligations under, this Agreement), then (i) the obligations of the Stockholders pursuant to this Agreement shall apply only to a maximum number of Shares that, when added to the number of shares of the Company that Parent or Merger Sub has beneficial ownership (as defined in the Credit Agreement) or Beneficial Ownership (as defined in the Indenture) other than as result of, or arising from the parties hereto entering into or performing their respective obligations under, this Agreement, is one share less than the lesser of (a) the number of shares the of which by Parent or Merger Sub would result in a “Change in Control” under the Credit Agreement and (b) the number of shares the of which by Parent or Merger Sub would result in a “Change of Control” under the Indenture and (ii) to the extent that the application of the terms of clause (i) of this Section would reduce the number of Shares that would otherwise be subject to this Agreement, such reduction in number of Shares shall be allocated proportionally among the Stockholders (based on their relative ownership of Subject Shares as of the date of this Agreement).

[ Signature Pages Follow ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DELTA TUCKER HOLDINGS, INC.

By:	/s/ W. BRETT INGERSOLL
Name:	W. Brett Ingersoll
Title:	President

DELTA TUCKER SUB, INC.

By:	/s/ W. BRETT INGERSOLL
Name:	W. Brett Ingersoll
Title:	President

/s/ ROBERT B. MCKEON
Robert B. McKeon

DIV HOLDING LLC By: The Veritas Capital Fund II, L.P., its manager

By:	/s/ ROBERT B. MCKEON
Robert B. McKeon
Authorized Signatory

Solely for the purposes of Sections 2.1, 2.2, 5.3 and 5.4 and Article VI: THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ ROBERT B. MCKEON
Robert B. McKeon
Authorized Signatory

SCHEDULE A

OWNERSHIP OF SUBJECT SHARES

	Number of Subject Shares	Class	Owner of Record
	19,405,940	Common Stock	DIV Holding LLC
	237,060	Common Stock	Robert B. McKeon

Total:	19,643,000

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

DYNCORP INTERNATIONAL INC. 3190 FAIRVIEW PARK DR. SUITE 700 FALLS CHURCH, VA 22042

SUBMIT A PROXY BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting form.

SUBMIT A PROXY BY PHONE—1–800–690–6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting. Have your proxy card in hand when you call and then following the instructions.

SUBMIT A PROXY BY MAIL

Mark, sign, date and mail your proxy card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.

Vote On Proposals			For	Against	Abstain

1.   To adopt the Agreement and Plan of Merger, dated as of April 11, 2010, as it may be amended from time to time, by and among DynCorp International Inc., Delta Tucker Holdings, Inc. and Delta Tucker Sub, Inc. (the “Agreement and Plan of Merger”).

			☐	☐	☐

2.   To approve any adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Agreement and Plan of Merger.

			☐	☐	☐

I certify that I, or my organization, was a stockholder of record of the number of shares of Class A Common Stock of DynCorp International Inc. described below, as of May 24, 2010 and that I am duly authorized to vote such shares as set forth above.

IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH RECOMMENDATIONS OF THE DYNCORP INTERNATIONAL INC. BOARD OF DIRECTORS ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT, IN ACCORDANCE WITH THOSE INSTRUCTIONS.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

These items of business are more fully described in the proxy statement. The record date for the Special Meeting is May 24, 2010. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at http://ir.dyn-intl.com/financials.cfm

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of DynCorp International Inc., a Delaware corporation, which we refer to as the Company, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Company’s Special Meeting of Stockholders to be held on June 29, 2010, at 11 a.m., Eastern Time, which we refer to as the Special Meeting. The Special Meeting will be held at the Millennium Broadway Hotel New York, 145 West 44th Street, New York, NY, 10036. The undersigned stockholder(s) of the Company hereby appoint(s) Robert B. McKeon, William L. Ballhaus and Gregory S. Nixon, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting, or at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card and with discretionary authority on all other matters that may properly come before the Special Meeting, as more fully described in the proxy statement received by the undersigned stockholder.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)